                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / x /



Filed by a Party other than the Registrant / x /

Check the appropriate box:

/ x / Preliminary Proxy Statement
/   / Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/   / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

           JILLIAN'S ENTERTAINMENT CORPORATION, A FLORIDA CORPORATION
                          COMMISSION FILE NO. 0-13740
                (Name of Registrant as Specified in Its Charter)

           JILLIAN'S ENTERTAINMENT CORPORATION, A FLORIDA CORPORATION

          JILLIAN'S ENTERTAINMENT CORPORATION, A DELAWARE CORPORATION (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

      /   / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
            14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
      /   / $500 per each party to the controversy pursuant to Exchange Act
            Rule 14a-6(i)(3).
      / x / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $.001 per share
         (2) Aggregate number of securities to which transaction applies:
         4,263,264 shares of Common Stock
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $0.50 per share of
         Common Stock to be received by the Other Shareholders in the Merger
         (4) Proposed maximum aggregate value of transaction:  $2,131,632
         (5) Total fee paid:  $426.33 (1/50 of 1% of $2,131,632)

      / x / Fee paid previously with preliminary materials.

      / x / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:  $426.33
         (2) Form, schedule or registration statement no.:  Schedule 14A
         (3) Filing party:  Jillian's Entertainment Corporation
         (4) Date filed:  November 13, 1995

                                                                PRELIMINARY COPY

                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS  02111

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON _____________, 1996


To the Shareholders:


         Notice is hereby given that a special meeting (together with any adjournments(s) thereof, the "Special Meeting") of the shareholders (the "Shareholders") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), will be held at ____________________, ____________________,
____________________, at __:__ _.M., Eastern Time, on ___________, 1996.  Only
Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on June 10, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Record Date.


         The Special Meeting is being held for the following purposes:


         1. To consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"). Under the Merger, each share of Common Stock owned immediately prior to consummation of the Merger will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), provided that such Common Stock is held by a Shareholder, other than certain employees of the Company, that (i) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, (ii) is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date and elects to receive a Merger Payment in respect of the shares of Common Stock beneficially owned by such holder, or (iii) holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder.


         2. To transact such other business as may properly come before the Special Meeting.

         The accompanying Proxy Statement sets forth in more detail information concerning the Merger.

         Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return the same promptly so that your shares of Common Stock may be represented and voted at the Special Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS,





                                        --------------------

                                        Secretary

Boston Massachusetts

____________, 1996



         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                                                PRELIMINARY COPY




                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS  02111

                     PROXY STATEMENT FOR A SPECIAL MEETING
                                OF SHAREHOLDERS


                       TO BE HELD ON _____________, 1996




                                  INTRODUCTION


     This Proxy Statement is being furnished on behalf of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), in connection with the solicitation of proxies to be voted at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of shareholders of the Company (the "Shareholders"). The Special Meeting is to be held at __:__ _.m., Eastern Time, on _____________, 1996, at ____________________________,
_____________________________, _____________________________.  This Proxy
Statement and the Proxy are first being mailed to Shareholders on or about ____________, 1996.



     The Board of Directors of the Company (the "Board") is soliciting the proxies of the Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on June 10, 1996 (the "Record Date") to consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco").



     Under the terms of the Merger (i) the Company will be merged with and into Newco, and Newco shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date and that does not elect to receive cash of $0.50 per share, without interest (a "Merger Payment") in respect of each share of Common Stock beneficially owned by such Shareholder (any such Shareholder being hereinafter referred to as an "Initial Continuing Shareholder") will be converted into the right to receive one share of common stock of Newco, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than an Employee Continuing Shareholder (as defined below), that (A) is the beneficial owner of less than 101,000 shares of Common Stock as of the

Record Date, (B) is the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder, or (C) holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (any of such persons or entities being hereinafter referred to as an "Other Shareholder") will be converted into the right to receive a Merger Payment,
(iv) each stock option or warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions, and (v) if the aggregate number of shares of Common Stock beneficially owned by an employee of the Company, who does not qualify as an Initial Continuing Shareholder, on the Record Date plus the aggregate number of shares of Common Stock underlying stock options or warrants held by such employee on the Record Date, whether or not such options or warrants are then exercisable, total at least 101,000 shares of Common Stock (any such employee being hereinafter referred to as an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"), then each such share of Common Stock held of record by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to receive one share of common stock of Newco and each such stock option or warrant held by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions.


     For purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, the Company will rely upon the Company's shareholder list to determine the beneficial holders of its Common Stock and to calculate the number of shares of Common Stock held by each such holder on the Record Date. The Company will treat each holder of record of issued and outstanding shares of Common Stock as the beneficial owner of such shares of Common Stock, except that, (i) in making such calculation, the Company will aggregate shares of Common Stock held of record by an individual with those held of record by the individual's spouse, their children under the age of 18 and trusts of which one or more of their children under the age of 18 is the beneficiary, and treat all such shares as being beneficially owned by a single individual, and (ii) the Company will not treat holders of record who are brokers or dealers registered under the Exchange Act (such brokers or dealers being hereinafter referred to as "Broker-Dealer Shareholders") as the beneficial owners of such shares. In the case of any Broker-Dealer Shareholder, the number of shares held by such Broker-Dealer Shareholder will not be treated as being held by a single individual for the purposes of determining whether a Broker-Dealer Shareholder qualifies to be treated as a Continuing Shareholder for purposes of the Merger. Rather, a Broker-Dealer Shareholder will be treated as an Other Shareholder unless, as to a particular number of shares held of record by such Broker-Dealer Shareholder, the beneficial owner of such shares provides the Company with a letter of identification from the Broker-Dealer Shareholder identifying such person as the beneficial owner, as of the Record Date, of the number of shares specified in the letter of identification. In addition, in order to qualify to be treated as an Other Shareholder for purposes of the Merger, a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date must indicate on a form that will be supplied by the Company the Shareholder's desire to receive a Merger Payment for each share of Common Stock owned by such Shareholder. See "Proposal to Approve the Merger -- Payment for Common Stock in the Merger." If a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date does not complete and deliver such form in accordance with the instructions thereto, such Shareholder will be treated as a Continuing Shareholder for purposes of the Merger.


     The Company has determined that approximately $2,500,000 in cash will be required in order to make the Merger Payments. The Company intends to use funds obtained from the private placement of at least $6,000,000 of equity and/or subordinated debt securities of the Surviving Company (the "Private Placement") to make the Merger Payments, and it is a condition to consummation of the Merger that the Company raise a minimum of $6,000,000 in gross proceeds from the Private Placement. See "Financing of the Merger" and "Proposal to Approve the Merger -- Structure of the Merger" and "Proposal to Approve the Merger -- Certain Conditions to the Merger."



     Approval of the Merger will require the favorable vote of the majority of all shares of Common Stock. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held of record by approximately 3,400 Shareholders. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Only one member of the Board and/or executive officer of the Company was the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date. Such Shareholder held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date. Such Shareholder has informed the Company in writing that he will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by him. Consequently, he will be treated as a Continuing Shareholder for purposes of the Merger. In addition, such Shareholder has informed the Company that he intends to vote all of the shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."



     The Board believes that the Merger is fair to the Other Shareholders, and in the best interest of the Company and the Shareholders, and unanimously recommends that Shareholders vote FOR approval of the Merger. In making this recommendation, the Board is relying upon, among other things, the opinion of Bannon & Co., Inc. (the "Financial Advisor") (which the Company retained to determine the fairness of the Merger Payment) that the Merger Payment of $0.50 per share of Common Stock is fair to the Other Shareholders, as of __________, 1996. See "Special Factors -- Board of Directors Determination of Fairness of the Proposal" and "Special Factors -- Opinion of the Financial Advisor."



     If the Merger is consummated, the Company will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), which will terminate the Company's public trading market and relieve the Company of any further obligations to comply with the rules and regulations relating to NASDAQ listing.


                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act.
This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company during regular business hours by any Shareholder or such Shareholder's representative who has been so designated in writing.

     THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


             The date of this Proxy Statement is ___________, 1996.

                               TABLE OF CONTENTS



Heading                                                                                             Page
- -------                                                                                             ----
INTRODUCTION          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AVAILABLE INFORMATION         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SUMMARY OF PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Meeting and Proxy Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         The Merger         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Financing of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Recommendation of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Regulatory Requirements and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Market Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

VOTING AND PROXY INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Record Date; Outstanding Shares; Voting  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Proxy              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Revocability of Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SPECIAL FACTORS  27
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 General    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Bank and Equipment Lease Financing   . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Seller, Landlord and Municipal Financing   . . . . . . . . . . . . . . . . . . . . .  32
                 Equity and Debt Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Current Effects of Borrowings and Equity Financing   . . . . . . . . . . . . . . . .  39
                 Alternatives Considered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Payments to the Other Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Board of Directors Determination of Fairness of the Proposal . . . . . . . . . . . . . . . .  54
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59






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
Heading                                                                                               Page
- -------                                                                                               ----
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 Federal Income Tax Consequences for Continuing Shareholders  . . . . . . . . . . . .  61
                 Federal Income Tax Consequences for Other Shareholders   . . . . . . . . . . . . . .  63
                 Federal Income Tax Consequences for Holders of Warrants to
                      Purchase Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 Federal Income Tax Consequences for Holders of Options to
                      Purchase Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Purposes and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Effect If the Merger is Not Approved . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

PROPOSAL TO APPROVE THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         General            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Amounts Paid in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Payment for Common Stock in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Lock-Up Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Indemnification    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Vote Required and Recommendation of the Board of Directors . . . . . . . . . . . . . . . . .  71

REGULATORY MATTERS          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

FINANCING OF THE MERGER     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

BUSINESS AND PROPERTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
                 General    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
                 Jillian's Clubs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Description of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 Administrative Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 Jillian's Clubs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  85






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

Heading                                                                                               Page
- -------                                                                                               ----
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
                 First Quarter Ended June 30, 1996 Compared
                      to First Quarter Ended June 30, 1995  . . . . . . . . . . . . . . . . . . . . .  85
                 Fiscal Year Ended March 31, 1996 Compared to Fiscal Year
                      Ended March 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

PRIOR CONTACTS BETWEEN THE COMPANY AND
   CERTAIN AFFILIATES       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

SELECTED FINANCIAL DATA     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93

MARKET INFORMATION          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

FEES AND EXPENSES           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

INDEPENDENT ACCOUNTANTS     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

MISCELLANEOUS               . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97

GLOSSARY                    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

INDEX TO FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                           SUMMARY OF PROXY STATEMENT


     The following is a brief summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including any Appendices hereto. Shareholders are urged to review the entire Proxy Statement carefully.


     Business of the Company


     The Company is a Florida corporation whose primary business is the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111. See "Business and Properties of the Company."


     Background of the Merger


     The decision of the Board of Directors of the Company (the "Board") to present a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco") to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including but not limited to the Company's ability to raise at least $6,000,000 in gross proceeds through a private placement of debt or equity. See "Financing of the Merger," below. At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries and, since 1993, management believes that no analysts had followed the Common Stock. In addition, the Board recognized that since mid 1993 the Common Stock had not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Market Information." As of the date of this Proxy Statement, each of these factors continues to be true.



      The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry of a number of competitors operating single outlets or multiple units into this market. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwest states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and night club-style entertainment. For example, Dave & Busters, Inc., a public company based in St. Louis, Missouri, operates seven entertainment centers throughout the United States, and America Live operates a chain of eight entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."



     Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. During this period, the Company has had difficulty obtaining bank, as well as equipment lease, financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms. See "Special Factors -- Background of the Merger -- Bank and Equipment Lease Financing."



     The Company has been more successful in its efforts to obtain seller, landlord or municipal financing and has used such financing to partially fund the acquisition or construction of all of its billiard clubs. In all but one case, however, the Company collateralized the financing with the assets or stock of the subsidiary through which the Company owns the club, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. See "Special Factors -- Background of the Merger -- Seller, Landlord and Municipal Financing."



     In addition, the Company has attempted to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. See "Special Factors -- Background of the Merger -- Equity and Debt Financing."



     While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it advisable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock, however, because, in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company."
Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Special Factors -- Background of the Merger -- Equity and Debt Financing."



      While the Company has raised approximately $5,800,000 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all but one of the subsidiaries through which it owns its billiard clubs. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.



     The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past five years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock has been limited. The Board, therefore, is of the view that the Company's profitability would cause an increase in the market for, and value of, the Common Stock, which in turn would increase the Company's attractiveness as an investment and thereby further facilitate capital rasing activities.



     By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. Management indicated that this cost savings, which the Company estimates to be approximately $75,000 per year, could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In addition, in the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company that is required by the federal securities laws applicable to a public company is often unacceptable to investors that are considering a substantial investment in a company. The Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company. In the experience of management, based on its discussions with potential investors in the Company, the additional attraction of a private company lies in the belief of many potential investors that the full value of the stock of a private company is less likely to be reflected in the price at which the stock may be transferred than is the case for the stock of a public company.



     At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent; those required to audit the financial statements of the Company in compliance with federal securities laws and regulations; those required to communicate with the approximately 3,400 Shareholders; and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), including legal fees and expenses. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. See "Special Factors -- Purposes and Reasons for the Merger."



     In addition, at the January 23, 1995 Board meeting, the Board authorized Steven L. Foster, Chairman of the Board, to retain a valuation expert to evaluate the Company in connection with the Company's consideration of becoming a private company. In March 1995, Mr. Foster engaged Bannon & Co., Inc. (the "Financial Advisor") to undertake a study to enable it to render an opinion with respect to the proposed consideration to be offered in a going private transaction as an independent third party and present a fairness opinion to the Board. See "Special Factors -- Opinion of the Financial Advisor."



     After Mr. Foster selected the Financial Advisor, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. The Board considered transactions that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of each Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the close of business on June 10, 1996 and that does not elect to receive cash of $0.50 per share, without interest (a "Merger Payment") in respect of each share of Common Stock beneficially owned by such Shareholder (an "Initial Continuing Shareholder") and each Shareholder who is an employee of the Company and does not qualify as an Initial Continuing Shareholder and who beneficially owns shares of Common Stock as of the close of business on June 10, 1996 (the "Record Date") in an amount that, when added to the aggregate number of shares of Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totals at least 101,000 shares of Common Stock (an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"). After considering a number of possible transactions, as described under "Special Factors -- Background of the Merger
- -- Alternatives Considered," at its meeting on October 2, 1995, the Board unanimously determined that the Merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company. The Board has structured the proposed Merger so that (i) the Company will be merged into Newco (the "Surviving Company"), (ii) each Shareholder that (A) beneficially owns less than 101,000 shares of Common Stock as of the Record Date, (B) beneficially owns 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder, or (C) holds of record through a broker or dealer (a "Broker-Dealer Shareholder") registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (an "Other Shareholder") will have the right to receive a Merger Payment, (iii) each share of Common Stock held by a Continuing Shareholder will be converted into the right to receive one share of common stock of Newco and/or each stock option or warrant of the Company held by a Continuing Shareholder will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions. The Board initially determined that Shareholders that beneficially own at least 101,000 shares of Common Stock should receive shares of common stock in Newco in the Merger so that the Merger would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company and, therefore, would make it more attractive to a potential investor that could supply the funds necessary to make the Merger Payments. However, despite this requirement, the Board subsequently decided to also give Shareholders that beneficially own at least 101,000 shares of Common Stock the option to liquidate their investment in the Company in the Merger. See "Special Factors
- -- Background of the Merger -- Alternatives Considered" and "-- Material Federal Income Tax Consequences."



     On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to structure a transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, among other things. See "Financing of the Merger," below.


     Meeting and Proxy Information


     A special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders will be held at __:__ _.m., Eastern Time, on _____________, 1996, at _____________________________,
_____________________________, ______________ for the purposes of:  (i)
considering and voting upon the Proposal to approve the Merger, and (ii) transacting such other business as may properly come before the Special Meeting.



     Only Shareholders of record at the close of business on June 10, 1996 (i.e., the Record Date) will be entitled to vote at the Special Meeting. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,400 Shareholders of record. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date.

     The Merger

     The description of the proposed Agreement and Plan of Merger (the "Merger Agreement") included in this Proxy Statement is a summary of the principal terms currently expected to be included, and should not be viewed as complete. The form of Merger Agreement will become available only upon negotiation of the final terms thereof with the investors in the private placement of equity and/or subordinated debt securities of the Surviving Company (the "Private Placement"), and the following description is, therefore, subject to change and qualified in its entirety by reference to the definitive Merger Agreement. See "Financing of the Merger." The Company will make copies of the form of Merger Agreement available to any Shareholder without cost upon request when the form of Merger Agreement becomes available.


     If the Merger is approved, then, subject to the terms and conditions of the Merger Agreement, (i) the Company will be merged with and into Newco when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware (the "Effective Time"), and each share of Common Stock held by an Other Shareholder (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of Common Stock owned by a Continuing Shareholder will be converted into a share of common stock of the Surviving Company; (iv) each stock option issued under the stock option plans or warrants of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions; (v) Newco will be the Surviving Company in the Merger, and the Company will cease to exist as a result of the Merger; (vi) the articles of incorporation and bylaws of Newco will be the articles of incorporation and bylaws of the Surviving Company; and (vii) the name of the Company shall be the name of the Surviving Company. Immediately after the Effective Time, the Other Shareholders will possess no interest in, or rights as Shareholders of, the Company, and the Company will be wholly owned by the Continuing Shareholders. For a description of how the Company will calculate the number of shares of Common Stock held by each holder of record on the Record Date for purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, see "Voting and Proxy Information -- Record Date; Outstanding Shares; Voting."






     The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the

Other Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth above under "Background of the Merger." In addition, the Board believes that operating the Company as a private company that does not include the Other Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. See "Background of the Merger -- Purposes and Reasons for the Merger."



     The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, the Placement Agent will not consummate the Private Placement. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.



     Financing of the Merger



     The Company has determined that approximately $2,500,000 in cash will be required in order to make the Merger Payment with respect to each share of Common Stock held by an Other Shareholder. The Company has retained the Placement Agent (i.e., Hampshire Securities Corporation) to raise $6,000,000 to $12,000,000 in gross proceeds through the Private Placement and intends to use funds obtained from the Private Placement to make the Merger Payments, as well as to provide Newco, following its merger with the Company, with funds for
working capital and the development of additional billiard clubs.   However,
the Placement Agent has no obligation to consummate any Private Placement if the Proposal is not approved by the Shareholders. See "Financing of the Merger." The respective obligations of the Company and Newco to consummate the Merger are contingent upon, among other things, the Company's success in consummating a Private Placement that raises at least $6,000,000 in gross proceeds within 180 days after the Proposal is approved by the Shareholders. See "Proposal to Approve the Merger -- Conditions to the Merger."
Consequently, even if the Proposal is approved by the requisite vote of the Shareholders, the Merger will not be consummated unless the Company raises a minimum of $6,000,000 in gross proceeds from the Private Placement and closes the transaction within 180 days of such Shareholder approval. If this condition is not satisfied, the Company will not consummate the Merger or make Merger Payments to any Continuing Shareholder. In that event, the Company will continue to conduct its operations as a public company. There can be no assurance, however, that the Company will raise any funds from the Private Placement or that the Private Placement raising at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.

     The Board believes that the Placement Agent will be able to raise at least $6,000,000 in a Private Placement, despite the Company's modest success in raising capital since it began its billiard club business in 1990, because investors in a Private Placement would be investing in the equity and/or subordinated debt securities of the Surviving Company, which will have substantially more funds available to it for the conduct of its business and operations than has been the case for the Company. Management believes that this more substantial capitalization will enable the Surviving Company to develop additional clubs and expand the business and thereby realize a net operating profit beginning in its first year of operation. As a result, the Placement Agent has advised the Company, and management believes, that the terms of the proposed investment in the equity and/or the subordinated debt securities of the Surviving Company will prove attractive to potential investors. In addition, the consummation of any Private Placement is conditioned on, among other things, the deregistration of the Common Stock under the Exchange Act and the delisting of the Common Stock from NASDAQ. See "Financing of the Merger." The Board believes that the Surviving Company's status as a private company would make it more attractive to well-capitalized and sophisticated investors for the reasons set forth above under "Background of the Merger." Further, the Company has retained the Placement Agent, a corporation with experience in raising capital for small to medium-sized entities in the entertainment/leisure industry and providing strategic advice regarding capital planning to such entities, to conduct the Private Placement. See "Special Factors -- Background of the Merger -- Alternatives Considered."



     As of the date of this Proxy Statement, the Placement Agent has neither sought nor received any letters of intent or expressions of interest from
potential investors in a Private Placement.   Consequently, there is no
indication that the Placement Agent will consummate a Private Placement at all. As of the date of this Proxy Statement, the Company does not intend to sell securities in the Private Placement to any affiliate of the Company.


     Recommendation of the Board of Directors


     The Board unanimously approved the Merger and recommends a vote FOR approval of the Merger. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered a number of factors, including but not limited to the following: (i) the opinion of the Financial Advisor rendered to the Other Shareholders that the Merger Payment of $0.50 per share of Common Stock is fair to the Other Shareholders, as of ____________, 1996, (ii) the Company's financial condition and operating losses, the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of certain other publicly traded companies that the Financial Advisor determined were comparable in certain limited respects to the

Company (the "Comparison Companies"), (iii) the Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1996, as well as current industry, economic and market conditions,
(iv) the Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years, (v) the effect that the Merger may have on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is not a controlling person of the Surviving Company, and (vi) the desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Other Shareholders. See "Special Factors -- Board of Directors Determination of Fairness of the Merger."


     Interests of Certain Persons in the Merger


     Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that was the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date. Mr. Foster has informed the Company in writing that he will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by him. Consequently, he will be treated as a Continuing Shareholder for purposes of the Merger. Mr. Foster, as an executive officer and director of the Company and as an Initial Continuing Shareholder, and Hugh Brennan, as Director of Construction of the Company and as an Employee Continuing Shareholder, are each participants on both sides of the proposed Merger because they will be shareholders in the Surviving Company. Their continuing interest in the Company, as well as certain other effects of the Merger, present each of them with a conflict of interest in voting for the Proposal and recommending that the Other Shareholders vote for the Proposal.
In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, has an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Other Shareholders. See "Special Factors -- Certain Effects of the Merger." Twelve Shareholders beneficially owned at least 101,000 shares of Common Stock as of the Record Date. Each of these Shareholders will be treated as an Initial Continuing Shareholder for purposes of the Merger, unless any of them makes an election to receive a Merger Payment for each share of Common Stock owned by each of them, in which case such electing Shareholders will be
treated as Other Shareholders for purposes of the Merger.   See "Proposal to
Approve the Merger -- Payment for Common Stock in the Merger." As of the date of this Proxy Statement, _____ of these Shareholders, including Mr. Foster, have informed the Company in writing that they will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by each of them. Consequently, as of the date of this Proxy Statement, there are a total of ___ Continuing Shareholders, _____ Initial Continuing

Shareholders and one Employee Continuing Shareholder.



     As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding), and Mr. Rubin held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger -- Certain Effects of the Merger." However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger."



     Consummation of the Merger could have a positive effect on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross proceeds from the Private
Placement.   If the Private Placement is consummated, after deducting the
Merger Payments of approximately $2,500,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable the Surviving Company to expand its business and improve its profitability, which in turn would be likely to make the Surviving Company more attractive to potential investors. Consequently, consummation of the Merger may indirectly result in the creation of a market for the common stock of the Surviving Company.



     The Merger Agreement is expected to permit continuing indemnification in accordance with the articles of incorporation and bylaws of the Surviving Company, of directors and executive officers of the Company to the fullest extent permitted under applicable state law, including indemnification relating to the period occurring prior to the Effective Time. See "Proposal to Approve the Merger -- Indemnification."

     Certain Effects of the Merger

     If the Merger is consummated, the Other Shareholders will no longer have an equity interest in the Company. Instead, each Other Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Other Shareholders will no longer be subject to the inherent risks of investing in a Company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."


     The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and Hugh Brennan, Director of Construction of the Company, will have an opportunity to share in the future results of operations of the Surviving Company and to take advantage of any increase in the value of such Company's assets if the Merger is consummated. There can be no assurance, however, that the value of these assets will increase or as to whether there will be any future distributions by the Surviving Company. The Company has never declared a cash dividend. See "Market Information."



     Consummation of the Merger through the Private Placement would likely result in the execution by the Continuing Shareholders of agreements which would restrict their ability to transfer any shares of common stock of Newco received in the Merger and in which they represented that they had no plan or intention to dispose of the shares of common stock of Newco. See "Proposal to Approve the Merger -- Lock-Up Agreements."



     It is anticipated that all of the current officers and directors of the Company will continue to hold the same positions in Newco, although the form of the Merger Agreement has not yet been negotiated. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company and any persons who are officers, directors or Shareholders of the Company as of the date of this Proxy Statement. See "Special Factors -- Certain Effects of the Merger."



     The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and
8-K.   Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from NASDAQ, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to NASDAQ listing.



     In addition, if the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Special Factors -- Background of the Merger -- Current Effects of Borrowings and Equity Financing."


     Opinion of the Financial Advisor


     The Financial Advisor rendered its opinion to the Other Shareholders that the Merger Payment of $0.50 per share of Common Stock is fair to the Other
Shareholders, as of ____________, 1996.    The opinion is being delivered to
the Other Shareholders as Appendix __ to this Proxy Statement.



     In conducting its analysis and arriving at its opinion, the Financial Advisor considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of the Comparison Companies. The Financial Advisor assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they were based. The Financial Advisor also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. The Financial Advisor's opinion was based on conditions as they existed and could be evaluated on ___________, 1996, the date of its opinion. In rendering its opinion, the Financial Advisor reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of the Comparison Companies. In connection with the engagement, the Financial Advisor did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish the Financial Advisor any such evaluation or appraisal.


     Material Federal Income Tax Consequences

     The Merger should be treated as a reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (a so-called "Type A reorganization"), provided it is structured as described in this Proxy Statement and each Continuing

Shareholders enters into a lock-up agreement, as described in "Proposal to Approve the Merger -- Lock-Up Agreements." If the Merger is treated as a Type A reorganization, Continuing Shareholders should not recognize any gain or loss as a result of the Merger, and the tax basis of each Continuing Shareholder in the shares of common stock of Newco received in the Merger should be equal to such Shareholder's adjusted tax basis in the shares of Common Stock surrendered in the Merger. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Continuing Shareholders."

      Regardless of whether the Merger is treated as a Type A reorganization, each of the Other Shareholders will recognize gain or loss as a result of the Merger equal to the difference, if any, between (i) the Merger Payment received by such Other Shareholder and (ii) such Other Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to the consummation of the Merger. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Other Shareholders."

     Regulatory Requirements and Conditions


      No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida and the State of Delaware in order to effect the Merger.


     Market Information


     The Common Stock is traded in the over-the-counter market and is included for quotation on NASDAQ under the symbol "QBAL." On June 10, 1996, the average of high and low bid prices of the Common Stock was $0.25 per share. On _________, 1996, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share. Despite the fact that the Common Stock is quoted on NASDAQ, there is currently only a limited trading market for the Common Stock. See "Market Information."


     Rights of Dissenting Shareholders

     Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

                          VOTING AND PROXY INFORMATION

     Record Date; Outstanding Shares; Voting


     The Board of Directors of the Company (the "Board") has fixed the close of business on June 10, 1996 as the record date (the "Record Date") for determination of shareholders of the Company (the "Shareholders") entitled to receive notice of and to vote on a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"). Accordingly, only Shareholders of record at the close of business on the Record Date will be entitled to vote at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders.



     Under the terms of the Merger (i) the Company will be merged with and into Newco, and Newco shall be the surviving company in the Merger, (ii) each share of common stock, par value $.001 per share (the "Common Stock") owned immediately prior to consummation of the Merger by any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date and that does not elect to receive cash of $0.50 per share, without interest (a "Merger Payment") in respect of each share of Common Stock beneficially owned by such Shareholder (any such Shareholder being hereinafter referred to as an "Initial Continuing Shareholder") will be converted into the right to receive one share of Common Stock of Newco, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than an Employee Continuing Shareholder (as defined below), that (A) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, (B) is the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder, or (C) holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (any of such persons or entities being hereinafter referred to as an "Other Shareholder") will be converted into the right to receive a Merger Payment, (iv) each stock option issued under the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan (the "Stock Option Plans") or warrant of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions, and (v) if the aggregate number of shares of Common Stock beneficially owned by an employee of the Company, who does not qualify as an Initial Continuing Shareholder, on the Record Date plus the aggregate number of shares of Common Stock underlying stock options or warrants held by such employee on the Record Date, whether or not such options or warrants are then exercisable, total at least 101,000 shares of Common Stock (any such employee being hereinafter referred to as an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"), then each such share of Common Stock held of record by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to receive one share of common stock of Newco, and each such stock option or warrant held by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions.


     For purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, the Company will rely upon the Company's shareholder list to determine the beneficial holders of its Common Stock and to calculate the number of shares of Common Stock held by each such holder on the Record Date. The Company will treat each holder of record of issued and outstanding shares of Common Stock as the beneficial owner of such shares of Common Stock, except that, (i) in making such calculation, the Company will aggregate shares of Common Stock held of record by an individual with those held of record by the individual's spouse, their children under the age of 18 and trusts of which one or more of their children under the age of 18 is the beneficiary, and treat all such shares as being beneficially owned by a single individual, and (ii) the Company will not treat holders of record who are brokers or dealers registered under the Exchange Act (such brokers or dealers being hereinafter referred to as "Broker-Dealer Shareholders") as the beneficial owners of such shares. In the case of any Broker-Dealer Shareholder, the number of shares held by such Broker-Dealer Shareholder will not be treated as being held by a single individual for the purposes of determining whether a Broker-Dealer Shareholder qualifies to be treated as a Continuing Shareholder for purposes of the Merger. Rather, a Broker-Dealer Shareholder will be treated as an Other Shareholder unless, as to a particular number of shares held of record by such Broker-Dealer Shareholder, the beneficial owner of such shares of such beneficial owner provides the Company with a letter of identification from the Broker-Dealer Shareholder identifying such person as the beneficial owner, as of the Record Date, of the number of shares specified in the letter of identification. In addition, in order to qualify to be treated as an Other Shareholder for purposes of the Merger, a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date must indicate on a form that will be supplied by the Company the Shareholder's desire to receive a Merger Payment for each share of Common Stock owned by such Shareholder. See "Proposal to Approve the Merger -- Payment for Common Stock in the Merger." If a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date does not complete and deliver such form in accordance with the instructions thereto, such Shareholder will be treated as a Continuing Shareholder for purposes of the Merger.

     As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,400 Shareholders of record. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Only one Continuing Shareholder is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date and has informed the Company that he intends to vote all shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."


     Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by American Stock Transfer (the "Transfer Agent"), who will determine whether a quorum is present. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date. The Transfer Agent will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the approval of such matter. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter, but will be treated as present for purposes of determining whether a quorum is present at the Special Meeting.

     Proxy

     The proxy set forth on the proxy card which is enclosed with this Proxy Statement (the "Proxy") contains a space where each Shareholder may indicate whether such Shareholder chooses to vote such Shareholder's shares of Common Stock in favor of or against the Proposal or to abstain from voting. If the Proxy is duly completed and returned to the Transfer Agent, the Proxy will be voted in accordance with the instructions thereon. If a Shareholder returns the Proxy duly executed, but does not indicate the manner in which the Proxy is to be voted, the Proxy will be voted FOR the Proposal.

     Revocability of Proxy


     A Shareholder may revoke or amend the Shareholder's Proxy at any time prior to the Proxy's exercise at the Special Meeting by executing a subsequently dated Proxy or by filing a written request with _______________, Secretary of the Company, at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, to revoke or amend the Proxy.

The giving of a Proxy does not preclude the right of a Shareholder to vote in person should the Shareholder giving the Proxy attend the Special Meeting and choose to do so.

     Solicitation of Proxies

     This Proxy Statement is submitted, and Proxies are being solicited by, the Board in support of the Proposal. The expense of solicitation of Proxies will be borne by the Company. The Board and certain officers or other employees of the Company may solicit proxies by telephone, telegram or personal interview or may engage a third party to do so. The Board will request that custodians, nominees and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.


     If you have any questions concerning this proxy solicitation or the procedure to be followed to execute and deliver a Proxy, please contact _______________ at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111 or by telephone at (617) 350-3111.



                           -------------------------

     The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of the Company at such address is (617) 350-3111. The principal executive offices of Newco are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of Newco at such address is (617) 350-3111.

                                SPECIAL FACTORS

     Background of the Merger


     General. The Board's decision to present the Proposal to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including but not limited to the Company's ability to raise at least $6,000,000 in gross proceeds through a private placement of debt or equity. See "Financing of the Merger." At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company.
Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries and, since 1993, management believes that no analysts had followed the Common Stock. In addition, the Board recognized that since mid 1993 the Common Stock had not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Market Information." As of the date of this Proxy Statement, each of these factors continues to be true.



     Since 1990, the Company's primary business has been the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly owned subsidiaries of the Company are the general partners, with 87 percent, 25 percent, 43 percent and 79 percent ownership interests, respectively. See "Business and Properties of the Company."



     The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry of a number of competitors operating single outlets or multiple units into this market. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwest states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and night club-style entertainment. For example, Dave & Busters, Inc., a public company based in St. Louis, Missouri, operates seven entertainment centers throughout the United States, and America Live operates a chain of eight entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."



     Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. As described in more detail below, during this period, the Company has had difficulty obtaining bank, as well as equipment lease, financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms.



     Bank and Equipment Lease Financing. The Company has attempted to obtain loans in principal amounts of between $100,000 and $600,000 to be used as working capital and for business expansion and development from at least 15 financial institutions during the past five years, including First Union Bank ("First Union"), where the Company maintains its business accounts, and U.S. Trust Bank, where Steven L. Foster, the Chief Executive Officer and Chairman of the Board of the Company, maintains certain of his personal and other business accounts. The Company sought a variety of structures for these loans (including secured and unsecured lines of credit and term loans) in an effort to increase the likelihood that the Company would obtain approval of one or more of these loan requests. All but two of the Company's loan requests were denied because, according to communications from such lending institutions to the Company, the Company did not meet the lending criteria of the institutions. These lending institutions also advised the Company that its poor financial condition and lack of available collateral were the principal reasons for the credit denials.



     Both of the loans that the Company was able to obtain came from Evergreen National Bank, a Seattle bank in which the subsidiary of the Company that owns the Seattle billiard club, Jillian's Billiard Club of Seattle, Inc. ("Jillian's
- - Seattle"), maintains an account. In 1994, Evergreen National Bank loaned the Company $200,000 for working capital. The loan, which matures in May 1999 and bears interest at the rate of 9.5 percent, is collateralized by all of the common stock of Jillian's - Seattle. In addition, the loan is guaranteed by the Company. At the time of the loan, Jillian's - Seattle had assets of approximately $860,000 and had generated annual cash flow in excess of $320,000. At March 31, 1996, the end of the Company's 1996 fiscal year, Jillian's - Seattle had assets and cash flow of approximately $760,000 and $650,000, respectively. At March 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $144,537. The Company believes, based on the historical operations of the Seattle club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could lose all ownership interest in the Seattle club.

     In December 1995, the Company obtained a $300,000 loan from Evergreen National Bank to develop the Tacoma, Washington, billiard club. The loan, which matures in December 2000 and bears interest at the rate of 9.5 percent, is collateralized by all of the assets of the subsidiary through which the Company owns the Tacoma billiard club, Jillian's Billiard Club of Tacoma, Inc. ("Jillian's - Tacoma"), and all of the common stock of Jillian's - Seattle.
In addition, the loan is guaranteed by the Company and Jillian's - Seattle. At March 31, 1996, Jillian's - Tacoma had assets and cash flow of approximately $2,211,000 and $272,000, respectively, and Jillian's - Seattle had assets and cash flow of approximately $760,000 and $650,000, respectively, as mentioned above. At March 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $284,357. The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could effectively lose all rights to continue the operations of the Tacoma club if Evergreen National Bank becomes the owner of that club's assets and could lose all ownership interest in the Seattle club.



     In addition, the Company had difficulty demonstrating that it was creditworthy in connection with a First Union loan. The loan, originally in the amount of $440,000 with United National Bank, was obtained in 1989 by an unaffiliated trust to purchase 206,825 shares of Common Stock from a Shareholder. At the time the loan was made, the Company had not began its billiard club business. In addition, at the time the loan was made, neither the Company nor any of its affiliates had any prior relationship with the unaffiliated trust. While no affiliate of the Company had any prior relationship with the Shareholder at that time, the Company had engaged in discussions, initiated by the Shareholder, with the Shareholder earlier in 1989 regarding the Shareholder's acquisition of additional shares of Common Stock, the merger of the Company into one or more shell entities owned by the Shareholder and the Shareholder's potential nomination to the Board. The Company did not believe that any of the Shareholder's proposals were in the best interest of the Company. Because the Company believed that the Shareholder's continued equity interest in the Company would be disruptive to the Company's business, in connection with the acquisition of the loan by the unaffiliated trust, the Company entered into an agreement with the trust in November 1989 whereby the Company agreed to repurchase the 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust (the "Put"). See "Financial Statements of the Company." When United National Bank refused to renew the loan and First Union refinanced it in 1992, the Company became a guarantor and a co-obligor of the loan in exchange for the trust's agreement not to exercise the Put. In addition to First Union's requirement that the trust use the 206,825 shares of Common Stock (which was trading at over $1 per share at that time) as collateral for the loan, the Bank required that the Company, in its capacity as co-obligor of the loan, provide as cash collateral a $240,000 certificate of deposit. First Union required the Company to maintain the certificate of deposit as collateral even after the outstanding principal balance of the loan had been reduced to

$262,500 at December 31, 1994. In April 1995, $103,413 in net proceeds from the sale, at $0.50 per share, of the 206,825 shares of Common Stock was used to pay down the loan, and in June 1995, approximately $159,000 of the $240,000 certificate of deposit was used to pay the remaining balance of the loan. See "Financial Statements of the Company."



     In addition to bank financing, the Company also has attempted to obtain $10,000 to $300,000 in equipment financing from leasing companies during the past five years. During this time, the Company submitted at least 30 applications for equipment financing to leasing companies, 11 of which were accepted. The approximately 19 applications that were rejected were denied for the same reasons the Company was unable to obtain bank credit from all but one of the 15 financial institutions to which it applied: the Company had a history of poor performance and lacked available collateral other than the equipment to be purchased.



     The Company was successful in obtaining two equipment leases from Leasing Technology, Inc. However, both of these leases resulted in the encumbrance of the assets of one of its clubs and the stock of another one of its clubs. Specifically, in March 1994, the Company financed with Leasing Technology, Inc. certain equipment for, and leasehold improvements in, the Annapolis, Maryland billiard club for $300,000 at an annual lease rate of 12 percent. The lease was collateralized by all of the equity securities of the subsidiary through which the Company owns the Kendall club, which is located in Miami, Florida, Jillian's Billiard Club of Kendall, Inc. ("Jillian's - Kendall"), and all of the assets of the subsidiary through which the Company owns the Annapolis billiard club, Jillian's Billiard Club of Annapolis, Inc. ("Jillian's - Annapolis"). At the time of the lease, Jillian's - Kendall had assets of approximately $646,000 and was generating approximately $173,000 in cash flow, and the Company projected that Jillian's - Annapolis would have $600,000 in
assets within three months after commencement of the loan.   At March 31, 1996,
Jillian's - Kendall had assets and cash flow of approximately $500,000 and $159,000, respectively, and Jillian's - Annapolis had assets and cash flow of
approximately $860,000 and $300,000, respectively.   At March 31, 1996, the
Company was in compliance with its obligations under the lease, and $214,633 remained payable under the lease. The Company believes, based on the historical operations of the Annapolis club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.



     The Company obtained the second equipment lease from Leasing Technology, Inc. in December 1995 to finance certain equipment for, and leasehold improvements in, the Tacoma, Washington billiard club for $300,000 at an annual lease rate of 12.6 percent. The lease was collateralized by the equipment purchased, as well as the equipment lease obtained from

Leasing Technology, Inc. to equip and develop the Annapolis club, which is described above. The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.



     The Company has obtained nine additional equipment leases totaling approximately $350,000. The terms of the leases range from one to five years. In addition, the leases bear interest at annual rates ranging from approximately 12 to 18 percent.



     Seller, Landlord and Municipal Financing. The Company has been able to obtain seller, landlord or municipal financing to partially fund the acquisition or construction of all of its billiard clubs. In all but one case, however, the Company collateralized the financing with the assets or stock of the subsidiary through which the Company owns the club, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. The seller, landlord and/or municipal financing obtained by the Company to partially fund the acquisition or construction of four of its billiard clubs is described below.



     The City of Cleveland Heights, Ohio, loaned the Company $100,000 of the approximately $650,000 necessary to construct and equip the Cleveland Heights billiard club in 1991 as an incentive to enter into the lease in what such City considered a "redevelopment urban area." The loan, which bears interest at a rate of seven percent and matures in April 1998, is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Cleveland Heights, Inc. ("Jillian's - Cleveland Heights"). At March 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $76,219. The Company believes, based on the historical operations of the Cleveland Heights club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Cleveland Heights club if the City of Cleveland Heights becomes the owner of the club's assets. The Company also attempted to raise $150,000 in June 1992 through the private placement of interests in the limited partnership, Jillian's Billiard Club of Cleveland Heights Limited Partnership (the "Cleveland Heights Limited Partnership"), in which Jillian's - Cleveland Heights is the general partner and currently has an 87 percent ownership interest. The Company raised only $22,500, out of the $150,000 that it attempted to raise, from a single unaffiliated third party even though the Company offered each investor, and the single investor accepted, an option to sell the investor's partnership interest to the Company at a cash price equal to the greater of the price paid for the investment or 500 percent of the adjusted net income of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995, multiplied by a fraction representing a percentage interest in such Partnership's profits and losses of the investment to be sold to the Company. The option was exercised in accordance with its terms, within 60 days of the transmittal to the investor of the financial statements of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995. The Company and the investor currently are negotiating the terms by which the Company will purchase the interest of the $22,500 investor. As of the date of this Proxy Statement, the Company believes that it has sufficient cash flow to meet its obligation to purchase the interest. The Company's failure to honor this commitment could result in a suit by the investor to obtain the price, as well as the investor's cost and expenses, including reasonable attorneys' fees. The Company financed the remaining $527,500 needed to develop the Cleveland Heights club using $427,500 in cash generated from the Company's operations and the proceeds from a $100,000 four-year convertible note, bearing interest at a rate of 12.5 percent, issued by the Company in February 1992 in favor of an unaffiliated third party. On January 1, 1993, the third party exchanged the note for a 10 percent equity interest in the Cleveland Heights Limited Partnership.



     In 1993, the Company paid $150,000 in cash and obtained the remaining $175,000 of the $325,000 necessary to acquire an existing billiard club in Pasadena, California, through a loan from the club's seller. The Company issued the seller a three-year note collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Pasadena, Inc. ("Jillian's - Pasadena"). Interest on the note is payable monthly at eight percent and the entire principal amount of $175,000 (and unpaid interest, if any) is due when the note matures in August 1996. At March 31, 1996, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the entire principal amount of the loan when it becomes due in August 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make such payment, it could effectively lose all rights to continue the operations of the Pasadena club if the seller becomes the owner of the club's assets.



     In 1994, the landlord of the Champaign, Illinois, club loaned the Company $150,000 of the $700,000 required to develop the Champaign club. The loan is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Champaign - Urbana, Inc. ("Jillian's - Champaign"), bears interest at a rate of 10 percent, and matures in September 1999. At March 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $110,300. The Company believes, based on the historical operations of the Champaign club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such required payments, it could lose all rights to continue the operations of the Champaign club if the landlord becomes the owner of the club's assets. The landlord provided the financing after the Company was able to raise an additional $425,000 through a 1994 private placement of interests in the limited partnership, Jillian's Billiard Club of Champaign - Urbana, L.P. (the "Champaign Limited Partnership"), in which Jillian's - Champaign is the general partner and currently has a 43 percent ownership interest. Of the $425,000 raised, $365,000 in limited partnership interests in the Champaign Limited Partnership were sold to unaffiliated third parties and $60,000 in such interests were sold to existing Shareholders. The Company had attempted to raise $525,000 through this offering and believed that the investment was attractive because the Company, among other things, (i) guaranteed each investor a 140 percent return on its investment within six years, (ii) offered a buy-out in 1997 of each investor to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Champaign Limited Partnership for the 12 months ending December 31, 1996; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 50 percent of the net profits of such Partnership for the 12 months ending December 31, 1996, and (iii) for a limited period of time, offered a demand registration right requiring the Company to register such Common Stock after the end of its 1997 fiscal year. The Company's obligation to buy out a Champaign investor is contingent upon such investor's giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return or buy-out rights. The Company financed the remaining $125,000 needed to develop the Champaign club using cash generated from the Company's operations.



     In 1995, the City of Long Beach, California, agreed to honor its commitment to lend the Company $450,000 of the $1,500,000 necessary to construct and equip the Long Beach billiard club in a "redevelopment urban area" only after the Company agreed to use the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Long Beach, Inc. ("Jillian's - Long Beach"), as well as the assets of Jillian's - Pasadena (through a second lien), as collateral. The loan bears interest at a rate of seven percent and matures in January 2006. As additional consideration for the loan, the Company granted the City of Long Beach a warrant to receive 225,000 shares of Common Stock at an exercise price of $0.00 per share, with the warrant exercisable solely by the City of Long Beach under the loan agreement if the Company defaults on the loan. If the City of Long Beach exercises the warrant and the market value of the Common Stock issued under the warrant is less than the outstanding loan balance, the Company is required to continue to issue additional shares of Common Stock until the total market value of the Common Stock issued to the City of

Long Beach is equal to the outstanding loan balance. At March 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $474,265. The Company believes, based on the current operations of the Long Beach club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Long Beach and Pasadena clubs if the City of Long Beach becomes the owner of the assets of both clubs. In addition, if the Company defaults on the loan, the warrant will be exercisable, as described above. The Company financed the remaining $1,050,000 needed to develop the Long Beach club using approximately $680,000 in cash generated from the Company's operations, a $250,000 landlord contribution and approximately $120,000 from three equipment leases. The landlord took into consideration the $250,000 contribution when computing the annual lease payments. The landlord disbursed the funds between January and May 1995 as the Company presented construction bills to the landlord. The three equipment leases, which were obtained between May and June 1995, bear interest at annual rates ranging from approximately 13 to 15 percent and have three- to five-year terms.



     Equity and Debt Financing. Since it began its billiard club business, the Company has made at least six attempts, as described below, in addition to the Cleveland Heights and Champaign private placements described above, to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. First, during fiscal 1993, in an effort to raise working capital and funds for expansion and development, the Company offered Common Stock for sale through a private placement. The Company sold 2,043,022 shares of Common Stock for approximately $874,000, net of offering expenses and sales commissions. While the private placement was successful in that the Company realized over 80 percent of its goal of $1,000,000, the offering had the effect of substantially diluting the value of the Common Stock in the hands of the existing Shareholders because the Common Stock was placed for between approximately $0.50 and $0.60 per share at a time when the Common Stock was trading at approximately $1 per share.

     Second, the Company was also successful in raising the $850,000 it needed to construct the Worcester, Massachusetts, billiard club. In 1993, it sold 75 percent of the limited partnership interests in Jillian's Billiard Club of Worcester Limited Partnership (the "Worcester Limited Partnership"). The Company's wholly owned subsidiary, Jillian's Billiard Club of Worcester, Inc. ("Jillian's - Worcester"), is the general partner and currently has a 25 percent ownership interest in the Worcester Limited Partnership. The Company, among other things, (i) guaranteed a 15 percent annual return on the Worcester investment, (ii) offered a buy-out in 1999 of each investor to be paid 50 percent in cash and 50 percent in Common Stock, to be valued at 80 percent of the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Worcester Limited Partnership for the 12 months ending December 31, 1998; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 75 percent of the net profits of such Partnership for the 12 months ending December 31, 1998, with a maximum purchase price equal to 200 percent of capital invested, and (iii) offered, for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1999 fiscal year. The Company's obligation to buy out a Worcester investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. In addition, the Company may elect to buy out Worcester investors for the same purchase price described above if the Company gives such investors notice during the same 60-day period. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return, buy-out and/or the registration rights.



     Third, the Company raised only $133,000 out of the approximately $700,000 that was necessary to develop and equip the Annapolis club in a private placement between July and September 1994, even after offering, among other things, (i) a 140 percent return of investment in Jillian's Billiard Club of Annapolis Limited Partnership (the "Annapolis Limited Partnership") within six years, (ii) a buy-out of each investor in 1998 to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Annapolis Limited Partnership for the 12 months ending December 31, 1997; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be four times 50 percent of the net income of such Partnership for the 12 months ending December 31, 1997, with a maximum purchase price equal to 100 percent of capital invested, and (iii) for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1998 fiscal year. The Company's obligation to buy out an Annapolis investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. Existing Shareholders, including affiliates of the Company, accounted for $83,000 of the funds raised through the Annapolis Limited Partnership in which Jillian's - Annapolis is a general partner and currently has a 79 percent ownership interest. Persons unaffiliated with the Company accounted for the remaining $50,000 raised.
There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet any of its obligations with respect to the investors in the Annapolis Limited Partnership could result in a suit by them to obtain the guaranteed return, buy-out and/or registration rights. The Company financed the remaining $567,000 needed to develop the Annapolis club through equipment lease financing (see "Bank and Equipment Lease Financing," above) and cash generated from the Company's operations.



     The Company had virtually no success in its efforts to raise capital through three additional private placements. Between 1993 and 1994, the Company made two separate attempts to sell $2,000,000 in interests in JBC - USA Limited Partnership by guaranteeing a 15 percent return on the investments and favorable buy-out terms. The Company did not sell any interests in the limited partnership during either attempt. Lastly, in 1994, the Company attempted to privately place a $750,000 debt instrument guaranteed by the Company. The Company raised only $185,000, $60,000 of which came from existing Shareholders. The Company believes that it was unable to succeed in placing the debt instrument because it had difficulty in convincing potential lenders that it would be able to repay the loan.



     While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it advisable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock, however, because, in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company."
Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995.

     Although the Company has not attempted to retain an underwriter for a public offering of its securities during the past several years, it received advice from an investment banking firm as to a manner in which the Company might raise capital. The investment banking firm did not, however, express an interest in undertaking to underwrite any of the Company's securities when it provided the advice. The advice was offered during a routine Board meeting in 1994 by Elliot Smith who at that time was a member of the Board and a principal of Whale Securities, the investment banking firm that placed Common Stock in a public offering in 1987. The Company was advised by Mr. Smith, on behalf of Whale Securities, that the Company could raise capital by reducing the exercise prices of then outstanding warrants to purchase approximately 627,000 shares of Common Stock to prices significantly below the then current market value of the Common Stock and reducing the exercise period of the warrants. The warrants were issued in public offerings in 1985 and 1987 and their exercise prices range from $4.00 to $5.00 per share of Common Stock. At the time Whale Securities made the suggestion, the Common Stock was trading for approximately $1 per share. After considering such advice, the Board determined that it was inadvisable to reduce the exercise price of the warrants because if the warrants were exercised at the reduced exercise price, the value of the Common Stock in the hands of the existing Shareholders would be diluted.



     The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders.



     As indicated above, because of their dilutive effect on the value of the Common Stock in the hands of the existing Shareholders, the Company has been reluctant to raise capital through private placements of equity securities or through programs that reduce the exercise price and/or exercise period of outstanding stock options or warrants to purchase shares of Common Stock. However, on December 20, 1994, in an effort to raise capital in a short period of time to complete the Long Beach billiard club, the Company reduced the exercise price and exercise period of an aggregate of 1,105,000 outstanding stock options issued under the Stock Option Plans. The Company reduced from approximately $0.66 per share to $0.25 per share the exercise price of options to purchase an aggregate of 520,000 shares of Common Stock, 400,000 of which were held by Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the remaining 120,000 of which were held by Kevin Troy, a Shareholder and advisor to the Company, and the Company reduced the remaining exercise period of such options from nine years to 90 days. In addition, the Company reduced from approximately $0.33 per share to $0.25 per share the exercise price of options to purchase an aggregate of 585,000 shares of Common Stock, 450,000 of which were held by Mr. Foster and the remaining 135,000 of which were held by Mr. Troy, and the Company reduced the remaining exercise period of such options from nine years to 90 days. The market value of the Common Stock was $0.50 per share on December 20, 1994. The options were granted to Mr. Foster as part of his compensation for serving as an executive officer of the Company and to Mr. Troy as compensation for serving as an advisor to the Company. All of these options were exercised during the last quarter of the Company's 1995 fiscal year. The Company reduced the exercise price and the exercise period of the options at a time when continued construction of the Long Beach club was in jeopardy because of insufficient capital and the Company had exhausted all available resources for raising cash immediately. The Company reduced the exercise price and the exercise period of the stock options as a last resort to raise capital and has not reduced the exercise price or exercise period of stock options or warrants held by an executive officer or member of the Board in order to raise capital at any other time during the last three years. By offering the reduced exercise price and exercise period only for stock options held by controlling persons of the Company, the Company eliminated the time and expense associated with putting the matter to a vote of Shareholders and increased the likelihood that the reduced price and period in fact would result in an exercise of the options and, therefore, in the desired capital infusion.



     Under the Stock Option Plans, the Company issues to its management from time to time options to purchase shares of Common Stock as part of management's compensation. Other than the exercise by Mr. Foster described above, no current executive officer or member of the Board has exercised stock options since February 1994. See "Market Information." In addition, Mr. Foster holds an outstanding warrant to purchase 40,000 shares of Common Stock. However, he is the only executive officer or member of the Board that currently holds any of the Company's warrants. Mr. Foster and other members of the group from whom the Company purchased the subsidiary through which the Company's billiard clubs are operated were issued warrants in April 1993 in accordance with the anti-dilution provisions of the agreement under which the subsidiary was purchased by the Company. As of the date of this Proxy Statement, Mr. Foster has no present intention of exercising these warrants. For a description of Mr. Foster's ownership interest in the Company, see "Security Ownership of Certain Beneficial Owners and Management," and for a more detailed description of the circumstances under which the warrants were issued, see "Financial Statements of the Company."



     Current Effects of Borrowings and Equity Financing. Of the $3,747,000 borrowed by the Company since it began its billiard club business, an aggregate of approximately $2,923,000 was outstanding as of March 31, 1996. This amount, which is represented by ten loans and seven leases, bears interest at annual rates ranging from seven to 15 percent. The Company believes, based on the historical and current operations of its clubs, that it will have sufficient working capital in the future to make the scheduled payments with respect to the foregoing indebtedness, with the exception of the $175,000 note that it
issued to the seller of the Pasadena billiard club, as discussed above.   See
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required payments on obligations secured by the assets or stock of the subsidiaries through which the Company owns the relevant clubs, the Company could lose its interests in these clubs as discussed above under "Bank and Equipment Lease Financing" and "Seller, Landlord and Municipal Financing." These obligations and contingent liabilities, as well as the lenders' recourse in the event of the Company's default under the loans, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated.



      None of the Company's obligations to provide the guaranteed returns and buy-outs associated with the Champaign, Worcester and Annapolis Limited
Partnerships has matured as of the date of this Proxy Statement.   There can be
no assurance that the Company will have sufficient working capital in the future to meet these obligations when they do mature or when they become exercisable. The Company's failure to honor these commitments could result in investor suits to obtain the guaranteed returns or buy-outs. All of these obligations, as well as the investors' rights to sue in the event that the Company fails to satisfy such obligations, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated. In addition, the Board believes that the existence of the guaranteed returns, buy-outs and registration rights is itself depressing the price of the Common Stock and inhibiting the Company's ability to raise capital and will continue to have this effect, whether or not the Company is a "public company" or a "private company," as long as these rights remain pending and unsatisfied. The Board's belief is based on the fact that, at the present time, there is no reasonable prospect that the Company will be able to satisfy its obligations relating to the guaranteed returns or buy-outs. In addition, the Board has based its conclusion on the fact that the Common Stock is an illiquid security that is experiencing a decline in market value.



     While the Company has raised approximately $5,800,000 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, as described above, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of subsidiaries through which it owns its billiard clubs except Jillian's Billiard Club of Cleveland, Inc. ("Jillian's - Cleveland"). The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.



     The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past five years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development.

Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock has been limited. The Board, therefore, is of the view that the Company's profitability would cause an increase in the market for, and value of, the Common Stock, which in turn would increase the Company's attractiveness as an investment and thereby further facilitate capital rasing activities.



     By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. Management indicated that this cost savings, which the Company estimates to be approximately $75,000 per year, could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In addition, in the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company that is required by the federal securities laws applicable to a public company is often unacceptable to investors that are considering a
substantial investment in a company.    The Board believes that the Company
could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company. In the experience of management, based on its discussions with potential investors in the Company, the additional attraction of a private company lies in the belief of many potential investors that the full value of the stock of a private company is less likely to be reflected in the price at which the stock may be transferred than is the case for the stock of a public company.


     At the request of the Board, Mr. Foster agreed to explore the feasibility and potential benefits of causing the Company to become a private company.


     At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to audit the financial statements of the Company in compliance with federal securities laws and regulations (approximately $10,000 per year); those required to communicate with the approximately 3,400 Shareholders (approximately $15,000 per year); and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), including legal fees and expenses (approximately $44,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. See "Purposes and Reasons for the Merger," below.



     At the January 23, 1995 Board meeting, Mr. Foster recommended that the Company retain Bannon & Co., Inc. (the "Financial Advisor") to evaluate the Company in connection with the Company's consideration of becoming a private company because of the Financial Advisor's experience with entertainment entities and its reasonable quoted fees. Mr. Foster became aware of the financial services provided by the Financial Advisor through Douglas M. Suliman, Jr., an agent of Hampshire Securities Corporation (the "Placement Agent"). For a discussion of how Mr. Foster became acquainted with Mr. Suliman, see "Alternatives Considered," below. Mr. Foster then presented to the Board information regarding the qualifications and fees of the Financial Advisor, which Mr. Foster had obtained by contacting the Financial Advisor directly, at the suggestion of Mr. Suliman. Mr. Foster had no prior contact or relationship with the Financial Advisor before he contacted the Financial Advisor to obtain such information. Upon Mr. Foster's request for additional valuation experts, John L. Kidde suggested that the Board consider Brown, Brothers, Harriman & Co. and Layne Weggeland. The Board authorized Mr. Foster to obtain information regarding the qualifications and fees of these two valuation experts and to select, in consultation with the other directors as appropriate, the most suitable of the three experts to present an opinion to the Board. The Board also authorized the Company to pay all reasonable fees and expenses incurred by the expert selected in connection with the engagement. The Board did not establish any parameters with respect to the fees to be incurred by the expert.


     Each of the two experts referred to the Board by Mr. Kidde advised Mr. Foster that the firm would be unable to undertake the engagement, without offering any specific reason for that decision. Although Mr. Foster contacted certain other experts in the industry who were recommended by the two experts originally referred by Mr. Kidde, these individuals or organizations were, in the opinion of Mr. Foster, understaffed or had relatively insufficient experience to complete the evaluation properly. Consequently, in March 1995, Mr. Foster engaged the Financial Advisor to undertake a study to enable it to render an opinion with respect to the proposed Merger Payment as an independent third party and present a fairness opinion to the Board. Except as described above, there were no contacts between the Financial Advisor and the Company and its affiliates regarding the hiring of the Financial Advisor to present a fairness opinion to the Board. See "Special Factors -- Opinion of the Financial Advisor."

     Alternatives Considered.   After Mr. Foster selected the Financial
Advisor, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. At meetings held on April 4, and October 2, 1995, the Board considered continuing to operate the Company with the current capital structure as a public company. The Board rejected this alternative primarily because of the Company's history of poor performance and the Board's belief that the Company's status as a private company would reduce certain expenses associated with its current public status and provide the Company with greater flexibility in structuring financing arrangements and additional potential sources of capital. Because the Board believes that reducing such expenses and obtaining financing will increase the likelihood that the Company's performance will improve and the value of the Common

Stock will increase, the Board determined that it would be imprudent to sell the Company at this time.


     In addition, the Company has received only one bid in the last two years. On August 11, 1994, the Company received an unsolicited letter via facsimile from On Cue Limited ("On Cue") in which On Cue merely indicated three things. On Cue indicated that it operated four billiard club restaurants in Canada, that its shares were listed on NASDAQ and that it proposed to exchange shares of Common Stock for shares of On Cue in a transaction that, prior to expenses and based on the then-trading value of the common stock of On Cue, would have had a value of approximately $1.25 per share. Immediately thereafter, in an effort to evaluate the relative merits of the proposal, Mr. Foster, on behalf of the Company, contacted On Cue and requested copies of recent financial statements of On Cue, as well as any other documents that On Cue had available that would provide the Company information about On Cue's business, with which the Company has no familiarity. On September 13, 1994, Mr. Foster sent On Cue a brochure describing the Company's business. In addition, Mr. Foster asked an employee of the Company to contact the Commission and NASDAQ to ascertain whether any securities of On Cue were registered or listed thereon. The employee learned that no securities of On Cue had ever been registered with the Commission or listed on NASDAQ. Despite additional calls placed by Mr. Foster during the next few weeks to follow up with On Cue with respect to the proposal, On Cue has never responded to the Company's inquiries. The Company has no knowledge of any reason or reasons On Cue has failed to provide the information that Mr. Foster requested and failed to contact the Company to discuss the proposal further.



     Although the Board has not solicited bids for the sale of the Company's assets during the past two years nor received any other bids during this time, the Board believes that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. These clubs are not readily convertible to other uses, and without an agreement by the Company or the managers of the clubs to continue operating these clubs, the clubs, the leasehold interests and the equipment and furniture held by the Company have relatively low resale value even if sold to a competitor of the Company that would take over operations of the clubs. In particular, the Board believes that a sale of the Company's assets, with the accompanying expenses, would be unlikely to result in a net distribution to Shareholders of an amount as great as the Merger Payment. For these reasons, the Board believes that it can structure a transaction likely to yield greater distributions to the Shareholders than any distributions they would receive if the Company were sold. The Board's view on this matter took into account the Company's receipt of the unsolicited share exchange proposal from On Cue. The Company never received any information from On Cue to enable the Company to evaluate the relative merits of the proposal, including the basis for On Cue's determination of the exchange value of $1.25 per share, and the Company was unable to locate any information about On Cue through its own investigations. In addition, On Cue failed to respond to Mr. Foster's efforts to discuss the proposal. Consequently, because On Cue took no affirmative steps after it sent the initial letter to the Company to indicate that it was serious about engaging in a transaction with the Company, the Board believes that it is inadvisable to consider the proposal an indication of the Company's resale value or that the Company's consummation of a transaction with On Cue would have resulted in greater distributions to the Shareholders than the Merger Payment. In fact, the Company's experience with On Cue (in which the entity initiating a bid on an unsolicited basis lacked the interest necessary to pursue the matter) led the Board to conclude that it was likely to be unproductive to invest Company resources in seeking additional bids for the Company in order to assist the Board in determining the Company's value. Even if the Company had obtained one or more additional bids for the Company, it would be necessary for the Board to assess the likelihood that any particular bid could result in a sale of the Company on terms acceptable to all parties in order to utilize the bids as a measure of the value of the Company.


     At the meeting held on April 4, 1995, the Board made an informal, initial determination that Shareholders should be paid approximately $0.50 per share in any transaction that the Board structured that would have the effect of eliminating the Company's status as a publicly held company. For a discussion of the Board's determination of this distribution amount, see "Payments to the Other Shareholders," below.


     In light of the Board's belief that it is not in the best interests of the Company and the Shareholders to sell the Company at this time, the Board considered transactions at the meeting held on October 2, 1995 that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of each Continuing Shareholder (i.e., a Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the Record Date and that does not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such Shareholder (an Initial Continuing Shareholder) and each Shareholder who is an employee of the Company and does not qualify as an Initial Continuing Shareholder and who beneficially owns shares of Common Stock on the Record Date in an amount that, when added to the aggregate number of shares of Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totaling at least 101,000 shares of Common Stock (an Employee Continuing Shareholder)). Any one of the transactions considered could have the effect of terminating the interest of each Other Shareholder (i.e., a Shareholder that beneficially owns less than 101,000 shares of Common Stock as of the Record Date or is the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder). The Board considered (i) a tender offer by the Company, (ii) a tender offer by the Company and a subsequent merger of the

Company into a newly formed company to eliminate any nontendering Other Shareholders, and (iii) a merger, as proposed herein.


     The Board rejected the first alternative as impractical because there could be no assurance that any Shareholders would elect to tender their Common Stock to the Company. Further, in light of its recent difficulty in obtaining financing from financial institutions and other sources, it was unlikely that the Company could obtain financing sufficient to acquire all of the tendered Common Stock. Because the Board had determined that it was in the best interest of the Company and the Shareholders for the Company to become a private company not subject to the provisions of the federal securities laws and regulations relating to the operation of public entities, the Board did not believe that it was advisable or in the interest of the Shareholders to undertake a transaction in which the Company would incur significant expense but would have no assurance that, even if a majority of the Shareholders supported the transaction by tendering their Common Stock to the Company, the transaction would accomplish its purpose. If the transaction were not sufficient to enable the Company to become a private company, the Company would have incurred the expense associated with a transaction of this type but would be required to continue to incur additional expenses to satisfy the additional recordkeeping requirements associated with operating the Company as a public company that is subject to the provisions of the federal securities laws and regulations relating to the operation of public entities. The second alternative was rejected because, while it could terminate the interests of all Shareholders in the Company, it would be a protracted and costly process.
After reviewing these alternatives, the Board unanimously selected the Merger as the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company.


     The Board has structured the proposed Merger so that (i) the Company will be merged into Newco (the "Surviving Company"), (ii) each Other Shareholder (i.e., a Shareholder that (A) beneficially owns less than 101,000 shares of Common Stock as of the Record Date, (B) beneficially owns 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder, or (C) holds of record through a Broker-Dealer Shareholder and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder) will have the right to receive the Merger Payment of $0.50 per share of Common Stock, (iii) each share of Common Stock held by an Initial Continuing Shareholder (i.e., a Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the Record Date and that does not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such Shareholder) or an Employee Continuing Shareholder (i.e., a Shareholder who is an employee of the Company and does not qualify as an Initial Continuing Shareholder and who beneficially owns shares of Common Stock on the Record Date in an amount that, when added to the aggregate number of shares of

Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totals at least 101,000 shares of Common Stock) will be converted into the right to receive one share of common stock of Newco and/or each stock option issued under the Stock Option Plans or warrant of the Company held by a Continuing Shareholder will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions.
The Board initially determined that Shareholders that beneficially own at least 101,000 shares of Common Stock should receive shares of common stock in Newco in the Merger so that the Merger would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company. One of the conditions for such tax-free treatment is that after the Merger, the Shareholders, as a group, maintain a significant continuing equity interest in Newco. The Board was advised by its tax advisor, Shaw, Pittman, Potts & Trowbridge, that this continuity requirement would be satisfied if Shareholders, as a group, receive shares of common stock in Newco in the Merger with a value equal to at least 48 percent of the value of the Common Stock surrendered in the Merger. After reviewing the Company's Shareholder records, the Board determined that it could satisfy this requirement if it set a 101,000-share threshold for those receiving shares of common stock of Newco in the Merger. However, despite this continuity requirement, the Board subsequently decided to also give Shareholders that beneficially own at least 101,000 shares of Common Stock the option to liquidate their investment in the Company in the Merger. The Board decided that Employee Continuing Shareholders should receive shares of common stock in Newco because it would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company and, therefore, would make it more attractive to a potential investor that could supply the funds necessary to make the Merger Payments. See "Material Federal Income Tax Consequences." The Board also determined that unexercised warrants and options should be aggregated with shares of Common Stock held by an employee in determining whether or not the employee would qualify as a Continuing Shareholder because the options and warrants held by Company employees had primarily been granted to the employees as additional compensation or bonuses for their services. For this reason, and because certain of the options and warrants are not presently exercisable (or were not exercisable at the time of the Board's deliberations on this matter), the Board determined that it was appropriate, and consistent with the compensation associated with the granting of such options and warrants, to include such options and warrants in determining the number of shares held by the employee for purposes of the employee's qualifications as a Continuing Shareholder. Twelve Shareholders beneficially owned at least 101,000 shares of Common Stock as of the Record Date. Each of these Shareholders will be treated as an Initial Continuing Shareholder for purposes of the Merger, unless any of them makes an election to receive a Merger Payment for each share of Common Stock owned by each of them, in which case such electing Shareholders will be
treated as Other Shareholders for purposes of the Merger.   See "Proposal to
Approve the Merger -- Payment for Common Stock in the Merger." As of the date of this

Proxy Statement, _____ of these Shareholders, including Mr. Foster, have informed the Company in writing that they will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by each of them. Consequently, as of the date of this Proxy Statement, there are a total of ___ Continuing Shareholders, _____ Initial Continuing Shareholders and one Employee Continuing Shareholder.



     At the meeting held on October 2, 1995, the Board also discussed potential sources of financing for the Merger. For a discussion of the Company's estimate of the total cost of the Merger, which will be paid entirely by the Company, see "Fees and Expenses." At the suggestion of Mr. Foster, the Board authorized the Company to retain Island Partners, Ltd. ("Island") to structure a transaction designed to raise funds to be used for the Merger Payments. Mr. Foster was introduced to Douglas M. Suliman, Jr. of Island approximately two years ago by a mutual friend who works in the entertainment industry in Boston, Massachusetts. After this introduction, Mr. Foster had a few meetings with Mr. Suliman to discuss his experience in raising capital, particularly his success in raising funds for an entity in the restaurant industry. Mr. Foster then contacted two of Mr. Suliman's references, each of whom confirmed that Mr. Suliman had been successful in his capital raising efforts. Based on Mr. Suliman's qualifications, Mr. Foster recommended to the Board that the Company hire Island to assist the Company with the Company's efforts to raise funds. Mr. Foster had no prior contact or relationship with Mr. Suliman or Island prior to the initial introduction approximately two years ago.



     In March 1996, Mr. Suliman became an agent of Hampshire Securities Corporation (i.e., the Placement Agent). On April 29 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to structure a transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, working capital and the development of additional billiard clubs. The Board had initially authorized the Company to retain Island because of the experience and success of Mr. Suliman, one of its principals, particularly his success in raising capital for an entity in the restaurant industry. Once Mr. Suliman became affiliated with the Placement Agent, which has had success in raising capital for small and medium-sized companies in the entertainment/lesiure industry, the Board believed that it was advisable to retain the Placement Agent. The Company had no prior contact or relationship with the Placement Agent before the Company retained the Placement Agent on May 23, 1996. The Company's prior contacts with Mr. Suliman are discussed above. See "Financing of the Merger."

      At the meeting on October 2, 1995, the Financial Advisor presented its preliminary fairness opinion to the Board. See "Opinion of the Financial Advisor," below.



     In its consideration of the timing and structure of the proposed Merger at the October 2, 1995 meeting, the Board reviewed the Company's guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries to determine what impact, if any, the Merger would have on such obligations. See "Current Effects of Borrowings and Equity Financing," above and "Financial Statements of the Company." The Board determined that all of the obligations that the Company undertook in connection with these private placements will continue in the Surviving Company if the Merger is consummated regardless of the fact that the Surviving Company will not be a public company. However, the investors in the private placements would be unable to effectively exercise their registration rights without the Company's re-registration of its securities under the federal securities laws (which the Company has no present intention of doing) because the Common Stock will be deregistered under the Exchange Act and delisted from NASDAQ under the terms of the Merger. The inability of investors to effectively exercise their registration rights and/or the loss of their expectation to have rights or interests in a public company could result in a suit by any of them against the Surviving Company. The Company in the future may undertake negotiations with the investors in the private placements to purchase their interests in the subsidiaries with proceeds from the Private Placement, if any. As of the date of this Proxy Statement, the Company has not begun any such negotiations and has no current plans to do so.



     Mr. Foster, as Chairman of the Board and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because he will be a shareholder in the Surviving Company. His participation in the Board's decision making process regarding the timing and structure of the proposed Merger presented him with a conflict of interest. Mr. Foster is the only Continuing Shareholder who participated in the Board's decision making process. As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) and Mr. Rubin, a business associate of Mr. Foster, held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger -- Certain Effects of the Merger."
However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger."

     Payments to the Other Shareholders


     At its meeting on April 4, 1995, the Board made a preliminary determination that Shareholders should yield a distribution of approximately $0.50 per share of Common Stock in any transaction that would have the effect of eliminating the Company's status as a publicly held company. The Board based this determination on the market value of the Common Stock at that time, which the Board believes is a reasonable and reliable measure of the value of the Common Stock. During the first three months of 1995, the average of high and low bid prices of the Common Stock, as reported by NASDAQ, was $0.53 per share. In light of such market value, the Board determined that a distribution of $0.50 would be fair, subject to the Board's review of the preliminary fairness opinion to be provided by the Financial Advisor.



     The Board then evaluated the preliminary fairness opinion, presented to it by the Financial Advisor on October 2, 1995, that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. The Board also considered the fact that the Common Stock had not traded above $0.50 per share since March 16, 1995. In light of the foregoing, the Board determined at its October 2, 1995 meeting that the Merger Payment was fair to the Other Shareholders. The Board continues to believe that the Merger Payment is fair to the Other Shareholders based on the final fairness opinion, dated ____________, 1996, rendered by the Financial Advisor to the Other Shareholders and the fact that, as of the date of this Proxy Statement, the Common Stock still has not traded above $0.50 per share since March 16, 1995. See "Special Factors -- Opinion of the Financial Advisor."



     For the reasons discussed above under "Alternatives Considered," the Board did not solicit bids for the sale of the Company's assets in connection with its determination of the Merger Payment, despite the Company's receipt of the unsolicited share exchange proposal from On Cue.


     Opinion of the Financial Advisor


     On October 2, 1995, the Financial Advisor presented its preliminary opinion, subject to review and revision, to the Board that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. In addition, the Financial Advisor issued its final opinion to the Other Shareholders that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of ___________, 1996. The opinion is being delivered to the Other Shareholders as Appendix __ to this Proxy Statement.
The Financial Advisor was not retained to provide, and did not provide, any advice as to the fairness of the Merger to any of the Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.

     The Financial Advisor provides investment banking, strategic planning and financial advisory services to companies primarily in the media and entertainment industries. The Financial Advisor, as part of its investment banking activities, is continually engaged in the valuations of businesses and their securities, principally in the media and entertainment industries. The Financial Advisor is based in Beverly Hills, California. As of the date of this Proxy Statement, the Financial Advisor and its controlling persons do not beneficially own any equity securities of the Company. Neither the Financial Advisor nor its controlling persons has ever had any relationship with the Company or any of its controlling persons.



     The Board selected the Financial Advisor based on its qualifications and experience, particularly its familiarity with entertainment entities and its lack of potential conflicts of interest, as well as its reasonable quoted fees. The Financial Advisor was retained for the limited purpose of rendering a preliminary opinion, subject to review and revision, to the Board, and delivering a final opinion to the Other Shareholders, as to the fairness of the Merger Payment to the Other Shareholders. The Board did not give any instructions to or impose any limitations on the Financial Advisor in connection with rendering its fairness opinions. The Board did not retain the Financial Advisor to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and the Financial Advisor did not market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any such shares, in connection with rendering the fairness opinions. In connection with the engagement, the Financial Advisor did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish the Financial Advisor any such evaluation or appraisal.



     In March 1995, Mr. Foster engaged the Financial Advisor to undertake a study to enable it to render an opinion to the Board with respect to the proposed Merger Payment and to pay all reasonable fees and expenses incurred by the Financial Advisor in connection with providing such opinion. See "Special Factors -- Background of the Merger -- Certain Effects of Borrowings and Equity Financing." In ___________, 1996, the Board authorized the Company to engage the Financial Advisor to render a final opinion to the Other Shareholders as to the fairness of the Merger Payment to the Other Shareholders. Except as described above, there were no business contacts between the Financial Advisor and the Company and its affiliates regarding the engagement of the Financial Advisor.



     In conducting its analysis and arriving at its opinion, the Financial Advisor considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of certain other publicly traded companies that the

Financial Advisor determined were comparable in certain limited respects to the Company, which are identified below (the "Comparison Companies"). The Financial Advisor also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. The Financial Advisor's opinion was based on conditions as they existed and could be evaluated on ___________, 1996, the date of its opinion. In rendering its opinion, the Financial Advisor reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of the Comparison Companies.



     The Financial Advisor relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by the Financial Advisor for the purposes of its opinion. With respect to any financial forecasts, the Financial Advisor assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company.



     In connection with a presentation to the Board on October 2, 1995, the Financial Advisor advised the Board that, in evaluating the consideration to be received in the Merger by the Other Shareholders, the Financial Advisor had performed a variety of financial analyses with respect to the Company, all as summarized below.



     The Financial Advisor reviewed with the Board for background purposes certain aspects of the financial performance of the Company, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for fiscal years 1992, 1993, 1994 and 1995 and during the latest twelve months ended June 30, 1995 ("LTM"), as well as management projections for fiscal 1996 (calculated as of September 11, 1995). The Financial Advisor also reviewed with the Board certain information concerning the trading prices and volumes of trading of the Common Stock through September 29, 1995. The Financial Advisor observed that the Merger Payment represented approximately a 60 percent premium over the trading price of the Common Stock on September 29, 1995. The Financial Advisor also reviewed with the Board certain publicly available financial, operating and stock market information for the Company and for the Comparison Companies. The Comparison Companies consisted of Bowl America, O'Charley's, Brinker International and Western Country Clubs.



     The Financial Advisor indicated to the Board that, in order to assess the public market valuation of the Company based on the Merger Payment and the relative public market valuations of the Comparison Companies, it performed a market analysis of the Company and the Comparison Companies. With respect to such analysis, the Financial Advisor calculated a range of market multiples for each of the Comparison Companies based on dividing the "Firm Value" (the total common shares outstanding times the market price per share on September 25, 1995, plus the latest reported total debt, less cash and cash equivalents) of each of the Comparison Companies by each such company's most recent four quarters and latest fiscal year EBITDA and EBIT. The range of market multiples for the Comparison Companies included: (i) Firm Value compared to most recent four quarters EBITDA multiples of 5.90x to 15.53x; (ii) Firm Value compared to most recent four quarters EBIT multiples of 8.45x to 20.83x; (iii) Firm Value compared to most recent fiscal year EBITDA multiples of 5.30x to 22.67x; and
(iv) Firm Value compared to most recent fiscal year EBIT multiples of 6.92x to 46.87x. Based on these measures, the Financial Advisor then compared the Company's market multiples based on the Merger Payment of $0.50 per share of Common Stock with the median market multiples of the Comparison Companies in order to establish the relationship between the Company's market multiples and those of the Comparison Companies. With respect to such review, the Financial Advisor noted to the Board that: (i) the Company's Firm Value to most recent four quarters EBITDA multiple was 90.03x ($5,582,000/$62,000), compared to a median Firm Value to most recent four quarters EBITDA multiple of 9.6x for the Comparison Companies; (ii) the Company's Firm Value to most recent four quarters EBIT multiple was not meaningful because the Company's EBIT was a negative number, compared to a median Firm Value to latest four quarters EBIT multiple of 14.00x for the Comparison Companies; (iii) the Company's Firm Value to most recent fiscal year EBITDA multiple was 92.79x ($5,582,000/$60,000), compared to a median Firm Value to latest fiscal year EBITDA multiple of 12.12x for the Comparison Companies; and (iv) the Company's Firm Value to most recent fiscal year EBIT multiple was not meaningful because the Company's EBIT was a negative number, compared to a median Firm Value to most recent fiscal year EBIT multiple of 20.97x for the Comparison Companies. In addition, the Financial Advisor reviewed the Company's projected fiscal year 1996 earnings, EBITDA and EBIT market multiples. With respect to such review, the Financial Advisor noted to the Board that: (i) the Company's Firm Value to projected fiscal year 1996 earnings multiple was not meaningful because the Company's earnings were negative; (ii) the Company's Firm Value to projected fiscal year 1996 EBITDA multiple was 9.04x ($5,582,000/$618,000); and (iii) the Company's Firm Value to projected fiscal 1996 EBIT was not meaningful because the Company's EBIT was negative. The Financial Advisor informed the Board that the EBIT and EBITDA calculations are before start-up costs and provisions for losses and other income after minority interest expense and adjustments for the compensation and bonuses paid by the Company to Mr.
Foster.



     The foregoing summary does not purport to be a complete description of the analyses performed by the Financial Advisor. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. The Financial Advisor believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by the Financial Advisor, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by the Financial Advisor and of its opinion. The Financial Advisor made no attempt to assign specific weights to particular analyses. Any estimates contained in the Financial Advisor's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.



     Based on the foregoing, on October 2, 1995, the Financial Advisor delivered to the Board its preliminary opinion, subject to review and revision, that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. In addition, the Financial Advisor issued its final opinion to the Other Shareholders that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of ___________, 1996. The opinion is being delivered to the Other Shareholders as Appendix __ to this Proxy Statement.


     In connection with the engagement, the Company has agreed to indemnify the Financial Advisor against all losses, claims, damages, liabilities and expenses to which the Financial Advisor or any of its affiliates, stockholders, partners, directors, agents, employees or controlling persons may become liable. In the case of a loss, claim, damage or liability, the Company will not be required to indemnify the Financial Advisor to the extent that the loss, claim, damage or liability results from the gross negligence or willful misconduct of the Financial Advisor in connection with its issuance of the fairness opinion or any services that it may have provided to the Company.


     For its services in rendering its opinions, the Company paid the Financial Advisor a $_______ fee and reimbursed the Financial Advisor for out-of-pocket expenses totaling $______, which consisted of $______ in travel expenses, $____ in legal expenses and $_____ in miscellaneous expenses. The Company has already paid the Financial Advisor the $_______ fee. Consequently, such payment was not dependent upon the approval of the Merger by the Shareholders or the consummation of the Merger.


     Board of Directors Determination of Fairness of the Merger


     The Board unanimously approved the Merger. Two of the four directors are not employed by the Company. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the

Company. In reaching this conclusion, the Board considered a number of factors, including but not limited to the following. Each of these factors supported this conclusion.



     (1) The fairness opinion of the Financial Advisor. In considering such opinion, the Board also took note of the Financial Advisor's reputation, qualifications and experience in the entertainment industry. The Board in reaching its conclusion considered the fact that the Financial Advisor, which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Other Shareholders, concluded that the Merger Payment is fair to the Other Shareholders as of ______________, 1996 supported its view that the Merger is fair to the Shareholders.



     (2) Certain of the factors considered by the Financial Advisor, as set forth in this paragraph. Like the Financial Advisor, the Board considered the Company's financial condition and operating losses (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of the Comparison Companies. In general, the financial condition, earnings, market price of the common equity and trading market for the common equity were more favorable than those of the Company and, therefore, support the fairness of the Merger and the Merger Payment.



     (3) The Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1996 (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), as well as current industry, economic and market conditions. The financial projections provided to the Financial Advisor by the Company projected, for the Company's 1996 fiscal year, total revenues of approximately $11,500,000 and an adjusted net loss before taxes of approximately $300,000. In preparing these projections, management projected a 43.8 percent increase in total revenues (along with a 29.7 percent increase in the costs associated with operating the billiard clubs and the Company) over the prior fiscal year based primarily on the opening of the Long Beach billiard club and an increase in comparable sales of approximately 5.9 percent over the prior fiscal year. The Board believes that the current industry, economic and market conditions favor companies that are involved in businesses similar to that of the Company. Entertainment industry experts project that American consumers will spend over $250,000,000,000 in domestic restaurant and leisure time entertainment in 1997; American consumers spent $185,000,000,000 in such entertainment in 1992. In particular, billiards represented a $4,000,000,000 industry in 1995, with more than 40,000,000 Americans playing at least once a year and 5,000,000 playing at least once a week, an increase of nearly 20 percent over the past five years. However, due to the Company's poor financial condition, particularly its current cash shortage, the Board determined that the Company would be unable to benefit from these conditions by developing additional billiard clubs without a substantial infusion of capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Absent a restructuring of the Company, the Board concluded that the Company would be unable to obtain the infusion of capital required.



     (4) The Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years. As of the date of this Proxy Statement, the Common Stock has not traded above $0.50 per share since March 16, 1995. During the past two years, no member of the Board, executive officer or other Shareholder owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date has purchased shares of Common Stock for a price in excess of $0.25 per share. The Board believes that the current market price of the Common Stock and purchase prices paid for shares of Common Stock by controlling persons of the Company support the fairness of the Merger and the Merger Payment.



     (5) The effect that the Merger may have on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is not a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross proceeds from the Private Placement. After deducting the Merger Payments of approximately $2,500,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." The Board believes that such an infusion of capital will enable the Surviving Company to expand its business and improve its profitability, which in turn would be likely to make the Surviving Company more attractive to potential investors. Consequently, the Board concluded that consummation of the Merger may have an indirect positive effect on the liquidity of the common stock of the Surviving Company held by the Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Surviving Company, which supports the fairness of the Merger. Based on the foregoing, the Board determined that consummation of the Merger would not have an adverse effect on Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Surviving Company.



     (6) The desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Other Shareholders. In particular, the Board considered the fact that since the Company began its upscale billiard club business in 1990 the Company has experienced a net operating loss in each year other than 1993 and the fact that the Company has never received a "firm offer" of this type. As discussed above under "Alternatives Considered," the Company did receive an unsolicited share exchange proposal from On Cue but was unable to initiate negotiations with On Cue. Further, the Board considered its belief that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. See "Alternatives Considered," above. In light of these facts, the Board determined that it was not advisable for the Company to incur any additional expense in order to retain the Financial Advisor or another advisor to solicit indications of interest from potential bidders, and the Board believes that this decision does not detract from the overall fairness of the Merger, including the Merger Payment and the process by which it was determined. For a discussion of the process by which the Merger Payment was determined, see "Payments to the Other Shareholders," above.



     In reaching its conclusion that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company, the Board considered the aforementioned factors because most of them involve evaluations and judgments made by an unaffiliated third party. In view of the variety of factors considered, the Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion that the Merger is fair to the Shareholders. For the reasons discussed in the preceding listing of these factors, each of the individual factors supported its conclusion.



     The Board believes that the Merger is fair even though the Financial Advisor was not retained by the two directors who are not employed by the Company or by any of the Other Shareholders and even though the Merger has not been structured to require the approval of a majority of the Shareholders who are not controlling persons of the Company. While the Financial Advisor was not retained by the two directors who are not employed by the Company or by any of the Other Shareholders, the Board retained the Financial Advisor on behalf of the Other Shareholders and the Financial Advisor rendered its opinion directly to the Other Shareholders. The Board believes that a transaction structured to require the approval of a majority of the shareholders who are not controlling persons of a company is just one indicator of the fairness of the transaction and that the transaction must be considered as a whole to ascertain its fairness. The Board is of the view that the absence of such a procedural safeguard in the case of the Merger does not detract from the overall fairness of the Merger.

     The Board did not seek an explanation of the analysis performed, other than as described under "Opinion of the Financial Advisor," above, or conclusion reached by the Financial Advisor because it had hired the Financial Advisor, which has substantial experience in these types of evaluations, to function as an independent expert and did not wish to influence either the process followed by the Financial Advisor or its ultimate opinion. The Board accepted the opinion of the Financial Advisor without detailed evaluation of the conclusion contained therein not only because of the expertise and experience of the Financial Advisor in these types of evaluations but also because the conclusion of the Financial Advisor, which is an independent expert not affiliated with any member of the Board, any officer or any affiliate of either, accorded with the analysis, evaluation and conclusion of the Board.



     The Board believes that it has satisfied its fiduciary obligation to the Other Shareholders, including each Other Shareholder who is not a controlling person of the Company, to obtain a fair price for their Common Stock. In order to fulfill this obligation, the Board not only reviewed the history of the Company's performance and lack of ability to obtain financing and attract investors as a public company, but also obtained an opinion from an independent third party as to the fairness of the Merger Payment.



     The analysis of the Financial Advisor included consideration of the Merger Payment in relation to EBITDA, EBIT, LTM EBIT and LTM EBITDA. The Board considered these factors in reaching its conclusion that the Proposal, including the Merger Payment, is fair to each Shareholder, including the Continuing Shareholders. For a detailed discussion of the Financial Advisor's presentation of these factors to the Board, see "Opinion of the Financial Advisor," above. The Board considered these factors in the aggregate when they were presented to the Board by the Financial Advisor. The Board did not undertake an analysis of the fairness of the Merger Payment in relation to each factor.



     No firm offers of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the Company into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) the purchase of a number of shares of Common Stock that would enable the holder thereof to exercise control of the Company. In addition, the Board did not solicit any such offers. The Board did not consider the unsolicited share exchange proposal from On Cue a "firm offer" because the Company did not have an opportunity to evaluate the relative merits of the proposal or engage in negotiations with On Cue with respect to the proposal. Although the Company made several attempts to pursue the matter, On Cue took no affirmative steps after it made its initial contact with the Company to indicate that it was serious about engaging in a transaction with the Company. For a detailed discussion of the On Cue proposal, see "Background of the Merger -- Alternatives Considered," above.

     Certain Effects of the Merger



     If the Merger is consummated, the Other Shareholders will no longer have an equity interest in the Company. Instead, each Other Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Other Shareholders will no longer be subject to the inherent risks of investing in a Company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."



     The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and Hugh Brennan, Director of Construction of the Company, will have an opportunity to share in the future results of operations of the Surviving Company and to take advantage of any increase in the value of such Company's assets if the Merger is consummated. There can be no assurance, however, that the value of these assets will increase or as to whether there will be any future distributions by the Surviving Company. The Company has never declared a cash dividend. See "Market Information." Mr. Foster is the only Continuing Shareholder who is a member of the Board and/or an executive officer of the Company.



     Consummation of the Merger through the Private Placement would likely result in the execution by the Continuing Shareholders of Lock-Up Agreements (as defined below) which would restrict their ability to transfer any shares of common stock of Newco received in the Merger and in which they represented that they had no plan or intention to dispose of the shares of common stock of Newco. See "Proposal to Approve the Merger -- Lock-Up Agreements."



     It is anticipated that all of the current officers and directors of the Company will continue to hold the same positions in Newco, although the form of the Merger Agreement has not yet been negotiated. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company and any persons who are officers, directors or Shareholders of the Company as of the date of this Proxy Statement.



     The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to
file periodic reports such as Forms 10-KSB, 10-QSB and 8-K.   Since the Common
Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from NASDAQ, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to NASDAQ listing.



     If the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Current Effects of Borrowings and Equity Financing," above.


     Material Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences associated with the proposed Merger, based upon the advice of Shaw, Pittman, Potts & Trowbridge, as tax advisor to the Company. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Proxy Statement (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all Shareholders in light of their particular investment circumstances (such as their source and level of income, the nature of their investment portfolio and the nature and amount of tax deductions, credits and other expenses unrelated to the Company). This discussion also does not purport to deal with all categories of Shareholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal income tax consequences of the Merger has been or will be requested from the Internal Revenue Service or from any other tax authority.

     This discussion of the federal income tax consequences of the Merger is intended to provide a general summary and does not address tax consequences which may vary with, or are contingent on, individual circumstances. For example, the proposed Merger may affect the tax liability of each Shareholder differently, depending on such factors as whether the Shareholder is an individual, corporation, company or other entity. This discussion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to those expressed in this discussion will not be asserted and sustained. Moreover, this discussion does not address any foreign, state or local income or other tax consequences of the Merger.

     ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR REGARDING ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER OF THE MERGER,

INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     Federal Income Tax Consequences for Continuing Shareholders. The federal income tax consequences of the Merger for Continuing Shareholders will depend upon whether or not the Merger is treated as a reorganization under section 368(a)(1)(A) of the Code (a so-called "Type A reorganization") for federal income tax purposes.

     In order to qualify as a Type A reorganization the Merger must satisfy four requirements. First, the Merger must qualify as a merger or consolidation under state law. Second, the Merger must have a bona fide business purpose (other than tax avoidance). Third, after the Merger, Newco must continue the Company's billiard club business or use a significant portion of the Company's "historic business assets" in its business. Fourth, after the Merger, the Shareholders, as a group, must maintain a significant continuing equity interest in Newco. For purposes of issuing private letter rulings, the IRS has provided a safe harbor, with respect to the minimum continuing equity interest needed to satisfy this requirement. The safe harbor requires that the shareholders in a corporation that is being merged out of existence (the "target" corporation) receive and retain an amount of acquiring corporation stock with a value at the time of the transaction equal to at least 50 percent of the value of the target corporation stock surrendered by such shareholders in the transaction. However, this is merely a safe harbor, and the Company's tax advisor believes that the Shareholders should be treated as maintaining a sufficient continuing equity interest in the Company if they, as a group, receive shares of common stock of Newco in the Merger with a value equal to at least 48 percent of the value (measured at the time of the Merger) of the shares of Common Stock surrendered in the Merger, and they actually retain ownership of such stock for at least two years (assuming that at the time of the Merger, Shareholders owning at least 48 percent of the Common Stock have no plan or intention to dispose of the shares of common stock of Newco received in the Merger). Therefore, if the Merger is structured as described in this Proxy Statement and Shareholders owning at least 48 percent of the Common Stock (i) enter into Lock-Up Agreements (as defined below) and (ii) have no plan or intention of disposing of the shares of common stock of Newco, then the Merger should qualify as a Type A reorganization for federal income tax purposes.

     If the Merger qualifies as a Type A reorganization, Continuing Shareholders should not recognize any gain or loss as a result of the Merger and the tax basis of each Continuing Shareholder in the shares of common stock of Newco received in the Merger should be equal to such Shareholder's adjusted tax basis in the shares of Common Stock surrendered in the Merger.

     On the other hand, if the Merger does not qualify as a Type A reorganization, it most likely will be treated as a taxable exchange of the Company's assets for shares of common stock of Newco and cash, followed by a liquidation of the Company in which the Continuing Shareholders receive shares of common stock of Newco. As a result, if the Merger does not qualify as a Type A reorganization, each Continuing Shareholder will recognize taxable gain (or loss) equal to the difference, if any, between (i) the value of the shares of common stock of Newco received by such Shareholder in the Merger and (ii) such shareholder's adjusted tax basis in its shares of Common Stock immediately prior to consummation of the Merger. This gain (or loss) will be treated as ordinary income (or loss) if the shares of Common Stock surrendered by a Continuing Shareholder is not a capital asset. Otherwise, if the shares of Common Stock had been held by a Continuing Shareholder for more than one year prior to the Merger, then this gain (or loss) will be treated as long-term capital gain (or loss), and if the shares of Common Stock had been held by a Continuing Shareholder for one year or less prior to the Merger, then they will be treated as short-term gain (or loss).

     If the Merger does not qualify as a Type A reorganization and the value of the shares of common stock of Newco and cash distributed in the Merger exceeds the Company's adjusted taxable basis in its assets, then the Merger will also result in the recognition of taxable gain by the Company. All of the Shareholders, including the Continuing Shareholders, may be liable as transferees under section 6901 of the Code for the Company's tax liability with respect to such taxable gain.

     Individual Shareholders will be subject to federal income tax on any capital gains recognized as a result of the Merger at a maximum rate of 28 percent and generally will only be able to offset capital gains with capital losses and up to $3,000 of ordinary income, on an annual basis ($1,500 in the case of a married individual filing a separate return). However, unused capital losses of individual Shareholders may be carried forward indefinitely to subsequent tax years to offset either capital gains or a maximum of $3,000 of ordinary income, on an annual basis. Individual Shareholders will be subject to federal income tax on any ordinary income recognized as a result of the Merger at a maximum rate of 39.6 percent.

     Corporate Shareholders will be subject to federal income tax on any ordinary income or capital gains recognized as a result of the Merger at a maximum rate of 35 percent (39 percent for certain corporations in order to effect the phase-out of the benefits of the graduated rates applied to income below $75,000) and generally will be able to use any capital losses only to offset capital gains. However, unused capital losses of corporate Shareholders may be (i) carried back to each of the three taxable years preceding the taxable year in which the loss is recognized and (ii) carried forward to each of the five taxable years following the taxable year in which the loss is recognized.

     Federal Income Tax Consequences for Other Shareholders. As a result of the Merger, Other Shareholders will receive a cash payment in exchange for each share of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Other Shareholder and (ii) such Other Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. If the shares of Common Stock surrendered in the Merger by an Other Shareholder is a capital asset, the gain or loss recognized by such Other Shareholder will be treated as a capital gain or loss. Otherwise, the gain or loss recognized by such Other Shareholder will be treated as ordinary income or loss. Capital gain (or loss) recognized by an Other Shareholder who has held shares of Common Stock for more than one year at the time of the Merger will generally be treated as long term capital gain (or loss). Capital gain (or loss) recognized by an Other Shareholder who has held shares of Common Stock for one year or less at the time of the Merger will generally be treated as short-term capital gain (or loss).

     Any capital gains or ordinary income that would be recognized by the Other Shareholders, would be taxed at the same rates and could be utilized subject to the same rules described in "Federal Income Tax Consequences for Continuing Shareholders," above.

     As noted above, if the Merger does not qualify as a Type A reorganization and the value of the shares of common stock of Newco and cash distributed in the Merger exceeds the Company's adjusted taxable basis in its assets, then the Merger will result in the recognition of taxable gain by the Company. All of the Shareholders, including the Other Shareholders, may be liable as transferees under section 6901 of the Code for the Company's tax liability with respect to such taxable gain. This tax liability would be in addition to any tax liability resulting from any taxable gain recognized by the Other Shareholders in connection with their receipt of a Merger Payment.

     Federal Income Tax Consequences for Holders of Warrants to Purchase Common Stock. If the Merger is approved, each warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions. This conversion will be treated as a taxable exchange, and each holder of a warrant to purchase a share or shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the value of the warrant to purchase shares of common stock of Newco and (ii) such holder's adjusted tax basis in the warrant to purchase shares of Common Stock immediately prior to the conversion. This gain (or loss) will be treated as ordinary income (or loss) if the warrants are not capital assets. Otherwise, if the warrant had been held for more than one year prior to the conversion, then this gain (or loss) will be treated as long-term capital gain (or loss), and if the warrant had been held for one year or less prior to the conversion, then it will be treated as short-term gain (or loss).

     Federal Income Tax Consequences for Holders of Options to Purchase Common Stock. If the Merger is approved, each stock option issued under the Stock Option Plans to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco. This conversion will not effect the exercise price, expiration date, vesting provisions, or any other provisions of the options. The holders of options to purchase shares of Common Stock issued under the Stock Option Plans should not recognize any taxable income as a result of this conversion.

     Purposes and Reasons for the Merger


     The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Other Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth under "Special Factors -- Background of the Merger -- Current Effects of Borrowings and Equity Financing." In addition, the Board believes that operating the Company as a private company that does not include the Other Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to audit the financial statements of the Company in compliance with federal securities laws and regulations (approximately $10,000 per year); those required to communicate with the approximately 3,400 Shareholders (approximately $15,000 per year); those required to make the necessary filings with, and otherwise comply with the regulations of, the Commission and NASDAQ, including legal fees and expenses (approximately $44,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. The majority of this savings would result from reductions in audit and legal fees associated with the Company's compliance with federal securities laws and regulations. The Company would also incur significantly lower expenses relating to printing, mailing and postage charges. In addition, the Company would not in the future incur certain other charges due to its status as a public corporation.


     Interests of Certain Persons in the Merger


     Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that was the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date. Mr. Foster has informed the Company in writing that he will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by him. Consequently, he will be treated as a Continuing Shareholder for purposes of the Merger. Mr. Foster, as an executive officer and director of the Company and as an Initial Continuing Shareholder, and Hugh Brennan, as Director of Construction of the Company and as an Employee Continuing Shareholder, are each participants on both sides of the proposed Merger because they will be shareholders in the Surviving Company. Their continuing interest in the Company, as well as certain other effects of the Merger, present each of them with a conflict of interest in voting for the Proposal and recommending that the Other Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, has an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Other Shareholders. See "Special -- Certain Effects of the Merger." Twelve Shareholders beneficially owned at least 101,000 shares of Common Stock as of the Record Date. Each of these Shareholders will be treated as an Initial Continuing Shareholder for purposes of the Merger, unless any of them makes an election to receive a Merger Payment for each share of Common Stock owned by each of them, in which case such electing Shareholders will be treated as Other Shareholders
for purposes of the Merger.   See "Proposal to Approve the Merger -- Payment
for Common Stock in the Merger." As of the date of this Proxy Statement, _____ of these Shareholders, including Mr. Foster, have informed the Company in writing that they will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by each of them. Consequently, as of the date of this Proxy Statement, there are a total of ___ Continuing Shareholders, _____ Initial Continuing Shareholders and one Employee Continuing Shareholder.



     As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding), and Mr. Rubin held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger -- Certain Effects of the Merger." However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger."

     Consummation of the Merger could have a positive effect on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross proceeds from the Private Placement. After deducting the Merger Payments of approximately $2,500,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable the Surviving Company to expand its business and improve its profitability, which in turn would likely make the Surviving Company more attractive to potential investors. Consequently, consummation of the Merger may indirectly result in the creation of a market for the common stock of the Surviving Company.



     The proposed Agreement and Plan of Merger (the "Merger Agreement"), which will, when negotiated, provide the terms and conditions of the Merger, is expected to permit continuing indemnification in accordance with the articles of incorporation of the Surviving Company and the bylaws of the Surviving Company in the Merger, of directors and executive officers of the Company to the fullest extent permitted under applicable state law, including indemnification relating to the period occurring prior to the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware (the "Effective Time"). See "Proposal to Approve the Merger -- Indemnification."





     Effect if the Merger is Not Approved


     The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, the Placement Agent will not consummate the Private Placement. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.


                         PROPOSAL TO APPROVE THE MERGER

      General

      Because the Proposal will terminate the interests of the Other Shareholders in the Company while enabling the Continuing Shareholders to obtain ownership of all of the equity interest in the Company, Shareholders will have one vote per share of Common Stock with respect to the Proposal. The description of the Merger Agreement included in this Proxy Statement is a summary of the principal terms currently expected to be included, and should not be viewed as complete. The form of Merger Agreement will become available only upon negotiation of the final terms thereof with the investors in the Private Placement, and the following description is, therefore, subject to change and qualified in its entirety by reference to the definitive Merger Agreement. The Company will make copies of the form of Merger Agreement available to any Shareholder without cost upon request when the form of Merger Agreement becomes available.

     Certain Effects of the Merger


     The Merger Agreement provides that, subject to its terms and conditions,
(i) the Company will be merged with and into Newco at the Effective Time, and each share of Common Stock held by Other Shareholders (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of Common Stock owned by the Continuing Shareholders will be converted into a share of common stock of the Surviving Company; (iv) each stock option issued under the Stock Option Plans or warrant of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions; (v) Newco will be the Surviving Company in the Merger, and the Company will cease to exist as a result of the Merger; (vi) the articles of incorporation and bylaws of Newco will be the articles of incorporation and bylaws of the Surviving Company; and (vii) the name of the Company shall be the name of the Surviving Company. In addition, it is anticipated that the board of directors of Newco will be identical to the Company's Board, with one or more investors as possible additions, but the terms of the Board structure have not yet been negotiated. Immediately after the Effective Time, the Other Shareholders will possess no interest in, or rights as Shareholders of, the Company, and the Company will be wholly owned by the Continuing Shareholders. For a description of how the Company will calculate the number of shares of Common Stock held by each holder of record on the Record Date for purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, see "Voting and Proxy Information -- Record Date; Outstanding Shares; Voting."


     Effective Time of the Merger


     The Merger Agreement provides that the Merger will become effective upon the filing and recordation of Articles of Merger with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company with the Secretary of State of the State of Delaware (i.e., the Effective

Time). The Company intends to make such filing promptly after the satisfaction or written waiver, where permissible, of the conditions contained in the Merger Agreement.


     Amounts Paid in the Merger


     The Merger Payments will be funded by the Company from funds obtained through the Private Placement. See "Financing of the Merger." One of the conditions to consummation of the Merger is that the Company raise a minimum of $6,000,000 in gross proceeds from the Private Placement and close the transaction within 180 days after the Shareholders approve the Proposal. See "Proposal to Approve the Merger -- Conditions to the Merger" and "Financing of the Merger."


     Payment for Common Stock in the Merger


     In order to qualify to be treated as an Other Shareholder for purposes of the Merger, a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date will be required to submit to a disbursing agent (the "Disbursing Agent") a duly executed letter of election in the form to be sent to each such Shareholder as promptly as practicable after the Effective Time, which will indicate such Shareholder's desire to receive a Merger Payment for each share of Common Stock owned by the Shareholder. If a beneficial owner of 101,000 or more shares of Common Stock as of the Record Date does not complete and deliver such letter of election in accordance with the instructions thereto, such Shareholder will be treated as a Continuing Shareholder for purposes of the Merger and will not receive a Merger Payment for any shares of Common Stock owned by the Shareholder.



     In order to receive the Merger Payment, each Other Shareholder will be required to (i) submit a duly executed letter of transmittal (a "Letter of Transmittal") in the form to be sent to each such Shareholder as promptly as practicable after the Effective Time and (ii) surrender their Common Stock certificates to the Disbursing Agent.


     Upon receipt of a duly executed Letter of Transmittal and Common Stock certificates, the Disbursing Agent will promptly issue a check to the person or persons entitled thereto in an amount equal to $0.50 for each share of Other Common Stock owned by such person or persons. No interest will be paid or accrued on amounts payable.

     Instructions with respect to the submission of a Letter of Transmittal to be used for this purpose will be mailed to Other Shareholders as promptly as practicable after the Effective Time. It is also expected that Letters of Transmittal will be available at the office of the Disbursing Agent. OTHER SHAREHOLDERS SHOULD NOT SEND ANY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR AT ANY TIME PRIOR TO RECEIPT OF A LETTER OF TRANSMITTAL.

     The Merger Agreement provides that the Surviving Company shall deposit in trust for the benefit of Other Shareholders with the Disbursing Agent the funds to which the holders of shares of Other Common Stock will be entitled in the Merger. The Merger Agreement provides that the Disbursing Agent may invest portions of the cash as the Surviving Company shall direct, provided that substantially all of such investments be in obligations of the United States of America or agencies of the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Services or in certificates of deposit, bank repurchase agreements secured by obligations of the United States of America or bank money market funds of banks with capital, surplus and retained earnings in excess of $500,000,000 (collectively, the "Permitted Investments"). The maturity of the obligations of the United States of America or agencies of the United States of America shall not exceed six months and the maturity of the commercial paper may not exceed 270 days. Any net profit resulting from, or interest or income produced by, the Permitted Investments, shall be paid from time to time to the Surviving Company.


     Any amount remaining on deposit with the Disbursing Agent six months after the Effective Time will be released and paid by the Disbursing Agent to the Surviving Company, which will be liable for any payment to be made thereafter under the terms of the Merger Agreement, after which time persons entitled thereto may look, subject to applicable abandonment, escheat or similar laws, only to the Surviving Company for any cash payments remaining to be paid to them pursuant to the Merger, without any interest thereon.

     Conditions to the Merger


     The respective obligations of the Company and Newco to consummate the Merger are subject to the fulfillment or written waiver of the following conditions at or prior to the Effective Time: (i) approval of the Proposal by Shareholders owning a majority of the outstanding Common Stock; (ii) the absence of any order, decree or temporary, preliminary or permanent injunction of any court of competent jurisdiction preventing the consummation of the Merger (the Company and Newco having agreed to use their best efforts to prevent the entry or issuance of such an order or injunction); and (iii) the Company's success in consummating a Private Placement that grosses at least $6,000,000 within 180 days after the Proposal is approved by the Shareholders. In addition, Newco's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed in all material respects its agreements contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of Newco being true and correct in all material respects at the Effective Time; and (iii) the Company's having made all necessary filings, registrations and notifications with appropriate regulatory authorities and having obtained all necessary approvals and authorizations from appropriate third parties. Furthermore, the Company's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed in all material respects its agreements contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of Newco being true and correct in all material respects at the Effective Time; (iii) Newco's having made all necessary filings, registrations and notifications with appropriate regulatory authorities and having obtained all necessary approvals and authorizations from appropriate regulatory authorities; and (iv) the opinion of the Financial Advisor included herein as Appendix __ not having been withdrawn prior to the Effective Time.


     Lock-Up Agreements

     The Merger Agreement provides that the Company shall use its best efforts to obtain a lock-up agreement (a "Lock-Up Agreement") from each Continuing Shareholder prior to consummation of the Merger pursuant to which each Continuing Shareholder (i) agrees not to offer, sell or otherwise transfer any of the shares of common stock of Newco received by the Continuing Shareholder in the Merger until two years following consummation of the Merger without the prior written consent of the Surviving Company, and (ii) will represent that the Continuing Shareholder has no plan or intention to dispose of the shares of common stock of Newco. Consummation of the Merger is not conditioned upon the execution of a Lock-Up Agreement by each Continuing Shareholder. Failure of each Continuing Shareholder to execute a Lock-Up Agreement could result in certain adverse tax consequences to all of the Shareholders and the Surviving Company, however. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Continuing Shareholders." There can be no assurance that each Continuing Shareholder will execute a Lock-Up Agreement.

     Indemnification


     The Merger Agreement provides that the Company and the Surviving Company shall provide continuing indemnification, in accordance with the articles of incorporation and bylaws of the Surviving Company, to the directors and executive officers of the Company to the greatest extent permissible under applicable law for matters occurring prior to the Effective Time.


     Employee Benefit Matters

     The Company anticipates that the Surviving Company will continue all of the existing employee benefit plans offered by the Company as of the date of this Proxy Statement. The terms of the Merger have not yet been negotiated, however, and, as a result, the employee benefit plans offered by the Surviving Company may differ substantially from those offered by the Company.

     Waiver and Amendment

     Any provision of the Merger Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof and the Merger Agreement may be amended in writing at any time before or after approval of the Merger by the Shareholders, but after any such approval no amendment may be made that decreases the amount or changes the type of the Merger Payments or that in any way adversely affects the rights of such Shareholders without the approval of the Other Shareholders.

     Fees and Expenses

     The Merger Agreement provides that if the Merger Agreement is not consummated, all legal and other costs and expenses incurred in connection with the Merger Agreement will be paid by the Company.

     Rights of Dissenting Shareholders

     Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

     Vote Required and Recommendation of the Board of Directors


     The Merger will be approved if and only if it receives the favorable vote of the majority of all Common Stock outstanding on the Record Date. As of the Record Date, members of the Board and executive officers of the Company owned 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that was the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date. Such Shareholder held a total of 1,323,600 (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date. Such Shareholder has informed the Company in writing that he will not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by him. Consequently, he will be treated as a Continuing Shareholder for purposes of the Merger. In addition, such Shareholder has informed the Company that he intends to vote all of the shares of Common Stock held by him in favor of the Proposal.


     The board of directors and shareholders of Newco have approved the Merger, the execution and delivery of the Merger Agreement by Newco and consummation of the Merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

                               REGULATORY MATTERS


     No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida and the State of Delaware in order to effect the Merger.


                            FINANCING OF THE MERGER


     The Company has determined that approximately $2,500,000 in cash will be required in order to make the Merger Payment with respect to each share of Other Common Stock held by an Other Shareholder. For a discussion of the Company's estimate of the total cost of the Merger, see "Fees and Expenses." The Company retained the Placement Agent (i.e., Hampshire Securities Corporation) to raise $6,000,000 to $12,000,000 through the Private Placement (i.e., the private placement of equity and/or subordinated debt securities of the Surviving Company), as described below. However, the Placement Agent has no obligation to consummate any Private Placement if the Proposal is not approved by the Shareholders. The Company intends to use funds obtained through the Private Placement to make the Merger Payments, and to provide Newco, following its merger with the Company, with funds for working capital and for the development of additional billiard clubs. The respective obligations of the Company and Newco to consummate the Merger are contingent upon, among other things, the Company's success in consummating a Private Placement that grosses at least $6,000,000 within 180 days after the Proposal is approved by the Shareholders. See "Proposal to Approve the Merger -- Conditions to the Merger." Consequently, even if the Proposal is approved by the requisite vote of the Shareholders, the Merger will not be consummated unless the Company obtains a minimum of $6,000,000 in gross proceeds from the Private Placement and closes the transaction within 180 days of such Shareholder approval. If this condition is not satisfied, the Company will not consummate the Merger or make the Merger Payments to any of the Shareholders. In that event, the Company will continue to conduct its operations as a public company. There can be no assurance, however, that the Company will raise any funds from the Private Placement or that the Private Placement that raises at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.



     By written agreement dated May 23, 1996, the Company granted the Placement Agent an exclusive right to present a Merger proposal by June 30, 1996 acceptable to the Company designed to raise $6,000,000 to $12,000,000 in gross proceeds through the Private Placement to a limited number of accredited
investors.   As of the date of this Proxy Statement, the Placement Agent and its controlling persons do not beneficially own any equity securities of the Company. Neither the Placement Agent nor its controlling persons is affiliated with, or has ever had any relationship with, the Company or any of its controlling persons.



     Consummation of each Private Placement is subject to a number of material contingencies, including execution of a definitive purchase agreement satisfactory to the potential investor, the Company and Newco, approval of the Proposal by the Shareholders, deregistration of the Common Stock under the Exchange Act and delisting of the Common Stock from NASDAQ. There can be no assurance, however, that the Placement Agent will consummate a Private Placement or that a Private Placement raising at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.


     The Placement Agent has proposed, subject to negotiation among each potential investor, the Company and Newco, that the Private Placement consist of 12 units of 100,000 shares of preferred stock of the Surviving Company per unit for a price of $500,000 per unit (the "Preferred Stock") and that none of the Preferred Stock be sold unless all 12 units are sold. Each share of Preferred Stock would be convertible, at the option of the holder, initially into two shares of common stock of the Surviving Company, subject to certain customary anti-dilution adjustments under certain circumstances. The Preferred Stock would automatically convert into shares of common stock of the Surviving Company if the Surviving Company sold shares of its common stock in a public offering or upon the consent of two thirds of the shares of Preferred Stock outstanding. The Surviving Company would be obligated to redeem the Preferred Stock six years from the date of issuance of the Preferred Stock. Dividends on the Preferred Stock would be payable in cash at a rate of six percent per annum on a cumulative basis at the time of either conversion or redemption, whichever would occur first, of the Preferred Stock. The Preferred Stock would be entitled to voting rights identical to the common stock of the Surviving Company, on an "as if converted" basis, and would have special voting rights as a class requiring approval of a majority of the shares of Preferred Stock outstanding for the creation of any senior security or any transaction in which control of the Surviving Company were transferred. The Preferred Stock would be entitled to a liquidation preference over the common stock of the Surviving Company, or any other class or series of stock of the Surviving Company ranking junior to the Preferred Stock, in an amount equal to the original purchase price of the Preferred Stock plus accrued but unpaid dividends. In addition, holders of shares of Preferred Stock would be granted certain demand and piggyback registration rights.


     If the Preferred Stock is placed on the terms described above, the Continuing Shareholders would realize an immediate increase in the net tangible book value of the shares of common stock of the Surviving Company owned by them, while purchasers of the Preferred Stock would experience an immediate dilution (reduction) in the net tangible book value of their shares of Preferred Stock because the price per share of the Preferred Stock would exceed the net tangible book value per share of the common stock of the Surviving Company immediately subsequent to placement of the Preferred Stock. Net tangible book value per share is (i) the difference between the total tangible assets and total liabilities of the Surviving Company divided by (ii) the number of shares of common stock of the Surviving Company and number of shares of Preferred Stock that are expected to be outstanding immediately subsequent to placement of the Preferred Stock. The following table illustrates the increase in the net tangible book value of the shares of common stock of the Surviving Company that the Continuing Shareholders would realize if the Preferred Stock were placed.



     Pro forma net tangible book value per share
        as of December 31, 1995(1)  . . . . . . . . . . . . . . . . . . . . . . . .   $
                                                                                       -----

     Increase in net tangible book value
       per share attributable to placement
       of the Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                       -----

     Pro forma net tangible book value per share
       after placement of the Preferred Stock . . . . . . . . . . . . . . . . . . .
                                                                                       -----

     Dilution per share of the Preferred Stock  . . . . . . . . . . . . . . . . . .
                                                                                       -----




     ------------------------
     (1) Based upon the pro forma financial statements of the Surviving Company appearing elsewhere in this Proxy Statement.



     As of the date of this Proxy Statement, the Placement Agent has neither sought nor received any letters of intent or expressions of interest from potential purchasers of Preferred Stock. Consequently, there is no indication that the Placement Agent will be able to place any Preferred Stock at all or will be able to place any Preferred Stock on the terms described above. As of the date of this Proxy Statement, the Company does not intend to sell any Preferred Stock to any of its affiliates.



     In consideration of the Placement Agent's undertaking, the Company expects to pay, upon the successful raising of at least $6,000,000 in gross proceeds from the Private Placement, an amount equal to five percent of such gross proceeds. In addition, the Company has agreed to sell to Island, concurrently with the consummation of the Private Placement, for a price of $0.50 per share,
(i) 300,000 shares of common stock of the Surviving Company if the gross proceeds from the Private Placement equal at least $6,000,000, (ii) one share of common stock of the Surviving Company per $40 of gross proceeds from the Private Placement in an amount of between $6,000,001 and $10,000,000, and (iii) one share of common stock of the Surviving Company per $20 of gross proceeds from the Private Placement in an amount of between $10,000,001 and $12,000,000. The Company has also agreed to accept Island's seven-year promissory note as payment for any shares acquired pursuant to such agreement. The Company anticipates that the note would be secured by all of the shares of common stock of the Surviving Company purchased by Island. The note would bear interest at a rate applicable to the federal rate for seven-year notes, with the entire principal amount of the loan maturing at the end of the seven-year term. Regardless of the success or otherwise of the Placement Agent's efforts, the Company further agrees to pay the expenses of the Placement Agent involved in this undertaking, provided such expenses do not exceed $10,000. Such expenses are not to include payments by the Placement Agent in respect of legal advice or services and the services of other third party service providers. The Company may, in its discretion and having had received prior written notice of the proposed expenditure by the Placement Agent, pay the reasonable expenses of the Placement Agent where the total of expenses otherwise paid or payable is in excess of $10,000.



     The Company estimates that the fees and expenses in connection with placement of the Preferred Stock, which would be paid by the Company out of the proceeds of the sale of such Preferred Stock, would total approximately $550,000, which consists of $310,000 in fees and expenses payable to the Placement Agent, $______ in legal expenses, $______ in travel expenses and $______ in miscellaneous expenses.


                     BUSINESS AND PROPERTIES OF THE COMPANY

     Description of Business


     General. From its organization in 1983 through March 16, 1989, the Company conducted business as a wholesale dealer engaged in the purchase and sale of fine gold and pure silver in the form of bullion and granules. The Company registered the Common Stock under the Exchange Act on July 15, 1985. The Company terminated its precious metals division with the sale of the assets used in the precious metals operation on March 16, 1989. The operations and all related gains and losses of the metals division have been treated as discontinued operations. From the date of the sale of its metals operation and until April 11, 1990 when the Company acquired an interest in a billiard club business (discussed below), the Company's primary business operation was conducted through its wholly owned subsidiary, Dixie Run Corporation ("Dixie Run"). Dixie Run and its wholly owned subsidiaries had been engaged in the business of identifying, purchasing and developing raw land suitable for subdivision and resale to builders and developers and construction of primarily luxury residential homes. On June 7, 1990, the Board approved the discontinuation of the operations of Dixie Run and, accordingly, Dixie Run has been treated as discontinued operations. For a discussion of the discontinued precious metals division and real estate subsidiary, see "Financial Statements of the Company."

     On March 11, 1990, the Board approved the acquisition by the Company of a majority interest in Jillian's, Inc., formerly Jillian's Entertainment Corporation, a Delaware corporation formed to acquire and operate billiard clubs located in various cities throughout the United States. The Company entered into a Stock Exchange Agreement, dated April 11, 1990 (the "Acquisition Date"), with Jillian's Inc. and Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy (collectively, the "Foster Group") pursuant to which it acquired a 51 percent ownership interest in Jillian's, Inc., and the Foster Group acquired the remaining 49 percent ownership interest. The Company acquired the remaining 49 percent of Jillian's, Inc. from the Foster Group on March 14, 1991. See "Financial Statements of the Company" for a discussion of the terms and conditions of the agreements governing the acquisition of Jillian's, Inc.


     Pursuant to a series of related transactions, on the Acquisition Date, Jillian's, Inc. acquired all of the outstanding stock of corporations that own and operate billiard clubs in Seattle, Washington and Miami, Florida. Since the Acquisition Date, Jillian's, Inc., through wholly owned subsidiaries, has constructed new billiard clubs in Cleveland, Ohio, Cleveland Heights, Ohio, Worcester, Massachusetts, Champaign, Illinois, Annapolis, Maryland, Long Beach, California and Tacoma, Washington and additionally, has acquired an existing billiard club in Pasadena, California.



     The Jillian's clubs are part of the new generation of upscale billiard clubs in America. These new billiard clubs offer a wider variety of entertainment and food and beverage service and are designed to attract a broader segment of the adult population than traditional pool halls. The clubs are decorated in an appealing and comfortable style. The Jillian's billiard clubs face competition in their respective cities from other billiard clubs, as well as from other leisure time activities, such as theaters, bowling centers, theme restaurants and night clubs. The Jillian's billiard clubs also compete with entertainment centers, large facilities which offer diverse forms of entertainment, such as billiards, virtual reality and other electronic games, restaurant and bar services and night club-style entertainment. Some of these competitors operate single outlet facilities, while others operate multi-unit entertainment facilities. For a description of some of the competitors that operate a chain of entertainment facilities, see "Special Factors -- Background of the Merger -- General." The Jillian's clubs compete with other billiard clubs, leisure time activities and entertainment centers by providing adult customers a single stop destination for an entire evening's entertainment. The Jillian's clubs offer customers an upscale, comfortable setting, billiards activities, a variety of entertainment activities (e.g., electronic games, darts and pingpong) and food and beverage services.



     The Company currently is concentrating its efforts on its investment in the billiard club business. Although no assurance can be given, the Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs that offer the same forms of entertainment that are offered by the existing clubs. These clubs may be owned by Jillian's, Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures that own the clubs. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states.



     The Company hired four new executive officers during the first half of 1995. See "Executive Officers and Directors of the Company." These officers will assist the Company with its efforts to expand its billiard club business, as discussed above. As of the date of this Proxy Statement, the Company is not considering any new lines of business, concepts or changes in priorities.
Prior to the hiring of the officers, the Company was thinly staffed at the management level. The Company believes that the addition of these new personnel will enable it to provide more efficient and effective management, including the centralization of its administrative operations.



     Jillian's Clubs. Set forth in the table below are descriptions of the existing Jillian's clubs.



                                              DATE OF
                                            COMMENCEMENT   DESCRIPTION OF SPACE    NUMBER OF BRUNSWICK
        NAME OF             LOCATION OF           OF           (APPROXIMATE         BILLIARD TABLES;
   SUBSIDIARY OWNER            CLUB         OPERATIONS           FOOTAGE)            OTHER AMENITIES
   -----------------           ----         ----------           --------            ---------------



 Jillian's  - Kendall     Miami, Florida  November 1989    9,600 square feet;     27 tables; other
                                                           located in a           table top games;
                                                           shopping center next   high tech video
                                                           to a nine-screen       games; bar and food
                                                           movie theater          service


 Jillian's - Seattle      Seattle,        April 1990       18,500 square feet;    34 tables; other
                          Washington                       two-story free         table top games;
                                                           standing building      high tech video
                                                                                  games; separate
                                                                                  room available for
                                                                                  private rental; bar
                                                                                  and food service on
                                                                                  both floors

 Jillian's - Cleveland    Cleveland,      July 1990        13,000 square feet;    25 tables; other
                          Ohio (on the                     two floors of a        table top games;
                          banks of the                     building               high tech video
                          Cuyohoga                                                games; separate
                          River)                                                  room available for
                                                                                  private rental; bar
                                                                                  and food service on
                                                                                  both floors

                                              DATE OF
                                            COMMENCEMENT   DESCRIPTION OF SPACE    NUMBER OF BRUNSWICK
        NAME OF             LOCATION OF           OF           (APPROXIMATE         BILLIARD TABLES;
   SUBSIDIARY OWNER            CLUB         OPERATIONS           FOOTAGE)            OTHER AMENITIES
   -----------------           ----         ----------           --------            ---------------

 Jillian's - Cleveland    Cleveland       November 1992    9,600 square feet      21 tables; other
 Heights(1)               Heights, Ohio                                           table top games;
                                                                                  high tech video
                                                                                  games; bar and food
                                                                                  service

 Jillian's  - Pasadena    "Old Town"      August 1993(2)   7,200 square feet;     16 tables; bar and
                          Pasadena,                        two floors of a        food service on
                          California                       building with          both floors
                                                           additional outside
                                                           seating on the first
                                                           floor

 Jillian's  -             Worcester,      December 1993    16,000 square feet,    24 tables; other
 Worcester(1)             Massachusetts                    including a 5,000      table top games;
                          (near                            square foot game       high tech video
                          Worcester                        room; one-story free   games; bar and food
                          Polytechnic                      standing building      service
                          Institute)

 Jillian's -              Champaign,      August 1994      12,000 square feet;    20 tables; other
 Champaign(1)             Illinois                         two-story free         table top games;
                          (adjacent to                     standing building      high tech video
                          the University                                          games; bar and food
                          of Illinois                                             service
                          campus)

 Jillian's  -             Annapolis,      October 1994     10,000 square feet;    16 tables; other
 Annapolis(1)             Maryland (near                   one-story free         table top games;
                          the U.S. Naval                   standing building      high tech video
                          Academy and                                             games; bar and food
                          the Annapolis                                           service
                          historical
                          district)

 Jillian's  - Long        Long Beach,     May 1995         16,000 square feet;    16 tables; bar and
 Beach                    California                       two floors of a        food service; night
                                                           13-story  free         club located in the
                                                           standing building      basement

 Jillian's - Tacoma       Tacoma,         December 1995    25,000 square feet     25 tables; other
                          Washington                       including a game       table top games;
                          (near the                        room; two-story free   high tech video
                          University of                    standing building      games; bar and food
                          Puget Sound                                             service
                          campus)



 (1) The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which the Jillian's subsidiary owner is the general partner and owns a substantial (87%, 25%, 43% and 79%, respectively) interest. The Jillian's subsidiary receives a management fee for operating the related club equal to 6.5% of the gross revenues in the case of the Cleveland Heights club, 6% in the case of the Champaign and Annapolis clubs and 5% in the case of the Worcester club.

 (2) The club located in Pasadena was an existing billiard club/diner that the Company, through Jillian's - Pasadena, acquired in August 1993. As part of the acquisition, the Company acquired all of the assets located at the existing club (including all leasehold improvements, furniture, fixtures, bar and kitchen equipment and billiard tables), all of the seller's interest in the lease for the premises and all alcoholic beverage licenses and other licenses necessary to operate the club.

     Description of  Properties


     Administrative Operations. On June 13, 1995, the Company entered into a written lease agreement for 3,020 square feet of space for its administrative operations to be located at 727 Atlantic Avenue in Boston, Massachusetts. The lease began on July 28, 1995 and expires on July 28, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company is obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.



     On June 1, 1994, the Company entered into a written lease agreement for its administrative operations in an executive center located at One Alhambra Plaza, Coral Gables, Florida. The lease is for 1,243 square feet of office space and began on July 1, 1994 and expires June 30, 1999. The total required monthly payments are $1,916, all of which is paid by third parties who sublease the space.


     Jillian's, Inc. leases additional administrative space in an executive center located at 508 North Second Street, Fairfield, Iowa. The lease began on April 1, 1994 and expires on March 31, 1997. The required monthly payments are $910.

     Jillian's Clubs. Set forth in the table below are descriptions of the leases for the Jillian's clubs.



                                                                                            OTHER
                                                                                              &
                       LEASE TERM &                                                    RENTAL PAYMENTS
  LESSEE/      LEASE      RENEWAL             MINIMUM                                    FOR THE YEAR
 SUBLESSEE     DATE       OPTION            ANNUAL RENT            PERCENTAGE RENT      ENDED 3/31/96
 ----------    ----     ----------          -----------            ---------------      -------------

 Jillian's   5/26/89;  triple net;   $192,000 ($16,000 per      6% of gross sales in  under 3/7/94
 - Kendall   amended   10 years;     month); adjusted each      excess of $1,000,000  amendment,
             3/7/94    two           year based on increases                          lessor was
                       five-year     in the Consumer Price                            granted warrants
                       renewal       Index ("CPI"), but                               to purchase
                       options       limited to 6% of the                             65,000 shares of
                                     prior year's annual rent;                        lessee's common
                                     all CPI adjustments                              stock at $0.50
                                     deferred until 1/1/95 by                         per share for a
                                     3/7/94 amendment                                 five-year period

                                                                                      rental payments
                                                                                      for FY-96 of
                                                                                      $262,702, which
                                                                                      includes taxes
                                                                                      and common area
                                                                                      maintenance
                                                                                      charges

 Jillian's    8/29/89  triple net;   $258,000 ($21,500 per      3% of gross sales in  FY-96 rental
 - Seattle             10 years;     month); beginning 3/91     excess of $750,000;   payments totaled
                       one           and every 12th month       adjusted annually     $304,610, which
                       five-year     thereafter, monthly rent   based on increases    included taxes,
                       renewal       will increase based on     in CPI, but no more   common area
                       option        increase in CPI, but no    than 6%; two thirds   maintenance
                                     more than 6% annually; if  of the percentage     charges and
                                     option to renew lease is   rental payments can   percentage rent
                                     exercised, rent shall be   be made by issuing    of $14,054 in
                                     agreed to by both parties  the lessor warrants   cash; FY-96
                                     and based on fair market   to purchase shares    rental payments
                                     value ("FMV") of           of the Company's      also made by the
                                     comparable rentals         Common Stock on a     Company's
                                                                one share per dollar  issuance of
                                                                basis                 warrants to
                                                                                      purchase 28,108
                                                                                      shares of the
                                                                                      Company's Common
                                                                                      Stock at an
                                                                                      exercise price
                                                                                      of $0.27 per
                                                                                      share

                                                                                            OTHER
                                                                                              &
                       LEASE TERM &                                                    RENTAL PAYMENTS
  LESSEE/      LEASE      RENEWAL             MINIMUM                                    FOR THE YEAR
 SUBLESSEE     DATE       OPTION            ANNUAL RENT            PERCENTAGE RENT      ENDED 3/31/96
 ----------    ----     ----------          -----------            ---------------      -------------

 Jillian's   4/20/90;  triple net;   $69,615 ($5,801 per        5% of gross sales in  11/24/93
 -            amended  10 years;     month) for years 1-4;      excess of $1,392,300  amendment
 Cleveland   11/24/93  two           $80,325 ($6,694 per        for years 1-4,        temporarily
                       five-year     month) thereafter;         $1,606,500            limited rent and
                       renewal       beginning year 7, rent     thereafter            common area
                       options       will be increased to an                          maintenance
                                     amount equal to the                              charges and
                                     lesser of (i) 105% of the                        lessor and
                                     annual rent payable for                          lessee
                                     the prior lease year, or                         subsequently
                                     (ii) the annual rent                             verbally agreed
                                     payable for the prior                            to limit the
                                     lease year adjusted for                          rents
                                     increases in CPI; if                             indefinitely to
                                     option to renew lease is                         $6,000 per month
                                     exercised, rent shall be                         from October
                                     negotiated, but will not                         through March
                                     be less than the greater                         and $9,000 per
                                     of comparable rentals or                         month from April
                                     the rent payable for the                         through
                                     last month of the                                September; in
                                     preceding term; rent for                         exchange for
                                     each year of first                               such reduction,
                                     renewal period may not be                        lessee agreed to
                                     greater than 115% of                             pay 8.5% of
                                     annual rent of last year                         gross sales in
                                     of initial term                                  excess of
                                                                                      $650,000 until
                                                                                      lessor received
                                                                                      100% of the
                                                                                      reduced rents
                                                                                      and common area
                                                                                      maintenance

                                                                                      FY-96 rental
                                                                                      payments totaled
                                                                                      $118,478, which
                                                                                      included taxes
                                                                                      and common area
                                                                                      maintenance
                                                                                      charges

 Jillian's   10/17/91  triple net;   $57,240 ($4,770 per month  none                  FY-96 rental
 -                     10 years;     starting 5/92) for years                         payments for
 Cleveland             two           1 and 2; $68,688 ($5,724                         primary and
 Heights               five-year     per month) for years 3-6;                        option space
                       renewal       $76,320 ($6,360 per                              totaled
                       options       month) for years 7-10; if                        $110,656, which
                                     renewal option is                                included taxes
                                     exercised, minimum annual                        and common area
                                     rent for each of the                             maintenance
                                     options will be $91,584                          charges
                                     and $106,848,
                                     respectively

                                                                                            OTHER
                                                                                              &
                       LEASE TERM &                                                    RENTAL PAYMENTS
  LESSEE/      LEASE      RENEWAL             MINIMUM                                    FOR THE YEAR
 SUBLESSEE     DATE       OPTION            ANNUAL RENT            PERCENTAGE RENT      ENDED 3/31/96
 ----------    ----     ----------          -----------            ---------------      -------------

 Jillian's    8/19/93  1st           $33,048 ($2,754 per        none                  FY-96 rental
 - Pasadena            sublease:     month) for each year                             payments (for
                       10 years;     through 9/96; thereafter,                        both subleases)
                       two           rent will be equal to FMV                        totaled
                       five-year     of comparable rentals                            $147,985, which
                       renewal       with CPI adjustments                             included taxes
                       options       starting 4/1/98                                  and common area
                       (1,377 sq.                                                     maintenance
                       ft. on                                                         charges
                       ground
                       floor)

                       2nd           $68,928 ($5,744 per
                       sublease:  5  month) for each year
                       years;        through 9/30/94;
                       expires       thereafter, rent will be
                       9/30/96;      increased by CPI
                       three
                       five-year
                       renewal        both subleases provide
                       options       that if a renewal option
                       (5,744 sq.    is exercised, rent for
                       ft. in        such period shall be
                       basement)     agreed upon by the
                                     parties and based on FMV
                                     of comparable rentals
                                     with certain CPI
                                     adjustments

                                                                                            OTHER
                                                                                              &
                       LEASE TERM &                                                    RENTAL PAYMENTS
  LESSEE/      LEASE      RENEWAL             MINIMUM                                    FOR THE YEAR
 SUBLESSEE     DATE       OPTION            ANNUAL RENT            PERCENTAGE RENT      ENDED 3/31/96
 ----------    ----     ----------          -----------            ---------------      -------------

 Jillian's    4/21/93  triple net;   $123,780 ($10,315 per      none                  separate lease
 -                     10 years;     month starting 8/93) for                         for parking
 Worcester             two           years 1-3; $140,284                              spaces for the
                       five-year     ($11,690 per month) for                          same term as
                       renewal       years 4-5; $165,040                              building lease;
                       options       ($13,753 per month) for                          annual rent is
                                     years 6-10; if renewal                           $13,200 for
                                     option exercised, rent                           years 1-5 and
                                     for each year of the                             $15,840 for
                                     first 5-year period will                         years 6-10; for
                                     be $198,048, and of the                          the first and
                                     second 5-year period will                        second renewal
                                     be greater of $198,048 or                        periods, rent
                                     80% of the then FMV for                          will be $19,000
                                     similar space                                    and $22,800,
                                                                                      respectively

                                                                                      FY-96 rental
                                                                                      payments totaled
                                                                                      $183,176, which
                                                                                      included taxes,
                                                                                      parking rental
                                                                                      and common area
                                                                                      maintenance
                                                                                      charges

 Jillian's    4/14/93  triple net;   $64,800 ($5,400 per month  none                  in 10/94, lessee
 -                     10 years;     starting 8/93) for years                         entered into
 Champaign             two           1 and 2; from April 1,                           separate leasing
                       five-year     1995, and on April 1 of                          agreement for
                       renewal       each year thereafter,                            parking; annual
                       options       during the initial term                          rent is $5,220
                                     and any extension term,                          ($435 per month)
                                     the monthly rental amount                        and the lease
                                     shall be adjusted by                             expires on
                                     increases in CPI                                 9/1/97

                                                                                      FY-96 rental
                                                                                      payments totaled
                                                                                      $95,371, which
                                                                                      included taxes,
                                                                                      parking rental
                                                                                      and common area
                                                                                      maintenance
                                                                                      charges

                                                                                            OTHER
                                                                                              &
                       LEASE TERM &                                                    RENTAL PAYMENTS
  LESSEE/      LEASE      RENEWAL             MINIMUM                                    FOR THE YEAR
 SUBLESSEE     DATE       OPTION            ANNUAL RENT            PERCENTAGE RENT      ENDED 3/31/96
 ----------    ----     ----------          -----------            ---------------      -------------

 Jillian's    4/20/93  triple net;   $79,992 ($6,666 per month  none                  FY-96 rental
 -                     10 years;     starting 4/26/93) for                            payments totaled
 Annapolis             two           year 1;  $90,000 ($7,500)                        $127,969, which
                       five-year     for year 2; $99,996                              included taxes
                       renewal       ($8,333 per month) for                           and common area
                       options       year 3; beginning year 4,                        maintenance
                                     the minimum annual rent                          charges
                                     will be adjusted upward
                                     to an amount equal to 66
                                     2/3% of the annual
                                     increase in CPI, with the
                                     adjustment in any year
                                     limited to 5% of prior
                                     year's annual rent; if a
                                     renewal is exercised, the
                                     minimum annual rent for
                                     each of the first and
                                     second five-year renewal
                                     periods will be the same
                                     as the tenth year's rent
                                     with the same CPI
                                     adjustment


 Jillian's    7/12/93  triple net;   $178,935 ($14,911 per      none                  FY-96 rental
 - Long                10 years,     month starting 1/94) for                         payments totaled
 Beach                 two           year 1;  $220,790                                $297,196, which
                       five-year     ($18,399 per month) for                          included taxes
                       renewal       years 2-3; yearly                                and common area
                       options       increases of 5% for years                        maintenance
                                     4-10; if renewal option                          charges
                                     is exercised, minimum
                                     annual rent will be equal
                                     to annual base rent
                                     payable for immediately
                                     preceding year, increased
                                     by 5% per annum


 Jillian's   12/21/94; triple net;   $223,119 ($18,593 per      none                  FY-96 rental
 - Tacoma     amended  10 years      month starting                                   payments totaled
              6/15/95                commencement of                                  $70,338, which
                                     operations or 1/1/96) for                        included taxes
                                     years 1-3; $224,119                              and common area
                                     ($20,343 per month) for                          maintenance
                                     years 4-6; $265,116                              charges
                                     ($22,093 per month) for
                                     years 7-10

     Legal Proceedings


     Neither the Company nor any of its properties currently is subject to any litigation nor, to the knowledge of the Board, is any material litigation currently threatened against the Company or any of its properties, other than ordinary litigation routine to the Company's business, except as follows. In October 1995, an action to enforce a mechanics lien was filed against the Company in the California Superior Court for Los Angeles County for approximately $123,000, plus interest. The Company filed an answer and cross complaint to the suit in January 1996. While the Company is vigorously defending the action and believes that it has meritorious defenses, no assurance can be given of an outcome favorable to the Company. An unfavorable outcome could have a material adverse effect on the Company's financial condition, results of operations or liquidity. See "Financial Statements of the Company."


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Results of Operations


     First Quarter Ended June 30, 1996 Compared to First Quarter Ended June 30, 1995. The Company had net losses of $70,678 and $191,164 for the quarters ended June 30, 1996 and 1995, respectively. The decrease in net losses from 1995 to 1996 was primarily due to higher net club operating income of $304,461 and a reduction in start-up costs related to development stage clubs of $57,976, offset in part by increased general and administrative expenses of $125,387, depreciation and amortization of $65,672 and interest expense of $38,850.



     Total revenues were $3,263,387 and $2,461,662 for the quarters ended June 30, 1996 and 1995, respectively. The increase of $801,725 was primarily due to increased revenues of $728,401 from the Long Beach and Tacoma clubs, which opened in May 1995 and December 1995, respectively.



     Total costs and expenses were $3,269,538 and $2,620,309 for the quarters ended June 30, 1996 and 1995, respectively. The increase in total expenses of $649,229 was primarily due to increased costs of $483,781 associated with the Long Beach and Tacoma clubs and increased general and administrative expenses of $125,387. The Company had general and administrative expenses of $420,357 and $294,970 for the three month period ended June 30, 1996 and 1995, respectively. The increase in general and administrative expenses was primarily due to increased wages of approximately $124,000. The increase in wages from 1995 to 1996 was primarily attributed to the hiring of a new Vice President of Operations, Vice President of Development and support personnel.

     Interest expense was $84,068 and $45,218 for the quarter ended June 30, 1996 and 1995, respectively. The increase was primarily due to debt associated with the Long Beach and Tacoma clubs.



     Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995. The Company had a net loss of $393,731 for the year ended March 31, 1996 as compared to a net loss of $863,056 for the year ended March 31, 1995. This improvement from 1995 to 1996 was primarily due to higher net club operating income of $779,628 and decreased start-up costs relating to development stage clubs of $452,233, offset in part by increased general and administrative expenses of $520,699, increased depreciation and amortization of $133,268 and increased income applicable to minority interest of $79,382.



     The Company had revenues from club operations of $11,875,716 and $7,969,247 for the years ended March 31, 1996 and 1995, respectively. The increase of $3,906,469 for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was due to increases in comparable sales of $603,492, increased revenues of $973,457 from full operating years for second year clubs (i.e., the Champaign and Annapolis clubs, which opened for business on August 19, 1994 and October 27, 1994, respectively) and increased revenues of $2,329,520 from new clubs opened in fiscal 1996 (i.e., the Long Beach and Tacoma clubs, which opened for business on May 5, 1995 and December 8, 1995, respectively). The increase of $603,492 or 12.2 percent in comparable sales for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was primarily due to increases of $374,631 or 21.1 percent in Seattle, $79,940 or 9.5 percent in Cleveland, $77,417 or 9.1 percent in Cleveland Heights and $71,504 or 8.9 percent in Pasadena.



     The Company had total costs and expenses of $12,196,941 and $8,788,984 for the years ended March 31, 1996 and March 31, 1995, respectively. The increase of $3,407,957 for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was due to increased cost of club operations of $3,126,841, increased general and administrative expenses of $520,699, increased depreciation and amortization expenses of $133,268 and increased income applicable to minority interest of $79,382, offset by a decrease of $452,233 relating to start-up costs for development stage clubs.



     The increase of $3,126,841 in cost of club operations was primarily due to increased costs associated with the Champaign, Annapolis, Long Beach and Tacoma clubs. The increase in general and administrative expenses for the year ended March 31, 1996, as compared to the same period ended March 31, 1996, was primarily due to increased wages, professional services and travel expenses of approximately $394,000, $64,000 and $90,000, respectively. The increase in wages and travel expenses from 1995 to 1996 was primarily attributed to the hiring of a new President and Chief Operating Officer, Controller, Vice President of Operations, Vice President of Development and support personnel. In addition, Steven L. Foster,

Chief Executive Officer of the Company, began accruing a salary on October 1, 1995. The increase in professional fees was primarily due to consulting and legal fees associated with the preparation and filing with the Commission of this Proxy Statement.



     The decrease in start-up costs relating to development stage clubs of $452,233 was primarily due to the fact that during fiscal 1996, the Company developed one new club (Tacoma) as compared to three new clubs in fiscal 1995 (Champaign, Annapolis and Long Beach). In addition, the Long Beach club was required to pay rent totaling approximately $284,000 during fiscal 1995, but did not open for business until May 5, 1995.





     Liquidity and Capital Resources


     The Company's cash and cash equivalents and restricted cash decreased $192,786 during the three month period ended June 30, 1996. The primary reason for the decrease was the repayment of certain indebtedness and distributions to minority interest shareholders of approximately $100,000 and $111,000, respectively.



     In December 1995, the Company, through a wholly owned Delaware corporation, opened a new Jillian's billiard club in Tacoma, Washington. The property is located near the University of Puget Sound. The club occupies approximately 25,000 square feet of space on two floors and contains 25 Brunswick billiard tables, along with other table top games, dart boards and a high-tech electronic game room. The cost of building out and equipping the club was approximately $2,100,000. The Tacoma club was financed primarily by a $638,000 landlord contribution, $300,000 in equipment financing, $245,000 in vendor financing, $300,000 in bank financing, $280,000 in bridge financing and cash generated from the Company's club operations.



     The Company had ten clubs fully operational as of June 30, 1996 as compared to nine as of June 30, 1995. Net club operating income was $661,692 and $357,231 for the three month period ended June 30, 1996 and 1995, respectively. The Company continues to experience a cash shortage. The Company is currently pursuing various alternatives, including bank financing and issuing additional equity or debt securities, to raise funds to meet its working capital needs. The Company believes that the cash provided from these ten clubs, other bank financing and the issuance of additional equity or debt securities should be sufficient to fund current corporate general and administrative expenses.



     The Company, as of June 30, 1996, had goodwill of $792,071, net of amortization. The Company evaluates the potential impairment of its long-lived assets, including goodwill related thereto, in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for Improvement of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and evaluates other goodwill in accordance with Accounting Principle Board Opinion No. 17 "Intangible Assets." The Company does not believe that its long-lived assets or goodwill has been impaired.



     The Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs. These clubs may be owned by Jillian's Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states. There can be no assurance that the Company will be successful in developing additional billiard clubs.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth, at June 10, 1996, the Record Date, the ownership of the Common Stock and the common stock of the Company's subsidiaries, by each executive officer and director of the Company, executive officers and directors of the Company as a group and each person known by the Board to own more that five percent of the Common Stock. The ownership percentages are calculated in accordance with Rule 13d-3 under the Exchange Act. The calculations were based on a total of 10,717,070 shares, which reflects the shares issued and outstanding at June 10, 1996 of 9,137,798 and 1,579,272 shares issuable pursuant to stock options issued under the Stock Option Plans and warrants of the Company, respectively.




          Name, Position &                    Number of Shares             Percent of Outstanding Shares
          ----------------                    ----------------             -----------------------------
          Business Address
          ----------------
Steven L. Foster, Chief Executive               1,551,100(1)                           14.5%
 Officer, Chairman of the Board
 and a Director of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Daniel M. Smith, President, Chief                115,000(2)                             1.1%
 Operating Officer and a Director
 of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Richard F. Landry, Vice President                15,000(3)                              (7)%
 of Finance, Treasurer, Secretary
 and Principal Accounting
 Officer of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Stephen M. Weis, Vice President of                  0(4)                                0.0%
 Operations of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Ronald Widman, Vice President of                    0(5)                                0.0%
 Development of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

John L. Kidde, Director of the                   67,250(6)                              (7)
 Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Donald R. Leopold, Director of the               50,000(8)                              (7)
 Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

          Name, Position &                    Number of Shares             Percent of Outstanding Shares
          ----------------                    ----------------             -----------------------------
          Business Address
          ----------------
Kevin Troy                                       634,167(9)                             5.9%
145 Ipswich Street
Boston, MA 02215


Steven Rubin                                   1,280,765(10)                           12.0%
508 North Second Street
Fairfield, IA  52556

All executive officers and                     1,798,350(11)                           16.8%
directors as a group (seven
persons)



     -------------


     (1) Consists of (i) 300,000 shares owned by a trust, (ii) 1,020,000 shares held by Mr. Foster, of which Mr. Steven Rubin, a personal friend and business associate of Mr. Foster, beneficially owns 10,000 shares, (iii) 187,500 shares issuable pursuant to options held by Mr. Foster, (iv) 40,000 shares issuable pursuant to a warrant held by Mr. Foster, (v) 5,000 shares held by Mr. Foster's spouse, and (vi) 8,600 shares, of which 4,300 shares are held by each of Mr. Foster's sons. Mr. Foster disclaims any beneficial ownership of the 10,000 shares owned by Mr. Rubin, the 5,000 shares owned by his spouse, and the 8,600 shares owned by his children. Excludes 562,500 shares issuable pursuant to options held by Mr. Foster.



     (2) All shares issuable pursuant to options held by Mr. Smith. Excludes 345,000 shares issuable pursuant to options held by Mr. Smith.



     (3)    All shares issuable pursuant to options held by Mr. Landry.
Excludes 45,000 shares issuable pursuant to options held by Mr. Landry. Effective close of business on July 2, 1996, Mr. Landry resigned from all of his positions with the Company. The Company is presently interviewing candidates in search of a replacement for Mr. Landry.


     (4)    Excludes 60,000 shares issuable pursuant to options held by Mr.
Weis.

     (5)    Excludes 60,000 shares issuable pursuant to options held by Mr.
Widman.


     (6) Consists of (i) 1,000 shares owned by Mr. Kidde's son, (ii) 17,250 shares held by Mr. Kidde, and (iii) 50,000 shares issuable pursuant to options held by Mr. Kidde. Mr. Kidde disclaims any beneficial ownership of the 1,000 shares owned by his son.


     (7)    Less than one percent.


     (8)    All shares issuable pursuant to options held by Mr. Leopold.

     (9) Consists of (i) 551,667 shares, (ii) 62,500 shares issuable pursuant to options held by Mr. Troy, and 20,000 shares issuable pursuant to a warrant held by Mr. Troy. Excludes 250,000 shares issuable pursuant to options held by Mr. Troy.


     (10) Consists of (i) 10,000 shares purchased by Mr. Foster in Mr. Foster's name and beneficially owned by Mr. Rubin, (ii) 1,230,765 shares held by Mr. Rubin, and (iii) 40,000 shares issuable pursuant to warrants held by Mr. Rubin.


     (11) Includes 40,000, 20,000 and 40,000 shares issuable pursuant to warrants held by Mr. Foster, Mr. Troy and Mr. Rubin, respectively, but excludes 562,500, 345,000, 45,000, 60,000, 60,000, and 187,500 shares issuable pursuant to options held by Mr. Foster, Mr. Smith, Mr. Landry, Mr. Weis, Mr. Widman, and Mr. Troy, respectively.


                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY




     Set forth below is the name, age and principal occupation or employment during the past five years of each executive officer and director of the Company, each of whom is a citizen of the United States.



                                                       Positions with the Company;
Name and Business Address                              Principal Occupation and Business Experience
- -------------------------                              --------------------------------------------
Steven L. Foster, age 47                               Mr. Foster has been Chief Executive Officer of the
                                                       Company since March 1991, Chairman of the Board of
                                                       the Company since March 1994 and a Director of the
                                                       Company since April 1991.  He is the principal
                                                       founder and co-creator of the Jillian's billiard
                                                       club concept.  He has been actively involved in
                                                       creating and operating entertainment clubs since
                                                       1979 and is co-owner of a Jillian's billiard club in
                                                       Boston, Massachusetts.  In addition, Mr. Foster is
                                                       co-founder of United Fuels International, Inc., an
                                                       international energy brokerage firm, and its
                                                       affiliates.  Mr. Foster graduated magna cum laude
                                                       from Boston University School of Law in 1978 with a
                                                       Juris Doctor (J.D.) degree.

Daniel M. Smith, age 34                                Mr. Smith has been President, Chief Operating
                                                       Officer and a Director of the Company since January
                                                       1995.  Mr. Smith was a Vice President of KFC
                                                       (Kentucky Fried Chicken) from 1990 to 1995 and prior
                                                       to that was employed as Vice President-European
                                                       Operations of Domino's Pizza from 1986 to 1990.  He
                                                       received a  Masters of Management (M.M.A.) degree
                                                       from Northwestern University.


Ronald Widman, age 31                                  Mr. Widman has been Vice President of Development of
                                                       the Company since June 1995.  Prior to joining the
                                                       Company, Mr. Widman was employed by KFC/Pepsico for
                                                       over 11 years where he was most recently responsible
                                                       for the creation, implementation and turn-key
                                                       development of new concepts, including the cross
                                                       functional development of Taco Bell and KFC
                                                       facilities.   He received a  Masters of Business
                                                       Administration (M.B.A.) degree from the University
                                                       of Louisville.


Stephen M. Weis, age 30                                Mr. Weis has been Vice President of Operations of
                                                       the Company since June 1995.  Mr. Weis was Delivery
                                                       Operations Manager of KFC from 1991 to 1995 where he
                                                       oversaw the field operations of over 100 delivery
                                                       restaurants.  Prior to that, Mr. Weis was Senior
                                                       Operations Supervisor of Domino's Pizza in the
                                                       Mid-Atlantic region from 1987 to 1991.  He received
                                                       a Bachelor of Arts (B.A.) degree  in marketing from
                                                       The American University.

                                                       Positions with the Company;
Name and Business Address                              Principal Occupation and Business Experience
- -------------------------                              --------------------------------------------
John L. Kidde, age 61                                  Mr. Kidde has been a Director of the Company since
                                                       its inception.  Mr. Kidde is currently the President
                                                       of KDM Development Corporation, an investment
                                                       management firm.  Mr. Kidde currently serves as a
                                                       member of the board of directors of The Futures
                                                       Group of Washington, D.C.; Asset Management
                                                       Advisors, Inc., Palm Beach, Florida; International
                                                       Resources Group, Washington, D.C.; Australasia Inc.,
                                                       Cayman Islands; Continental Europe '90, Cayman
                                                       Islands; International Agritech Resources, New York;
                                                       Juniper Partners, Inc., New York; and HFG Expansion
                                                       Management Inc., Massachusetts.  He currently serves
                                                       as a trustee of Stevens Institute of Technology,
                                                       Hoboken, New Jersey; Open Space Institute, New York;
                                                       and the Frost Valley YMCA, Montclair, New Jersey.
                                                       He is a general partner of Claflin Capital
                                                       Management I-VII and The Opportunity Fund, both of
                                                       Boston, Massachusetts, and North American Venture
                                                       Capital II, L.P. of Madison, New Jersey.  From June
                                                       1968 through January 1988, Mr. Kidde was Vice
                                                       President and Director of International Operations
                                                       of Kidde, Inc., a multi-industrial conglomerate.

Donald R. Leopold, age 45                              Mr. Leopold has been a Director of the Company since
                                                       April 1991.  For the past six years, he has been
                                                       President of Game Plan, Inc., a Boston-area based
                                                       marketing and strategic planning consulting firm.
                                                       Game Plan provides marketing research, marketing
                                                       planning and strategic planning consulting services
                                                       to clients in the sports, recreation, leisure and
                                                       consumer  goods industries.  Mr. Leopold is also on
                                                       the faculty of the Harvard University Extension
                                                       School, where he teaches graduate level courses in
                                                       Marketing of Services and Management of Service
                                                       Operations.  He earned a Bachelor of Arts (B.A.)
                                                       degree, cum laude, from Harvard College in general
                                                       studies, and a Masters in Business Administration
                                                       (M.B.A.) degree from the Harvard University Graduate
                                                       School of Business Administration.

                       PRIOR CONTACTS BETWEEN THE COMPANY
                             AND CERTAIN AFFILIATES

     Since April 1, 1993, there have been no contacts, negotiations or transactions between the Company and a current director or executive officer of the Company, or between the Company or a director or executive officer of the Company and an unaffiliated party concerning (i) a merger, consolidation or acquisition, (ii) tender offer for or other acquisition of any class of securities of the Company, (iii) an election of directors of the Company, or
(iv) a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries. In addition, there have been no transactions between the Company and any one or more of its directors or executive officers since April 1, 1993 that involve an aggregate amount of one percent or more of the Company's consolidated revenues.

                            SELECTED FINANCIAL DATA


     The following table sets forth certain financial information with respect to the Company. The financial information was excerpted or derived from the audited and unaudited financial statements contained elsewhere in this Proxy Statement and should be read in conjunction with such financial statements. See "Financial Statements of the Company."



                                  Year Ended    Year Ended   Year Ended   Year Ended    Year Ended
                                    3/31/96       3/31/95      3/31/94       3/31/93       3/31/92
                                 -----------  ------------- ------------- ------------  -----------
Income Statement Data:
- ---------------------

Total Revenue                       $ 11,875,716  $8,023,949   $ 5,196,423   $3,620,756    $ 3,037,917


Income/(loss) from continuing
  operations                        $  (393,731)  $(863,056)   $ (932,529)   $   64,824   $(1,061,404)

Net income (loss)                   $  (393,731)  $(863,056)   $ (904,282)   $  161,834   $(1,665,676)

Per Share Data:
- --------------


Income (loss) from continuing
  operations                         $    (0.04)  $   (0.11)   $    (0.12)   $      .01   $     (0.25)

Net income (loss)                    $    (0.04)  $   (0.11)   $    (0.12)   $      .02   $     (0.40)

Weighted average common
  and common stock equivalent
  shares outstanding
                                       9,137,798   8,116,291     7,803,209    6,713,323      4,176,041

Balance Sheet Data:
- ------------------
Working capital                      $   646,306  $ (24,485)   $   454,879  $   555,641   $    141,083

Total assets                         $ 9,904,271  $7,847,472   $ 6,339,345  $ 5,352,088   $  5,459,847

Long-term debt                       $ 3,374,095  $1,568,171   $   589,291  $   406,266   $    469,108

Stockholders' equity                 $ 2,844,428  $3,111,746   $ 3,600,298  $ 4,049,771   $  3,008,211

                               MARKET INFORMATION


     The Common Stock is traded in the over-the-counter market and is included for quotation on NASDAQ under the symbol "QBAL." On June 10, 1996, the Record Date, the average of high and low bid prices of the Common Stock was $0.25 per share. On ___________, 1996, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share.



     The following table sets forth the range of high and low bid quotations for the Common Stock as reported by NASDAQ for each quarter since March 31, 1994. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.



            Quarter Ended                         High Bid                            Low Bid
            -------------                         --------                            -------
               3/31/94                               7/8                                9/16

               6/30/94                             25/32                               11/16

               9/30/94                             23/32                                5/8

              12/31/94                              3/4                                 7/16

               3/31/95                              5/8                                 7/16

               6/30/95                             15/32                                5/16

               9/30/95                              7/16                               11/32

              12/31/95                             15/32                                7/32

               3/31/96                              5/16                                1/4


     Despite the fact that the Common Stock is quoted on NASDAQ, there is currently only a limited trading market for the Common Stock. In addition, the Company has never declared a cash dividend and does not intend to do so in the foreseeable future.

     The following table shows the shares of Common Stock purchased by the Company and each director and executive officer (including former directors and officers) of the Company and the average purchase price for shares for each quarter since March 31, 1994.




                                                              Number of              Average Purchase
                            Company/Director/Officer       Shares Purchased             Price Paid
                            ------------------------       ----------------             ----------
Fourth Quarter Ended        John L. Kidde, Director             10,000                     $0.25
3/31/94                     of the Company

First Quarter Ended         N/A                                  N/A                        N/A
6/30/94

Second Quarter Ended        N/A                                  N/A                        N/A
9/30/94

Third Quarter Ended         N/A                                  N/A                        N/A
12/31/94

Fourth Quarter Ended        Steven L. Foster, Chief            850,000                     $0.25
3/31/95                     Executive Officer,
                            Chairman of the Board and
                            a Director of the Company

First Quarter Ended         N/A                                  N/A                        N/A
6/30/95

Second Quarter Ended        N/A                                  N/A                        N/A
9/30/95

Third Quarter Ended         N/A                                  N/A                        N/A
12/31/95

Fourth Quarter Ended        N/A                                  N/A                        N/A
3/31/96

First Quarter Ended         N/A                                  N/A                        N/A
6/30/96

     -----------

     (1) The shares were purchased without consideration in satisfaction of certain anti-dilution obligations of the Company arising from a merger agreement between the Company and a company owned by Mr. Foster and Kevin Troy, a Shareholder of the Company.

                               FEES AND EXPENSES


     All fees and expenses in connection with the preparation, printing and mailing of this Proxy Statement and the Proxy and in connection with the Proposal (including the fees and expenses of the Financial Advisor) will be borne by the Company, whether or not Shareholders approve the Proposal and whether or not the Merger is consummated.



     The estimated fees and expenses referred to above are as follows:



         Merger Payments  . . . . . . . . . . . . .  $2,500,000
         Commission Filing Fee  . . . . . . . . . .         426
         Financial Advisor Fees and Expenses  . . .   *
         Legal Fees   . . . . . . . . . . . . . . .   *
         Accounting Fees    . . . . . . . . . . . .   *
         Solicitation Expenses  . . . . . . . . . .   *
         Mailing Expense  . . . . . . . . . . . . .   *
         Printing Costs   . . . . . . . . . . . . .   *

         Miscellaneous  . . . . . . . . . . . . . .   *

             TOTAL  . . . . . . . . . . . . . . . .   *


     -----------------------
     *To be determined.
                            INDEPENDENT ACCOUNTANTS


     The financial statements of the Company as of March 31, 1996 included herein have been included herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants to the Company, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of the firm are expected to be present at the Special Meeting, will have an opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

     BDO Seidman, LLP was engaged by the Company as its principal accountant on June 11, 1996 after the resignation of Deloitte & Touche LLP ("Deloitte") on March 21, 1996 (the "Resignation Date"). Deloitte had served as principal accountant to the Company since 1989.



     Deloitte's report on the financial statements of the Company for the fiscal years ended March 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.



     During the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, during the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

                                 MISCELLANEOUS

      No person has been authorized to give any information or make any representation on behalf of the Company other than as contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

     The Board is not aware of any matter which may properly be presented for action at the Special Meeting other than the matters set forth herein, but should any matter requiring the vote of the Shareholders arise, it is intended that Proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the Proxies, discretionary authority to do so being included in the Proxy.

                      DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                    GLOSSARY



     "Annapolis Limited Partnership" means Jillian's Billiard Club of Annapolis Limited Partnership.



     "Board" means the Board of Directors of the Company.



     "Broker-Dealer Shareholders" means holders of record of Common Stock who are brokers or dealers registered under the Exchange Act.



     "Champaign Limited Partnership" means Jillian's Billiard Club of Champaign
- - Urbana, L.P.



     "Cleveland Heights Limited Partnership" means Jillian's Billiard Club of Cleveland Heights Limited Partnership.



     "Code" means the Internal Revenue Code of 1986, as amended.



     "Commission" means the Securities and Exchange Commission.



     "Common Stock" means the issued and outstanding shares of common stock, par value $.001 per share, of the Company.



     "Company" means Jillian's Entertainment Corporation, a Florida corporation.



     "Comparison Companies" means Bowl America, O'Charley's, Brinker International and Western Country Clubs.



     "Continuing Shareholder/s" means the Employee Continuing Shareholders and the Initial Continuing Shareholders, and any of them.



     "CPI" means the Consumer Price Index.



     "Deloitte" means Deloitte & Touche LLP.



     "Disbursing Agent" means the disbursing agent that will accept the letters of election from the beneficial owners of 101,000 or more shares of Common Stock as of the Record Date and the Common Stock certificates of the Other Shareholders and will distribute and accept the Letters of Transmittal, that will act as the depositary for the Merger Payments and that will distribute a Merger Payment to each Other Shareholder owning a share of Other Common Stock entitled thereto.

     "Dixie Run" means Dixie Run Corporation.



     "EBIT" means earnings before interest and taxes.



     "EBITDA" means earnings before interest, taxes, depreciation and amortization.



     "Effective Time" means the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Articles of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware, at which point the Merger will become effective.



     "Employee Continuing Shareholder" means an employee of the Company, who does not qualify as an Initial Continuing Shareholder, beneficially owning on the Record Date an aggregate number of shares of Common Stock, plus an aggregate number of shares of Common Stock underlying stock options or warrants held on the Record Date (whether or not such options or warrants are then exercisable), totaling at least 101,000 shares.



     "Exchange Act" means the Securities Exchange Act of 1934, as amended.



     "Financial Advisor" means Bannon & Co., Inc.



     "Firm Value" means the Company's market capitalization plus debt less cash and cash equivalents.



     "First Union" means First Union Bank.



      "FMV" means fair market value.



     "Foster Group" means Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy.



     "Initial Continuing Shareholder" means any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date and that does not elect to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such Shareholder.



     "Island" means Island Partners, Ltd.



     "Jillian's  - Annapolis" means Jillian's Billiard Club of Annapolis, Inc.



     "Jillian's - Champaign" means Jillian's Billiard Club of Champaign - Urbana, Inc.

     "Jillian's - Cleveland" means Jillian's Billiard Club of Cleveland, Inc.



     "Jillian's - Cleveland Heights" means Jillian's Billiard Club of Cleveland Heights, Inc.



     "Jillian's - Kendall" means Jillian's Billiard Club of Kendall, Inc.



     "Jillian's - Long Beach" means Jillian's Billiard Club of Long Beach, Inc.



     "Jillian's - Pasadena" means Jillian's Billiard Club of Pasadena, Inc.



     "Jillian's - Seattle" means Jillian's Billiard Club of Seattle, Inc.



     "Jillian's - Tacoma" means Jillian's Billiard Club of Tacoma, Inc.



     "Jillian's - Worcester" means Jillian's Billiard Club of Worcester, Inc.



     "Letter of Transmittal" means a duly executed letter of transmittal that each Other Shareholder will be required to submit to the Disbursing Agent in order to receive the Merger Payment for each share of Other Common Stock owned by each of them.



     "Lock-Up Agreement/s" means the lock-up agreements which the Company shall, pursuant to the Merger Agreement, use its best efforts to obtain from the Continuing Shareholders prior to consummation of the Merger, and any of them.



     "LTM" means the twelve month period ended June 30, 1995.



     "Merger" means the merger between the Company and Newco to be effected subject to the terms and conditions of the Merger Agreement.



     "Merger Agreement" means the proposed Agreement and Plan of Merger by and between the Company and Newco.



     "Merger Payment" means the cash payment of $0.50 per share of Common Stock, without interest, that will be paid to Other Shareholders for each share of Other Common Stock owned by them upon consummation of the Merger.



     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.



     "Newco" means a recently formed Delaware corporation.

     "On Cue" means On Cue Limited, a company operating four billiard club restaurants in Canada.



     "Other Common Stock" means each share of Common Stock held by Other Shareholders which at the Effective Time will be converted into the right to receive the Merger Payment.



     "Other Shareholder" means any Shareholder, other than an Employee Continuing Shareholder, that (A) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, (B) is the beneficial owner of 101,000 or more shares of Common Stock as of the Record Date, but elects to receive a Merger Payment in respect of each share of Common Stock beneficially owned by such holder, or (C) holds its shares through a broker or dealer registered under the Exchange Act and does not provide the Company with evidence regarding the number of shares beneficially owned.



     "Permitted Investments" means collectively, investments made by the Disbursing Agent, at the direction of the Surviving Company, with portions of the cash to which the holders of shares of Other Common Stock will be entitled in the Merger in obligations of the United States of America or agencies of the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investor Service, Inc. or Standard & Poor's Services or in certificates of deposit, bank repurchase agreements secured by obligations of the United States of America or bank money market funds of banks with capital, surplus and retained earnings in excess of $500,000,000.



     "Placement Agent" means Hampshire Securities Corporation, a New York corporation.



     "Preferred Stock" means the preferred stock of the Surviving Company, to be sold, pursuant to the Private Placement, in 12 units of 100,000 shares at a price of $500,000 per unit.



     "Private Placement" means the private placement of equity and/or subordinated debt securities of the Surviving Company.



     "Proposal" means the proposal to approve the Merger.



     "Proxy" means the proxy set forth on the proxy card enclosed with this Proxy Statement.



     "Proxy Statement" means this Proxy Statement, as the same may be amended.

     "Put" means the right acquired by an unaffiliated trust in November 1989 to require the Company to repurchase 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust.



     "QBAL" means the symbol under which the Common Stock is included for quotation on the NASDAQ.



     "Record Date" means June 10, 1996, the date as of which Shareholders are shown on the Company's records as holders of issued and outstanding shares of Common Stock.



     "Resignation Date" means March 21, 1996, the date Deloitte resigned as principal accountant to the Company.



     "Schedule 13E-3" means the Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act, and any amendments thereto, including exhibits filed as a part thereof, that the Company has filed with the Commission.



     "Shareholder/s" means the shareholders of the Company, and any of them.



     "Special Meeting" means the special meeting, together with adjournments thereof, at which the Shareholders will vote on the Proposal.



     "Stock Option Plans" means collectively, the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan.



     "Surviving Company" means Newco, which will be the surviving company in the Merger.



     "Transfer Agent" means American Stock Transfer.



     "Type A reorganization" means a reorganization under section 368(a)(1)(A) of the Code.



     "Worcester Limited Partnership" means Jillian's Billiard Club of Worcester Limited Partnership.

                        INDEX TO FINANCIAL STATEMENTS


 Unaudited Financial Statements:
   Consolidated Condensed Balance Sheets as of June 30, 1996 and March 31, 1996 (unaudited)..............  F-2

   Consolidated Condensed Statements of Operations for the Three Month Periods Ended June 30, 1996
       and June 30, 1995 (unaudited).....................................................................  F-3

   Consolidated Condensed Statements of Cash Flows for the Three Month Periods Ended June 30, 1996
       and June 30, 1995 (unaudited).....................................................................  F-4

   Notes to Consolidated Condensed Financial Statements (unaudited)......................................  F-5

 Financial Statements:
   Report of BDO Seidman, LLP, Independent Auditors......................................................  F-6

   Consolidated Balance Sheet as of March 31, 1996 ....................................................... F-7

   Consolidated Statements of Operations for the Years Ended March 31, 1996 and 1995 ..................... F-8

   Consolidated Statements of Changes in Stockholder Equity for the Years Ended March 31, 1996
       and 1995 .......................................................................................... F-9

   Consolidated Statements of Cash Flows for the Years Ended March 31, 1996 and 1995...................... F-10


   Notes to Consolidated Financial Statements ............................................................ F-11

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                      June 30,      March 31,
                                                        1996          1996
                                                    -----------    -----------
                                                     (Unaudited)

                                     ASSETS

Current assets:
  Cash and cash equivalents                         $   453,520    $   646,306
  Inventory                                             201,410        204,581
  Accounts receivable                                    47,687         63,386
  Other current assets                                  179,064        166,035
                                                    -----------    -----------
       Total current assets                             881,681      1,080,308

Investments                                              39,725         39,725
Property, leasehold improvements and
 equipment, net                                       7,512,636      7,687,606
Goodwill, net                                           792,071        805,384
Other assets                                            290,833        291,248
                                                    -----------    -----------
       Total assets                                 $ 9,516,946    $ 9,904,271
                                                    ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $   950,207    $   941,707
  Accrued expenses and other liabilities                529,683        635,167
  Current portion of notes and equipment
   leases payable                                       666,411        712,910
  Notes payable to related parties                      280,000              -
                                                    -----------    -----------
       Total current liabilities                      2,426,301      2,289,784

Deferred rent                                         1,140,697      1,187,860
Notes payable and equipment
 leases payable                                       1,852,664      1,906,235
Notes payable to related parties                              -        280,000
                                                    -----------    -----------
       Total liabilities                              5,419,662      5,663,879
                                                    -----------    -----------

Minority interests                                    1,323,534      1,395,964
                                                    -----------    -----------
Commitments and contingencies

Stockholders' equity:
  Cumulative preferred stock, $.001 par
   value, 1,000,000 shares authorized, none
   issued or outstanding                                      -              -
  Common stock, $.001 par value, 25,000,000
   shares authorized, 9,137,798 shares issued
   and outstanding                                        9,138          9,138
  Paid-in capital                                     9,536,277      9,536,277
  Accumulated deficit                                (6,771,665)    (6,700,987)
                                                    -----------    -----------
       Total stockholders' equity                     2,773,750      2,844,428
                                                    -----------    -----------
       Total liabilities and stockholders' equity   $ 9,516,946    $ 9,904,271
                                                    ===========    ===========


      See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Month Period
                                                            Ended June 30,
                                                      ------------------------
                                                         1996          1995
                                                      ----------    ----------

Revenues from clubs                                   $3,263,387    $2,461,662
                                                      ----------    ----------
Cost and expenses:
  Cost of club operations:
    Cost of food and beverage                            739,569       599,743
    Wages                                                785,903       577,730
    Rent                                                 432,681       387,540
    Direct operating expenses                            643,542       539,418
  Start-up costs related to development stage clubs            -        57,976
  General and administrative expenses                    420,357       294,970
  Depreciation and amortization                          209,220       143,548
  Minority interest                                       38,266        19,384
                                                      ----------    ----------
       Total cost and expenses                         3,269,538     2,620,309
                                                      ----------    ----------

Other income/(expenses):
Other income, including interest                          19,541        12,701
Interest expense                                         (84,068)      (45,218)
                                                      ----------    ----------
       Total other income/(expenses)                     (64,527)      (32,517)
                                                      ----------    ----------

Net loss                                              $  (70,678)   $ (191,164)
                                                      ==========    ==========

Net loss per share of common and common equivalents   $     (.01)   $     (.02)
                                                      ==========    ==========

Weighted average common and common equivalent
 shares outstanding                                   $9,137,798    $9,137,798
                                                      ==========    ==========


      See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                   Three Month Period
                                                                      Ended June 30,
                                                                  -----------------------
                                                                    1996          1995
                                                                  ---------    ----------

Cash flows from operating activities:
  Net loss                                                        $ (70,678)   $ (191,164)
                                                                  ---------    ----------
  Adjustments to reconcile loss to net cash used by operations:
    Depreciation and amortization                                   209,220       143,548
    Decrease in accounts receivables                                 15,699         2,259
    Decrease/(increase) in inventory                                  3,171       (19,942)
    (Increase)/decrease in other assets                             (19,897)       44,707
    Increase/(decrease) in accounts payable                           8,500       (37,244)
    Decrease in other liabilities                                  (152,647)       (4,846)
    Decrease in minority interest                                    38,266        19,384
                                                                  ---------    ----------
       Total adjustments                                            102,312       147,866
                                                                  ---------    ----------
       Cash provided by/(used) by operating activities               31,634       (43,298)
                                                                  ---------    ----------


Cash flows from investing activities:
  Purchases of property and equipment                               (13,654)     (584,173)
  Collections of notes receivable                                         -       103,413
                                                                  ---------    ----------
       Cash used in investing activities                            (13,654)     (480,760)
                                                                  ---------    ----------

Cash flows from financing activities:
  Repayment of notes and leases payables                           (100,070)     (190,425)
  Distributions to minority interest shareholders                  (110,696)      (32,136)
                                                                  ---------    ----------
       Cash used by financing activities                           (210,766)     (222,561)
                                                                  ---------    ----------

Net decrease in cash and cash equivalents                          (192,786)     (746,619)

Cash and cash equivalents at beginning of year                      646,306     1,254,120
                                                                  ---------    ----------
Cash and cash equivalents at end of period                        $ 453,520    $  507,501
                                                                  =========    ==========


      See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
              Notes to Consolidated Condensed Financial Statements
                                  June 30, 1996
                               -------------------

Note A  -  General
- ------------------

     The unaudited consolidated condensed financial statements include the accounts of Jillian's Entertainment Corporation (the "Registrant"), Jillian's, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Net loss per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options and warrants were used to purchase common shares outstanding at the average fair market value during each period, unless such exercise is anti-dilutive.

     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions for Form 10-QSB and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and changes in cash flow in conformity with generally accepted accounting principles. The unaudited consolidated condensed financial statements should be read in conjunction with the financial statements and related notes included in the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996. In the opinion of management, the unaudited consolidated condensed financial statements contain all adjustments necessary for a fair presentation of the results of operations for the interim periods presented and all such adjustments are of a normal and recurring nature. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results which may be expected for the entire fiscal year.

     Certain amounts in the accompanying condensed consolidated financial statements for the three months ended June 30, 1995 have been reclassified to conform to the presentation in the three months ended June 30, 1996.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Jillian's Entertainment
Corporation:

We have audited the accompanying consolidated balance sheet of Jillian's Entertainment Corporation and subsidiaries as of March 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jillian's Entertainment Corporation and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                            /s/ BDO Seidman, LLP

Boston, Massachusetts
July 2, 1996

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 1996

                                     ASSETS


Current assets:
  Cash and cash equivalents                                 $   646,306
  Inventory                                                     204,581
  Accounts receivable                                            63,386
  Other current assets                                          166,035
                                                             ----------
            Total current assets                              1,080,308

Investments (Note 2)                                             39,725
Property, leasehold improvements and equipment,
  net (Notes 3 and 4)                                         7,687,606
Goodwill, net                                                   805,384
Other assets                                                    291,248
                                                             ----------
            Total assets                                    $ 9,904,271
                                                             ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                           $  941,707
  Accrued expenses and other liabilities                        635,167
  Current portion of notes and equipment
   leases payable (Note 4)                                      712,910
                                                             ----------
            Total current liabilities                         2,289,784

Deferred rent                                                 1,187,860
Notes payable and equipment
 leases payable  (Note 4)                                     1,906,235
Notes payable to related parties (Note 4)                       280,000
                                                             ----------
            Total liabilities                                 5,663,879
                                                             ----------
Minority interests (Note 11)                                  1,395,964
                                                             ----------
Commitments and contingencies (Notes 6, 8 and 11)

Stockholders' equity (Notes 4, 7, 8, 9 and 11):
  Cumulative preferred stock, $.001 par
   value, 1,000,000 shares authorized, none
   issued or outstanding                                           -
  Common stock, $.001 par value, 25,000,000
   shares authorized, 9,137,798 shares issued
   and outstanding                                                9,138
  Paid-in capital                                             9,536,277
  Accumulated deficit                                        (6,700,987)
                                                             ----------
            Total stockholders' equity                        2,844,428
                                                             ----------
            Total liabilities and stockholders' equity       $9,904,271
                                                             ==========

           See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the years ended March 31, 1996 and 1995

                                                  1996                1995
                                                  ----                ----

Revenues from club operations                 $ 11,875,716        $  7,969,247
                                              ------------        ------------

Costs and expenses:
  Cost of club operations:
    Cost of goods sold                           2,736,704           1,749,269
    Wages                                        2,745,768           1,870,360
    Rent                                         1,685,014           1,223,785
    Direct operating costs                       2,393,039           1,590,270
  Start-up costs related to development
    stage clubs                                     82,575             534,808
  General and administrative expenses            1,707,460           1,186,761
  Depreciation and amortization expense            656,768             523,500
  Income applicable to minority
    interest (Note 11)                             189,613             110,231
                                              ------------        ------------
      Total costs and expenses                  12,196,941           8,788,984
                                              ------------        ------------

Other income/(expenses):
  Gain on sale of investment                          --                 4,785
  Interest expense                                (211,520)            (98,021)
  Other income                                     139,014              49,917
                                              ------------        ------------
        Total other expenses, net                  (72,506)            (43,319)
                                              ------------        ------------
        Net loss                              $   (393,731)       $   (863,056)
                                              ============        ============

Net loss per common and
 common equivalents share                     $      (0.04)       $      (0.11)
                                              ============        ============

Weighted average common and common
 equivalent shares outstanding                   9,137,798           8,116,291
                                              ============        ============













           See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY
                    For the years ended March 31, 1996 and 1995


                                      Common Stock                                                                  Total
                                  --------------------           Paid-in        Accumulated       Notes         Stockholders'
                                  Shares        Amount           Capital          Deficit       Receivable          Equity
                                  ------        ------           -------        -----------     ----------      ------------
Balance at March 31, 1994       8,032,798       $8,033         $9,188,132       $(5,444,200)    $(151,667)      $3,600,298
Shares issued, stock options
 exercised (Note 7)             1,105,000        1,105            275,145                                          276,250
Collection of notes receivable                                                                     48,254           48,254
Services contributed by
 shareholder (Note 6)                                              50,000                                           50,000
Net loss                                                                           (863,056)                      (863,056)
                                ---------       ------         ----------       -----------     ---------       ----------
Balance at March 31, 1995       9,137,798        9,138          9,513,277        (6,307,256)     (103,413)       3,111,746
Collection of notes receivable                                                                    103,413          103,413
Services contributed by
 shareholder (Note 6)                                              23,000                                           23,000
Net loss                                                                           (393,731)                      (393,731)
                                ---------       ------         ----------       -----------     ---------       ----------
Balance at March 31, 1996       9,137,798       $9,138         $9,536,277       $(6,700,987)    $    --         $2,844,428
                                =========       ======         ==========       ===========     =========       ==========

            See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years ended March 31, 1996 and 1995

                                                              March 31,          March 31,
                                                                1996               1995
                                                             -----------        -----------
Cash flows from operating activities:
  Net loss                                                   $  (393,731)       $  (863,056)
                                                             -----------        -----------
  Adjustments to reconcile net loss to
   net cash provided by operating activities:

    Depreciation and amortization                                656,768            523,500
    Gain on sale of investments                                     --               (4,785)
    Provision for losses on receivables                             --               41,587
    Increase in paid-in capital for contribution

    of services                                                   23,000             50,000
    (Increase)/decrease in accounts receivable                   (29,698)             5,706
    Increase in inventory                                        (49,014)           (38,484)
    Decrease/(increase) in other assets                           29,706           (103,015)
    Increase in accounts payable                                 362,922            284,592
    Increase in accrued expenses and other liabilities           282,518            294,102
    Increase in minority interest                                189,613            110,231
                                                             -----------        -----------
  Total adjustments                                            1,465,815          1,163,434
                                                             -----------        -----------

    Cash provided by operating activities                      1,072,084            300,378
                                                             -----------        -----------

Cash flow from investing activities:

      Purchase of property and equipment                      (1,677,301)        (1,775,960)
      Collection of note receivable                              103,413              6,667
      Proceeds from sale of investments                             --                9,470
                                                             -----------        -----------
    Net cash used in investing activities                     (1,573,888)        (1,759,823)
                                                             -----------        -----------

Cash flows from financing activities:

      Issuance of notes payable                                  630,253          1,419,320
      Repayment of notes and leases payable                     (506,829)          (261,505)
      Proceeds from issuance of common stock                        --              276,250
      Proceeds from sale of partnership interests                   --              258,084
      Distributions to minority interest partners               (229,434)          (108,145)
                                                             -----------        -----------
    Net cash (used)/provided by financing activities            (106,010)         1,584,004
                                                             -----------        -----------

Net (decrease)/increase in cash and cash equivalents            (607,814)           124,559
Cash and cash equivalents at beginning of year                 1,254,120          1,129,561
                                                             -----------        -----------
Cash and cash equivalents at end of year                     $   646,306        $ 1,254,120
                                                             ===========        ===========

Supplemental Disclosure of Cash Flow Information:

   Cash paid during the year for interest                    $   211,520        $    98,021
                                                             ===========        ===========

Non-cash investing and financing activity:

   Acquisition of equipment through capital leases           $   723,392        $      --
                                                             ===========        ===========
   Acquisition of leasehold improvements through
    landlord contributions                                   $   872,682        $      --
                                                             ===========        ===========
   Conversion of notes payable into limited partner-
    ship interest                                            $      --          $   100,000
                                                             ===========        ===========



           See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

Jillian's Entertainment Corporation (the "Company"), owns, operates and manages, through wholly-owned subsidiaries, billiard clubs in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of Jillian's, Inc. are the general partners and own 87%, 25%, 43% and 79% interests, respectively.

Certain amounts in the accompanying consolidated financial statements as of and for the year ended March 31, 1995, have been reclassified to conform to the presentation as of and for the year ended March 31, 1996.

The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements:

         Principles of Consolidation

The consolidated financial statements include the accounts of Jillian's Entertainment Corporation, Jillian's, Inc. and subsidiaries and Carom Financial Corporation. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of the Company have an 87%, 25%, 43% and 79% ownership interest, respectively. All of the limited partnerships are consolidated herein, since the Company controls the operations of the limited partnerships. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks, with original maturities of less than three months.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS, CONTINUED

         Inventory

Inventory, primarily food and beverage, is stated at cost. Cost is determined by the first-in, first-out method.

         Investments

Investments in equity securities and non-billiard club limited partnerships, which do not have readily determinable fair values, are carried at the lower of cost or estimated fair market value. Gains and losses on the sale of investments are calculated on the "specific identification" method.

         Property, Leasehold Improvements and Equipment

Property, leasehold improvements and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including all renewal periods) or the useful lives of the improvement which range from ten to twenty years. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

         Goodwill

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that impairment losses on assets held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations.

The excess of the cost of the investment in Jillian's, Inc. over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years from the acquisition dates. The Company evaluates the potential impairment of its long-lived assets, including goodwill related thereto, in accordance with SFAS No. 121 and evaluates other goodwill in accordance with Accounting Principle Board Opinion No. 17 "Intangible Assets". The Company does not believe that its long-lived assets or goodwill has been impaired.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS, CONTINUED

         Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, current income taxes are provided based upon taxes currently payable and deferred taxes are provided to reflect the temporary difference in the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is recorded to reduce deferred tax assets to an amount which is considered more likely than not to be realized.

         Earnings/Loss Per Share

Earnings (loss) per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options were used to purchase common shares outstanding at the average fair market value during each period, unless such exercise is anti-dilutive.

         Start-up Costs

Start-up costs related to development stage clubs are expensed as incurred. These costs include all wages, rents and direct general and administrative expenses incurred prior to a club opening for business.

         Advertising Costs

Advertising costs are charged to operations as incurred. Advertising expense was approximately $317,000 and $168,000 for the years ended March 31, 1996 and 1995, respectively.

         Leases

The Company has entered into operating lease agreements which contain scheduled rent increases during the term of the lease. Such scheduled rent increases are recorded on a straight-line basis over the term of the lease. Landlord incentives are recorded as deferred rent and amortized over the terms of the lease.

         Fair Value of Financial Instruments

The Company believes that the carrying amount of notes and equipment leases payable, as reported in the accompanying consolidated balance sheet, approximates fair value.

2.       INVESTMENTS

Investments at March 31, 1996 consisted of the following:

North American Venture Capital
 Fund II, L.P.                       $25,000
Tellurado Assoc., Ltd.                14,725
                                     -------
         Total                       $39,725
                                     =======

North American Venture Capital Fund II, L.P. and Tellurado Assoc., Ltd represent limited partnership interests purchased in fiscal 1990 and fiscal 1992, respectively. These partnerships were formed primarily to invest in marketable securities and real estate, respectively.

3.       PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT, NET

Property, leasehold improvements and equipment consists of the following at March 31, 1996:

Leasehold improvements              $ 5,487,014
Game equipment                        1,391,937
Club and office equipment             1,772,683
Furniture and fixtures                  720,323
                                    -----------
                                      9,371,957
Less accumulated depreciation        (1,684,351)
                                    -----------
         Total                      $ 7,687,606
                                    ===========

4.       NOTES AND EQUIPMENT LEASES PAYABLE

         Notes Payable

Notes payable at March 31, 1996 consist of the following:

Note payable to U.S. Government.  (See Note 8).                            $199,792

Note payable to City of Cleveland Heights collateralized by personal property and fixtures in the Cleveland Heights club. Interest payable at 7%. Principal and interest payable in monthly
 installments of $1,161.  Balance due in April 1998.                         76,219

Note payable to seller of Pasadena club.  Interest payable monthly
 at 8%.  Principal due in August, 1996. (See Note 10).                      175,000

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

         Notes Payable, Continued

Note payable to unaffiliated third parties.  Interest at 15%.
 (Currently payable at 12%). Principal and accrued interest due
 October 20, 1999.                                                                       185,000

Note payable to bank collateralized by stock in Seattle club
 Interest payable at 9.5%.  Principal and interest payable in
 monthly installments of $4,205. Balance due May 18, 1999.                               144,538

Note payable to Champaign club landlord. Interest payable at 10%. Principal and interest payable in monthly installments of $3,187.
 Balance due September 1, 1999.                                                          110,301

Note payable to City of Long Beach. Interest accrues at 7% for first year, thereafter, principal and interest is payable in monthly installments of $5,507 beginning April 1, 1996.
 Balance due April 2006.                                                                 450,000

Note payable to unaffiliated third party.  Interest payable
 quarterly at 8.5%.  Balance due August 1, 1996.                                          50,000

Note payable to bank collateralized by equipment in
 Tacoma club and by stock in Seattle club.  Interest payable in monthly installments of $6,306.  Balance due December
 2000.                                                                                   284,357
                                                                                       ---------

Total                                                                                  1,675,207

         Notes Payable to Related Parties

Notes payable to affiliated third parties.  Interest payable at 25%.  Interest payable semi-annually.  Principal and accrued
 interest due May and June 1997.                                                         280,000
                                                                                       ---------

Total notes payable                                                                    1,955,207
                                                                                       ---------
         Capitalized Equipment Leases Payable

Equipment leases payable to unaffiliated third party.  Payable in monthly
 installments of $6,673.  $30,000 buy-out due June 1, 1999.                              214,633

Other equipment leases payable to unaffiliated third party.                              178,923

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

         Capitalized Equipment Leases Payable, Continued

Equipment leases payable to unaffiliated third party.  Payable in monthly installments of $6,762.  $30,000 buyout due January
 2001.                                                                     294,556

Equipment leases payable to unaffiliated third party.  Payable in
 monthly installments of $11,953.  Balance due in March 1998.              255,826
                                                                        ----------

Total capital leases payable                                               943,938
                                                                        ----------

Total notes and equipment leases payable                                 2,899,145

Less current portion of notes and equipment leases payable                 712,910
                                                                        ----------

Long term portion of notes and equipment leases payable                 $2,186,235
                                                                        ==========

The aggregate amount of required payments under the notes payable at March 31, 1996 are as follows:

         Years Ending March 31,

         1997              $  420,626
         1998                 549,154
         1999                 309,254
         2000                 322,767
         2001                  99,433
         Thereafter           253,973
                           ----------
                Total      $1,955,207
                           ==========

As collateral on the City of Long Beach loan, the Company has issued the City of Long Beach a warrant to receive 225,000 shares of its common stock at no charge. This warrant is only exercisable if the Company defaults on the loan and fails to cure such default. Any net proceeds the City of Long Beach receives on the sale of such warrant would be used to offset the outstanding loan balance. If such net proceeds were not sufficient to repay the outstanding loan balance, the Company has agreed to continue to issue additional shares of its common stock until the outstanding loan balance is paid in full.

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

Future minimum lease payments under capital lease obligation together with the present value of the net minimum lease payments are as follows:

         Years Ending March 31,

         1997                      $   395,662
         1998                          355,550
         1999                          202,095
         2000                          140,035
         2001                           77,947
                                    ----------
         Total minimum
          lease payments             1,171,289

         Less amounts repre-
          senting interest             227,351
                                    ----------
         Present value of net
          minimum lease pay-
          ments                     $  943,938
                                    ==========
         Current                    $  292,284
         Long-term                     651,654
                                    ----------
                                    $  943,938
                                    ==========

5.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax assets as of March 31, 1996 are as follows:

5.       INCOME TAXES, CONTINUED

                                                   1996
                                                   ----

Gross deferred tax liabilities                 $      --
                                               -----------
Deferred tax assets:
         Contribution carryforward                   8,000
         Net operating loss carryforward         2,202,300
         Capital loss carryforward                  31,600
                                               -----------
Gross deferred tax assets                        2,241,900
                                               -----------
Deferred tax asset                               2,241,900
Valuation allowance                             (2,241,900)
                                               -----------
Net deferred asset                             $      --
                                               ===========

No provision or benefit for income taxes was recorded in the accompanying consolidated financial statements for the years ended March 31, 1996 and 1995. As of March 31, 1996, the Company has unused operating loss carryforwards of approximately $5,850,000 for federal income tax purposes. Approximately $4,000,000 of these carryforwards are limited under Section 382 of the Internal Revenue Code to approximately $350,000 per year. These carryforwards begin to expire in the year 2006.

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes as follows:

                                       1996                           1995
                                       ----                           ----
                                      Amount           %             Amount           %
                                    ---------        -----         ---------        -----
Tax (benefit) at federal rate       $(137,800)       (35.0)        $(302,070)       (35.0)
Benefit of graduated rate               4,200          1.0             8,631          1.0
Goodwill amortization                  18,600          4.7            18,637          2.2
Change in valuation allowance          94,402         24.0           260,545         30.1
Accrued officers compensation          35,000          8.9              --           --
Other, net                            (14,402)        (3.6)           14,257          1.7
                                    ---------        -----         ---------        -----
Total                               $       0            0%        $       0            0%
                                    =========        =====         =========        =====

The valuation allowance increased by $94,402 in the year ended March 31, 1996.

6.       COMMITMENTS AND CONTINGENCIES

         Leases

On June 13, 1995, the Company entered into a lease agreement for 3,020 square feet of space for its administrative operation located at 727 Atlantic Avenue in Boston, Massachusetts. The lease commenced in July, 1995 and expires July, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company will be obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.

6.       COMMITMENTS AND CONTINGENCIES, CONTINUED

The Company also leases the premises in which its billiard clubs are operated. The future minimum lease payments under the administrative and clubs operating leases are as follows:

         Years ending               Leases as of
           March 31,               March 31, 1996
         ------------              --------------
            1997                    $ 1,607,000
            1998                      1,553,000
            1999                      1,561,000
            2000                      1,213,000
            2001                      1,011,000
         Thereafter                   2,878,000
                                    -----------
            Total                   $ 9,823,000
                                    ===========

Some of the billiard clubs lease agreements contain clauses that provide for additional rental expense based on gross sales exceeding specified dollar amounts. Such rental clauses differ by club. During the year ended March 31, 1996, none of the clubs were required to pay any material amounts of additional rent. Additionally, the Company is using the straight line method for certain lease payments under the lease agreements and, therefore, current expenses are greater than the actual cash payments.

         Litigation

On October 13, 1995, an action foreclosing a mechanics lien was filed against the Company in a California Superior Court for Los Angeles County for approximately $123,000, plus interest. The Company filed an answer and cross complaint on January 3, 1996. While the Company is vigorously defending the action and believes that it has meritorious defenses, no assurance can be given of a favorable outcome.

         Employment Agreement

On March 14, 1991, Steven L. Foster entered into an employment agreement with the Company. The term of the employment agreement was for four years at an annual salary of $50,000 plus annual incentive compensation and was extended to September 14, 1995. There was no annual incentive compensation earned during the term of the agreement. Mr. Foster has waived his annual salary from May 1, 1992 through September 14, 1995 in order to reduce the Company's general and administrative expenses. For fiscal 1995 and 1996, the Company recognized an expense of $50,000 and $23,000, respectively for the fair value of the service rendered by Mr. Foster and a corresponding credit to paid-in capital.

7.   STOCKHOLDERS' EQUITY

During fiscal 1993, the Company offered for sale its common stock through a private placement. The Company sold 2,043,022 shares of its common stock for approximately $874,000 net of offering expenses and sales commissions. In accordance with the terms of the subscription agreement for the private placement, the Company filed with the Securities and Exchange Commission a registration statement with respect to the shares sold in the private placement. The registration statement became effective February 5, 1993 and continues to be effective.

On March 14, 1991 the Company issued 1,000,000 shares of common stock in connection with the Jillian's, Inc. acquisition. Additionally, on such date, the Company and Steven Foster, Steven Rubin, Kevin Troy and The Frank and Celia Foster Family Trust (collectively, the "Foster Group") entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Foster Group has a one time demand registration right to require the Company to register its stock for sale to the public and certain rights to participate in registrations of securities by the Company, subject to certain restrictions.

The Registration Rights Agreement also contains an anti-dilution provision providing that for a period of 18 months from March 14, 1991, the Company would not engage in any offering and sale of any of its equity securities or securities convertible into or exchangeable into equity securities without the prior written consent of Steven Rubin acting as the representative of the Foster Group. Steven Rubin was required to negotiate on behalf of the Foster Group in good faith with the Company in an effort to achieve the Company's capital requirements while minimizing the dilutive effect on the Foster Group of the sale of any securities in any such offering. On April 28, 1993, the Company and Steven Rubin negotiated a settlement with respect to the anti-dilution provision for the River Club Limited Partnership transaction (see Note 9) and the 1993 private placement of common stock discussed above. The Company issued the Foster Group an additional 650,000 shares of common stock pursuant to its anti-dilution rights. The Company also granted the Foster Group a warrant, for the purchase of 100,000 shares of the Company's common stock at an exercise price of $1.50. The warrant is exercisable for a three-year period commencing April 28, 1993.

7.   STOCKHOLDERS' EQUITY, CONTINUED

At March 31, 1996, outstanding warrants and options to purchase shares of the Company's common stock were as follows:

Warrants issued to investment banker (a)                                         125,000
Warrants issued in connection with the River Club
  Limited Partnership transaction (See Note 9)                                    75,995
Warrants issued in connection with the Seattle club lease (b)                     86,885
Warrants issued to public relations firm (c)                                      50,000
Warrants issued to former directors and officers (d)                             262,500
Warrants issued in connection with the California clubs' acquisition (e)          10,000
Warrants issued to the Foster Group in connection with the anti-dilution
  provision, discussed above                                                     100,000
Warrants issued in connection with the Miami club lease (f)                       65,000
Consolidated Stock Option Plan (g)                                               150,500
1994 Stock Option Plan (h)                                                       124,000
1995 Stock Option Plan (i)                                                     1,645,000
Warrants issued to the City of Long Beach (See Note 4)                           225,000
                                                                               ---------
Total number of common shares issuable upon exercise of warrants
  and stock options                                                            2,919,880
                                                                               =========

(a) On December 31, 1988, the Company entered into a letter agreement with an investment banking firm (the "Firm"), pursuant to which the Company retained the Firm to assist the Company in its efforts to locate suitable acquisition opportunities. The Firm failed to locate an acquisition opportunity for the Company and the Company and the Firm informally agreed on March 7, 1990 to terminate the agreement. The Company and the Firm negotiated a settlement with respect to the investment banking services rendered. Under the terms of the settlement, the Firm was granted warrants to purchase 100,000 shares and 25,000 shares of the Company's common stock exercisable for a five year period commencing May 15, 1991 at an exercise price of $1.00 and $2.00 per share, respectively.

(b) Under the terms of an amendment to the Seattle club lease, the lessor and Jillian's - Seattle have agreed that the percentage rental payments may be made one-third in cash and two-thirds by issuing the lessor warrants to purchase shares of the Company's common stock in an amount equal to one share for each dollar of percentage rent owing. The warrants will be issued on the fifteenth day following the end of each fiscal year and will be exercisable for a five-year period at an exercise price equal to the average bid and asked prices of the common stock for the ten-day period prior to issuance. The warrants issued under this amendment are as follows:

7.       STOCKHOLDERS' EQUITY, CONTINUED

         For Fiscal        Warrants                  Exercise
           Year             Issued                  Price/Share
         ----------        --------                 -----------
          1992               9,901                   $0.97
          1993              12,608                    0.745
          1994              15,637                    0.70
          1995              20,631                    0.45
          1996              28,108                    0.27
                            ------
                            86,885
                            ======

(c) On September 10, 1992, the Company issued to its public relations firm, for services rendered, a warrant to purchase 50,000 shares of the Company's common stock for a five-year period commencing at the time of issuance at an exercise price of $0.50 per share.

(d) The Board of Directors has issued former directors and a former officer of the company common stock purchase warrants exercisable for a five-year period from the date of grant. The warrants have various restrictions and registration rights. The warrants issued are as follows:

          Date             Warrants                   Exercise
         Granted            Issued                   Price/Share
         -------           --------                  -----------
         3/23/93            40,000                     $0.78
         3/31/94            40,000                      0.70
         1/23/95            40,000                      0.656
         2/17/95            67,500                      0.656
         2/17/95            75,000                      0.33
                           -------
                           262,500
                           =======

(e) On August 19, 1993, the Company issued to an unaffiliated broker, for services rendered in connection with the acquisition of the Pasadena club and negotiating the City of Long Beach loan, a warrant to purchase 10,000 shares of the Company's common stock for a three-year period, commencing on the date of issuance, at an exercise price of $1.00 per share.

(f) On March 7, 1994, under the terms of an amendment to the Miami club lease, the lessor and the Company have agreed to eliminate all basic percentage rents due from inception of the lease through the termination of the lease (including all renewal periods) and delay all CPI increases until January 1, 1995. The basic percentage rent was 3% of gross revenues up to $1,000,000 for years 1990 and 1991 of the lease and 4% thereafter. In exchange for the amendment, the Company issued the lessor

7.       STOCKHOLDERS' EQUITY, CONTINUED

         40,000 shares of its common stock and granted the lessor warrants to purchase 65,000 shares of its common stock at $0.50 per share. The warrants are exercisable for a five-year period.

(g) On June 28, 1994, the Board of Directors cancelled all options (786,000 shares of the Company's common stock in the aggregate) previously granted to directors, advisors and key employees under all stock option plans adopted prior to March 31, 1994. Such plans were replaced with the Consolidated Stock Option Plan which provided that options to purchase 786,000 shares of the Company's common stock could be awarded. On the same date, the Stock Option Committee granted options to purchase 786,000 shares of the Company's common stock. On December 20, 1994, the Company reduced the exercise price of 520,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995. As of March 31, 1996, 520,000 of these options were exercised, 150,500 of these options remained outstanding and 115,500 of these options were surrendered by the option holder and/or terminated by the Company. The outstanding options are exercisable at $.656 per share to the extent vested which is as follows: 1) 132,100 options were exercisable as of March 31, 1996, 2) 9,200 options vest during fiscal 1997 and 3) 9,200 options vest during fiscal 1998. The outstanding options expire as follows: 1) 5,000 options in fiscal 1998, 2) 5,000 options in fiscal 1999, 3) 5,500 options in fiscal 2000, 4) 32,000 options in fiscal 2001, 5) 30,000 options in fiscal 2002 and 6) 73,000 options in fiscal 2004.

(h) On March 31, 1994, the Board of Directors adopted, subject to shareholder approval, the 1994 Director, Adviser and Key Employee Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, options to purchase 804,000 shares of the Company's common stock could be awarded. On the same date, the Stock Option Committee granted options to the Board of Directors and to key employees which, in the aggregate, allowed for the purchase of 774,000 shares of the Company's common stock. The options were exercisable to the extent vested under the vesting schedule, which is 100% vested on the date of grant for 660,000 of the options and 50% on the date of grant and 50% one year thereafter for the remaining 114,000 options. The exercise price was $0.656 per share for 114,000 options and $0.33 for the remaining 660,000 options. On December 20, 1994, the Company reduced the exercise price of 585,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995. On March 31, 1995, the Board of Directors granted 20,000 additional options with an exercise price of $0.45 per share to the outside directors, exclusive of Mr. Foster; these options were 50% vested upon grant and were fully vested on March 31, 1996. As of March 31, 1996, 585,000 of

7.       STOCKHOLDERS' EQUITY, CONTINUED

         these options were exercised, 124,000 options remained outstanding and 85,000 options were surrendered by the option holder and terminated by the Company. The outstanding options are currently fully vested, of which 104,000 and 20,000 options are exercisable at $.656 and $.45, respectively. The outstanding options expire as follows: 1) 104,000 options on March 31, 2004 and 2) 20,000 options on March 31, 2005.

(i) On October 2, 1995, the Board of Directors, adopted a new 1995 Director, Adviser and Key Employee Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, options to purchase 1,650,000 shares of the Company's common stock can be awarded. In October 1995, the Stock Option Committee granted options to key employees which, in the aggregate, allow for the purchase of 1,645,000 shares of the Company's stock. As of March 31, 1996, 1,645,000 options remained outstanding. The outstanding options are exercisable at $.40 per share to the extent vested, which is as follows: 1) 380,000 options were exercisable as of March 31, 1996, 2) 411,250 options will vest during fiscal 1997, 1998 and 1999 and 3) 31,250 options will vest during fiscal 2000. The outstanding options expire in October 2005.

8.       SETTLEMENT AGREEMENT

         Precious Metals Operation

On April 30, 1992, the United States Attorney executed a Settlement Agreement with the Company concerning certain litigation. The litigation related to the Company's discontinued precious metals operations that were sold in March 1989 to Advent Technology, Inc. ("Advent") prior to the Company's involvement in the Jillian's billiard club business.

Under the Settlement Agreement, the Company specifically denied any wrongdoing but agreed, because the Company may have unknowingly received property subject to forfeiture, and therefore, desired to prevent the expenditure of monies in defense of any such claim, that a newly-incorporated subsidiary would deliver to the government 100,000 shares of the common stock of the Company owned by the subsidiary and a secured promissory note in the amount of $250,000 payable over eight years commencing April 30, 1993. The promissory note is secured by the Company's obligation to issue 200,000 shares of the Company's common stock in the event of default.

On March 31, 1994, the Company amended the promissory note to provide that the Company would, starting April 30, 1994, make six monthly payments of $1,000, followed by six monthly payments of $1,500, followed by twelve monthly payments of $2,500, followed by twenty-four monthly payments of $3,000, and one final payment of $127,792 on April 30, 1998.

9.       THE RIVER CLUB LIMITED PARTNERSHIP PRIVATE PLACEMENT

On February 4, 1992 (the "closing date"), the Company entered into an agreement (the "Agreement") and two $100,000 promissory notes with the River Club Limited Partnership ("River Club"). Pursuant to the Agreement, River Club delivered to the Company $325,000 in exchange for 311,377 shares of the Company's common stock. The offering of the common stock issued to River Club was registered pursuant to a registration statement which became effective April 14, 1993. Additionally, under the Agreement the Company has granted River Club 75,995 common stock purchase warrants (which includes warrants issued pursuant to an anti-dilution provision) exercisable for five years from the closing date at $1.50 per share. The promissory notes were four-year convertible notes accruing interest at a rate of 12.5% per annum.

On January 1, 1993 and October 1, 1994 the River Club converted each of the promissory notes for a 10% interest in each of the limited partnerships which own the Cleveland Heights club and the Champaign club, respectively. After River Club holds the limited partnerships' equity for a four year period, it can exchange its equity interest in the limited partnership for the Company's common stock. The number of shares issuable by the Company in the exchange will equal River Club's percentage of the limited partnerships' cash flow times five divided by the average bid and asked prices of the Company stock for the last ten trading days before the exchange.

10.      ACQUISITION OF PASADENA CLUB

On August 19, 1993, the Company, through Jillian's Billiard Club of Pasadena, Inc., a wholly-owned California corporation ("Jillian's-Pasadena"), entered into a series of related agreements with an unrelated third-party to acquire all the assets of an existing billiard club/diner located in the downtown business district of Pasadena, California. The Pasadena club contains approximately 7,200 square feet of space on two floors. The ground floor is approximately 1,400 square feet, which is operated as a diner with additional outside seating. The downstairs space is approximately 5,800 square feet and is operated as a billiard club with 16 Brunswick billiard tables. The Pasadena club also has a bar and food service. The assets acquired were (a) all assets located at the billiard club/diner, which includes all leasehold improvements, furniture, fixtures, bar and kitchen equipment, billiard tables and related items, (b) all of the seller's rights, title and interest as lessee under the leases of the premises, and (c) all alcoholic beverage licenses and other licenses and permits necessary or useful for the operation of the billiard club/diner.

Jillian's-Pasadena paid $150,000 in cash and delivered a $275,000 note payable for the assets. The note bears interest at the rate of 8% per annum. Jillian's-Pasadena will pay interest monthly with all principal and any unpaid interest due three years from the closing date. (See Note 4). The obligations of Jillian's-Pasadena under the note are guaranteed by the Company.

11.      MINORITY INTERESTS

In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. The Company sold 13%, 75%, 57% and 21% of the partnership interests in the partnerships that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively. Wholly-owned subsidiaries of the Company own the remaining interests. Each of the limited partnership agreements for the partnerships allows the limited partners, after a certain date (the "Put Date"), to require the Company to repurchase their limited partnership interests.

The purchase price is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve month period preceding the Put Date. The limited partners will receive part of their purchase price in the form of the Company's common stock and the balance in cash. The limited partners also will have the right for a certain period of time after receipt of the common stock to require that the Company register its shares of common stock for sale to the public. The Company receives a fee from each limited partnership for managing the related club and the partnership, ranging from 5% to 6.5% of the gross revenues of the club.

JILLIAN'S BILLIARD CLUB OF CLEVELAND HEIGHTS, LTD.

The Cleveland Heights, Ohio club is owned by Jillian's Billiard Club of Cleveland Heights Limited Partnership, an Ohio limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Cleveland Heights, Inc., a Delaware corporation) is the general partner and owns an 87% interest. The remaining 13% of the limited partnership interest was sold for $122,500.

A 3% limited partner will have the option to sell its three units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1995. The Company has agreed to purchase such units at a price equal to the greater of (a) the price paid by a limited partner for units, ($22,500) or (b) 500% of the "Adjusted Net Income" of the partnership for the twelve months ending December 31, 1995, multiplied by a fraction representing the percentage interest in partnership profits and losses of the units to be sold by the partner to the Company. Adjusted Net Income is the net income of the Partnership determined in accordance with general accounting principles, plus any depreciation taken by the partnership in determining net income.

A 10% limited partner will have the option to sell its interest to the Company any time after January 1, 1997. The Company has agreed to purchase the 10% interest at a price equal to

11.      MINORITY INTERESTS, CONTINUED

500% of the annualized cash flow of Jillian's Billiard Club of Cleveland Heights, Ltd, times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on the average of the bid and asked prices, for the ten trading days immediately prior to the limited partner exercising its option to sell its interest.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their options to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF WORCESTER, LTD.

The Worcester, Massachusetts club is owned by Jillian's Billiard Club of Worcester Limited Partnership, a Massachusetts limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Worcester, Inc., a Massachusetts corporation) is the general partner and owns a 25% interest. The remaining 75% of the limited partnership interest was sold for $850,000.

The limited partners will have the option to sell their units to the Company during the sixty day period after the transmittal to limited partners of the financial statements of the partnership for the twelve months ending December 31, 1998. If a limited partner exercises its option, the purchase price for the units will be paid partly in cash (50% of the purchase price) and partly in common stock of the Company (50% of the purchase price), with the stock to be valued at 80% of its market price. Assuming all limited partners elect to sell their units, the purchase price is five times 75% of the net profits of the partnership for the twelve months ending December 31, 1998, determined in accordance with generally accepted accounting principles, with a maximum purchase price equal to 200% of the price paid by the limited partners for their units. The Company has agreed to provide a right to the limited partners, for a limited time, to register the Company's common stock for sale to the public. The Company has guaranteed that owners of the units will receive distributions from the partnership equal to 8% per annum of their investment in the partnership from the close of escrow in connection with the sale of units until the sooner of the opening of the partnership's club or November 30, 1993, and 15% per annum of their investment in the partnership thereafter.

11.      MINORITY INTERESTS, CONTINUED

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF CHAMPAIGN-URBANA, LTD.

The Champaign-Urbana, Illinois club is owned by Jillian's Billiard Club of Champaign-Urbana Limited Partnership, an Illinois limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Champaign-Urbana, Inc., an Illinois corporation) is the general partner and owns a 43% interest. The remaining 57% of the limited partnership interest was sold for $325,000.

Limited partners, owning a 47% interest in the partnership, will have the option to sell their units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1996. If a limited partner exercises its option, the purchase price for the units will be partly in cash (15% of the purchase price) and partly in common stock of the Company (85% of the purchase price). Assuming all limited partners elect to sell their units, the purchase price would be five times 50% of the net income of the partnership multiplied by their respective limited partnership interest, for the twelve months ending December 31, 1996, determined in accordance with general accounting principles. The Company has agreed to provide a right to the limited partners for a limited time to register the Company's stock for sale to the public.

A 10% limited partner will have the option to sell its interest to the Company, the parent of the general partner, anytime after October 1, 1998. The Company has agreed to purchase the 10% interest at a price equal to 500% of the annualized cash flow of Jillian's Billiard Club of Champaign-Urbana, Ltd. times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on the average bid and asked prices for the ten trading days immediately prior to the limited partner exercising its option to sell its interest. The limited partner does not have a demand registration right.

If the limited partners do not exercise their right to sell, the Company has guaranteed that owners of the units will receive distributions from the partnership

11.      MINORITY INTERESTS, CONTINUED

equal to 140% of their investment over a six year period. The guarantee period will commence at the beginning of the first calendar quarter after the closing of the sale of units.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF ANNAPOLIS, LTD.

The Annapolis, Maryland club is owned by Jillian's Billiard Club of Annapolis Limited Partnership, a Maryland limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Annapolis, Inc., a Maryland corporation) is the general partner and owns a 79% interest. The remaining 21% of the limited partnership interest was sold for $133,084. The limited partners will have the option to sell their units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1997. If a limited partner exercises its option, the purchase price for the units will be partly in cash (15% of the purchase price) and partly in common stock of the Company (85% of the purchase price). Assuming all limited partners elect to sell their units, the purchase price would be four times 50% of the net income of the partnership multiplied by their respective limited partnership interest, for the twelve months ending December 31, 1997, determined in accordance with generally accepted accounting principles, with the maximum price being an amount equal to 100% of the investment of the limited partners in this offering. The Company has agreed to provide a right to the limited partners, for a limited time, to register the Company's common stock for sale to the public.

If the limited partners do not exercise their right to sell, the Company has guaranteed that owners of the units will receive distributions from the partnership equal to 140% of their investment over a six year period. The guarantee period will commence at the beginning of the first calendar quarter after the closing of the sale of units.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the

11.      MINORITY INTERESTS, CONTINUED

limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their options to sell their units to the Company in exchange for the Company's common stock.

The following is a summary of the limited partnerships terms:

                                        Minimum                        Percent of
                      Original          Annual              Purchase   Purchase Price
                      Investment by     Return       Put    Price      Payable in Cash/
                      Limited Partners  Guaranteed   Date   Multiple   Common Stock
                      ----------------  ----------   ----   --------   ------------

Cleveland Heights      $ 22,500             0      12/31/95   5(a)       100%/0%
Cleveland Heights       100,000             0       1/01/97   5            0%/100%
Worcester               850,000           15%(b)   12/31/98   5           50%/50%
Champaign               325,000        23.33%(c)   12/31/96   5           15%/85%
Champaign               100,000             0      10/01/98   5            0%/100%
Annapolis               133,084        23.33%(c)   12/31/97   4           15%/85%


- ----------------
(a)      Minimum return of original investment.
(b)      Minimum annual return guaranteed until put date.
(c) Minimum annual return guaranteed over a six-year period, assuming partners do not exercise their right to sell.

The minority interest at March 31, 1996 consisted of the following:

                                                                 1996
                                                                 ----
         Cleveland Heights Limited Partnership                $  113,532
         Worcester Limited Partnership                           632,930
         Champaign Limited Partnership                           446,974
         Annapolis Limited Partnership                           202,528
                                                              ----------
                  Total                                       $1,395,964
                                                              ==========

                                                                PRELIMINARY COPY

                      JILLIAN'S ENTERTAINMENT CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                              _____________, 1996


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.



                 The undersigned hereby appoints Steven L. Foster and Daniel M. Smith, and each of them as proxies, with full power of substitution in each, to represent and to vote all shares of common stock, par value $.001 per share (the "Common Stock") of Jillian's Entertainment Corporation (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Shareholders to be held on ___________, 1996, at __:__ _.m., Eastern Time, and all adjournments thereof, upon all matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement, dated __________, 1996, a copy of which has been received by the undersigned, as follows:



         1. To approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"), pursuant to which, among other matters (a) the Company will be merged with and into Newco, and Newco will be the surviving entity, and (b) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder that holds of record less than 101,000 shares of Common Stock and any Shareholder that holds of record at least 101,000 shares of Common Stock, at such Shareholder's election, will be converted into the right to receive cash of $0.50, without interest, other than certain employees of the Company and certain brokers or dealers.



                      / /       For           / /   Against       / /   Abstain

         2. GRANT AUTHORITY to vote upon such other matters as may properly come before the Special Meeting as Steven L. Foster and Daniel M. Smith determine are in the best interest of the Company.


                      / /       For           / /   Against       / /   Abstain



         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement. Any proxy heretofore given to vote said Common Stock is hereby revoked. The undersigned hereby ratify and confirm all that said proxy or any of their substitutes may lawfully do by virtue hereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS STATED.
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         Please complete, date and sign your name(s) as it appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing.
If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If Common Stock is held jointly, each Shareholder named should sign.


                                        Date:                 , 1996
                                              ----------------


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